As filed with the Securities and Exchange Commission on October 1, 2021.

Registration No. –333-259634

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

First Mid Bancshares, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6021	37-1103704
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

1421 Charleston Avenue, Mattoon, Illinois 61938; Telephone: (217) 234-7454

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph R. Dively

Chairman, President and Chief Executive Officer

First Mid Bancshares, Inc.

1421 Charleston Avenue

Mattoon, Illinois 61938

Telephone: (217) 258-0415

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jason Zgliniec, Esq.	Paul J. Cambridge, Esq.
Johnathan Duncan, Esq.	Joseph T. Porter, Jr., Esq.
Schiff Hardin LLP	Armstrong Teasdale LLP
233 S. Wacker Drive, Suite 7100	7700 Forsyth Blvd., Suite. 1800
Chicago, Illinois 60606	St. Louis, Missouri 63105
Telephone: (312) 258-5500	Telephone: (314) 621-5070

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company" in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY COPY—SUBJECT TO COMPLETION, DATED OCTOBER 1, 2021

______________________________

PROXY STATEMENT OF Delta Bancshares Company

______________________________

PROSPECTUS OF First Mid Bancshares, Inc.

______________________________

Merger Proposal—Your Vote Is Important

DEAR Delta Bancshares Company STOCKHOLDERS:

You are cordially invited to attend a special meeting of stockholders of Delta Bancshares Company, which will be held on October 28, 2021 at 3:00 p.m., local time at the Missouri Athletic Club West Clubhouse, 1777 Des Peres Rd., St. Louis, Missouri 63131.

At the meeting, you will be asked to approve the Agreement and Plan of Merger, dated July 28, 2021, as it may be amended from time to time (which we refer to as the “merger agreement”), among Delta Bancshares Company (“Delta”), First Mid Bancshares, Inc. (“First Mid”) and Brock Sub LLC, a newly formed wholly-owned subsidiary of First Mid (“Merger Sub”), that provides for First Mid’s acquisition of Delta through the merger of Delta with and into Merger Sub, with Merger Sub as the surviving entity and a wholly-owned subsidiary of First Mid (the “merger”). In the proposed merger, each issued and outstanding share of Delta common stock will be converted into, and become the right to receive $352.26 per share in cash without interest and 55.1061 shares of validly issued, fully paid and nonassessable shares of First Mid common stock, par value $4.00 per share stock (the “Stock Consideration”), together with cash in lieu of fractional shares, less any applicable taxes required to be withheld and subject to certain adjustments set forth in, and subject to the terms of, the merger agreement, and as described in detail in this proxy statement/prospectus. Additionally, Delta’s outstanding stock options will be fully vested upon consummation of the merger, and all outstanding Delta stock options that are unexercised prior to the effective time of the merger will be cashed out pursuant to the terms of the merger agreement.

While the final consideration amount calculated as of closing of the merger is not yet known at this time, based on the closing price of First Mid’s common stock of $39.90 on July 28, 2021, and the 41,420.3 shares of Delta common stock outstanding as of July 28, 2021, the date of the merger agreement (and the last trading day preceding the public announcement of the merger), and assuming approximately 581 equity award equivalent shares (which are shares of Delta common stock underlying the 581 outstanding Delta stock options being cashed out at the closing of the merger), Delta stockholders are expected to receive total aggregate merger consideration from First Mid of approximately $106 million, consisting of approximately $14.59 million in cash plus approximately $91.07 million in the form of First Mid common stock, subject to receipt of cash in lieu of fractional shares, plus approximately $500,000 in cash in consideration for outstanding Delta stock options cashed out at the closing of the merger.

The merger consideration is subject to potential adjustment in three circumstances. First, if the consolidated balance sheet delivered by Delta to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated shareholders’ equity less than $75,411,189 (as computed and adjusted in accordance with the merger agreement), for every $50,000 shortfall thereof, the cash consideration will be reduced by $1.21 per share. As of June 30, 2021, Delta’s consolidated stockholders’ equity as computed in accordance with generally accepted accounting principles (“GAAP”) was $75,411,189. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated stockholders’ equity included in the closing consolidated balance sheet to be less than $75,411,189. Second, if at any time during the five business day period commencing on the fifteenth business day preceding the closing date of the merger, the average closing price of a share of First Mid common stock is less than $31.42 and decreases by more than 20% in relation to the Nasdaq Bank Index, Delta will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section of the proxy statement/prospectus entitled “Description of the Merger Agreement—Merger Consideration”. Third, if, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares pursuant to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of Delta common stock with the same economic effect as contemplated by the merger agreement prior to such event.

Upon the effectiveness of the merger, each share of issued and outstanding Delta common stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each certificate formerly representing any share of Delta common stock and each uncertificated share registered to a holder on the stock transfer books of Delta shall thereafter represent only the right to receive the merger consideration described above and herein.

Upon closing of the merger, assuming no adjustment in the number of shares of First Mid common stock to be issued in the merger pursuant to the terms of the merger agreement, we expect that the former stockholders of Delta will own approximately 11.2% of First Mid’s issued and outstanding common stock.

First Mid’s common stock currently trades on the Nasdaq Global Select Market under the symbol “FMBH.” On September 29, 2021, the latest practicable date before the printing of this proxy statement/prospectus, the closing price of First Mid common stock was $41.07 per share. The shares of First Mid common stock issued pursuant to the merger will be registered under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and will trade on the Nasdaq Global Select Market. Delta’s common stock is not traded on any established public trading market.

We cannot complete the merger unless we obtain the necessary governmental approvals and unless the stockholders of Delta approve the merger agreement and the transactions contemplated therein. The board of directors of Delta has unanimously approved the merger and recommends that Delta’s stockholders vote “FOR” approval of the merger agreement and the transactions contemplated therein to be considered at the special meeting.

The place, date and time of the Delta stockholders’ meeting are as follows:

Missouri Athletic Club West Clubhouse

1777 Des Peres Rd.

St. Louis, Missouri 63131

October 28, 2021

3:00 p.m. Central time

This proxy statement/prospectus contains a more complete description of the Delta stockholders’ meeting and the terms of the merger. You may also obtain information about First Mid from documents that it has filed with the Securities and Exchange Commission (which we refer to as the “SEC”). We urge you to review this entire document carefully. This document also serves as the prospectus for up to 2,321,582 shares of First Mid common stock that may be issued by First Mid in connection with the merger.

Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend Delta’s stockholders’ meeting, please take the time to vote by following the voting instructions on the enclosed proxy form. Submitting a proxy now will not prevent you from being able to vote in person at Delta’s special meeting.

You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 18.

Thank you for your cooperation and continued support.

Sincerely,

Michael J. Ross Chairman and President Delta Bancshares Company

Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

This proxy statement/prospectus is dated          , 2021, and is first being mailed to Delta’s stockholders on or about          , 2021.

Delta Bancshares Company

2301 Market Street
St. Louis, Missouri 63103
(314) 621-0100

_____________________________________

Notice of Special Meeting of Stockholders

Date: October 28, 2021

Time: 3:00 p.m., local time

Place: Missouri Athletic Club West Clubhouse, 1777 Des Peres Rd., St. Louis, Missouri 63131

Dear Delta Stockholders:

NOTICE IS HEREBY GIVEN that Delta Bancshares Company (“Delta”) will hold a special meeting of stockholders on October 28, 2021 at 3:00 p.m., local time, at Missouri Athletic Club West Clubhouse, 1777 Des Peres Rd., St. Louis, Missouri 63131. The purpose of the meeting is to consider and vote on the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of July 28, 2021, among Delta, First Mid Bancshares, Inc. (“First Mid”) and Brock Sub LLC, a wholly-owned subsidiary of First Mid (“Merger Sub”), pursuant to which Delta will merge with and into Merger Sub with Merger Sub as the surviving entity and a wholly-owned subsidiary of First Mid, and the transactions contemplated therein;

•	the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein; and

•	to transact any other business that properly comes before the special meeting, or any adjournments or postponements thereof.

Holders of record of Delta common stock at the close of business on September 28, 2021 are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Delta common stock entitled to vote. Approval of the Delta proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the shares of Delta common stock present in person or represented by proxy and entitled to vote on the proposal.

The board of directors of Delta unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated therein, and “FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

Your vote is important. I encourage you to attend the meeting in person. Whether or not you plan to attend the meeting, please act promptly to vote your shares.  You may vote your shares by completing, signing and dating the proxy form and returning it by mail to the attention of Marilyn J. Oberkramer at Delta in the postage prepaid envelope provided, via fax to (314) 621-1267 or via email attachment to marilyn.oberkramer@jbt-stl.com.  Please review the instructions for each of your voting options described in this proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy. Submitting a proxy will ensure that your shares are represented at the meeting. We look forward with pleasure to seeing and visiting with you at the meeting.

You will be sent a letter of transmittal separately on a later date. Please do not send in your stock certificates at this time.

Under Missouri law, if the merger is completed, Delta stockholders of record who do not vote to approve the merger agreement, and otherwise comply with the applicable provisions of Missouri law pertaining to dissenting stockholders, will be entitled to exercise rights of appraisal and obtain payment for the fair value of their shares of Delta common stock. A copy of the section of the General and Business Corporation Law of Missouri pertaining to objecting stockholders’ rights of appraisal (also known as dissenters’ rights) is included as Appendix B to this proxy statement/prospectus.

By Order of the Board of Directors,

Michael J. Ross Chairman and President Delta Bancshares Company , 2021

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about First Mid from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Incorporation of Certain First Mid Documents by Reference” beginning on page 80. Delta has not incorporated any information into this proxy statement/prospectus by reference. You can obtain any of the documents filed with or furnished to the SEC by First Mid, free of charge, from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus by First Mid, free of charge, by contacting First Mid at the following address:

First Mid Bancshares, Inc.
1421 Charleston Avenue
Mattoon, Illinois 61938 Attention: Investor Relations
Telephone: (217) 258-0463

The section of this proxy statement/prospectus entitled “Where You Can Find More Information” beginning on page 79 has additional information about obtaining copies of documents that First Mid has filed or furnished to the SEC.

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the Delta special meeting. This means that documents must be requested by October 21, 2021 in order to receive them before the Delta special meeting.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by First Mid (File No. 333-259634), constitutes a prospectus of First Mid under Section 5 of the Securities Act, with respect to the shares of common stock, par value $4.00 per share, of First Mid, which we refer to as “First Mid common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of July 28, 2021, by and among First Mid, Merger Sub and Delta, as it may be amended from time to time, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of Delta under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the special meeting of stockholders at which Delta stockholders will be asked to consider and vote upon (a) the proposal to approve the merger agreement and the transactions contemplated therein, and (b) the proposal to adjourn or postpone the Delta special meeting, if necessary or appropriate, for among other reasons, the solicitation of additional proxies.

First Mid has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to First Mid, and Delta has supplied all information contained in this proxy statement/prospectus relating to Delta. Delta has not incorporated any information into this proxy statement/prospectus by reference.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated           , 2021, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to Delta stockholders nor the issuance by First Mid of shares of First Mid common stock in connection with the merger will create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

-i-

(continued)

-ii-

(continued)

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the Delta special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	What is the proposed transaction?

A:	You are being asked to vote on the approval of a merger agreement that provides for the acquisition of Delta by First Mid through the merger of Delta with and into a wholly-owned subsidiary of First Mid (which we refer to as “Merger Sub”), with Merger Sub as the surviving entity. The merger is anticipated to be completed in late 2021. Following the completion of the merger, Merger Sub will be merged with and into First Mid, with First Mid as the surviving entity. At a time to be determined by First Mid, First Mid will cause the merger of Jefferson Bank and Trust Company, a Missouri chartered bank and wholly-owned subsidiary of Delta (“Jefferson Bank”), with and into First Mid Bank & Trust, N.A., a nationally chartered bank and wholly-owned bank subsidiary of First Mid (“First Mid Bank”) (which we refer to as the “bank merger”), with First Mid Bank being the surviving entity. At such time, Jefferson Bank’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate Jefferson Bank and First Mid Bank as separate bank subsidiaries.

Q:	What will Delta stockholders be entitled to receive in the merger?

A:	If the merger is completed, each share of Delta common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Delta as treasury stock and any dissenting shares), will be converted into the right to receive $352.26 per share in cash without interest and 55.1061 shares of validly issued, fully paid and nonassessable shares of First Mid common stock (the “Stock Consideration”), subject to certain adjustments as set forth in, and subject to the terms of, the merger agreement. Additionally, Delta’s outstanding stock options will be fully vested upon consummation of the merger, and all outstanding Delta stock options that are unexercised prior to the effective time of the merger will be cashed out pursuant to the terms of the merger agreement.

While the final consideration amount calculated as of closing of the merger is not yet known at this time, based on the closing price of First Mid’s common stock of $39.90 on July 28, 2021, and the 41,420.3 shares of Delta common stock outstanding as of July 28, 2021, the date of the merger agreement (and the last trading day preceding the public announcement of the merger), and assuming approximately 581 equity award equivalent shares (which are shares of Delta common stock underlying the 581 outstanding Delta stock options being cashed out at the closing of the merger), Delta stockholders are expected to receive total aggregate merger consideration from First Mid of approximately $106 million, consisting of: approximately $14.59 million in cash plus approximately $91.07 million in the form of First Mid common stock, subject to receipt of cash in lieu of fractional shares, plus approximately $500,000 in cash in consideration for outstanding Delta stock options cashed out at the closing of the merger. Only whole shares of First Mid common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares in an amount, rounded to the nearest whole cent, determined by multiplying the Closing First Mid Common Stock Price (defined below) by the fractional share of First Mid common stock to which such former holder of Delta common stock would otherwise be entitled. Shares of Delta common stock held by Delta stockholders who elect to exercise their dissenters’ rights (which we refer to as “dissenting shares”) will not be converted into merger consideration.

Q:	Will Delta stockholders receive stock certificates representing the shares of First Mid common stock that they receive as stock consideration?

A:	No. Stock consideration will be issued as book-entry shares of First Mid common stock. If you receive stock consideration in the merger and would prefer to hold your First Mid common stock in certificated form, following completion of the merger, you may request stock certificates from the Exchange Agent.
1

Q:	Is the merger consideration subject to adjustment?

A:	The merger consideration is subject to potential adjustment in three circumstances. First, if the consolidated balance sheet delivered by Delta to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated shareholders’ equity less than $75,411,189 (as computed and adjusted in accordance with the merger agreement), for every $50,000 shortfall thereof, the cash consideration will be reduced by $1.21 per share. As of June 30, 2021, Delta’s consolidated stockholders’ equity as computed in accordance with generally accepted accounting principles (“GAAP”) was $75,411,189. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated stockholders’ equity included in the closing consolidated balance sheet to be less than $75,411,189. Second, if at any time during the five business day period commencing on the fifteenth business day preceding the closing date of the merger, the average closing price of a share of First Mid common stock is less than $31.42 and decreases by more than 20% in relation to the Nasdaq Bank Index, Delta will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section of the proxy statement/prospectus entitled “Description of the Merger Agreement—Merger Consideration”. Third, if, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares pursuant to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of Delta common stock with the same economic effect as contemplated by the merger agreement prior to such event.

Q:	What is the value of the per share merger consideration?

A:	The per share value of the merger consideration constituting cash is $352.26. The per share value of the merger consideration constituting First Mid common stock to be received by Delta stockholders will fluctuate as the market price of First Mid common stock fluctuates before the completion of the merger. This price will not be known at the time of the Delta special meeting and may be more or less than the current price of First Mid common stock or the price of First Mid common stock at the time of the special meeting. Based on the closing stock price of First Mid common stock on the Nasdaq Global Select Market on July 28, 2021, the last trading day preceding the public announcement of the merger, of $39.90, the implied value of the per share merger consideration constituting First Mid common stock was $2,198.73. Based on the closing stock price of First Mid common stock on the Nasdaq Global Select Market on September 29, 2021, the latest practicable date before the mailing of this proxy statement/prospectus, of $41.07, the value of the per share merger consideration constituting First Mid common stock was $2,263.21. We urge you to obtain current market quotations for shares of First Mid common stock.

Q:	How will Delta stock options be treated in the merger?

A:	Delta’s outstanding stock options will be fully vested upon the effective time of the merger, and all outstanding Delta stock options that are unexercised prior to the effective time of the merger will be automatically cancelled and the holder of such Delta stock option will receive a cash payment (without interest) equal to the product of (a) the excess, if any, of (i) $352.26, plus (ii) the Closing First Mid Common Stock Price multiplied by the Stock Consideration that would otherwise be payable for each share of Delta common stock issuable had each such option been exercised immediately prior to the closing of the merger, minus (iii) the exercise price per share of such Delta stock option, and (b) the number of shares of Delta common stock issuable upon exercise of such Delta stock option (we refer to this amount as the “option consideration”). “Closing First Mid Common Stock Price” means the weighted average of the daily closing sales prices of a share of First Mid common stock as reported on the Nasdaq Global Select Market for the ten consecutive trading days immediately preceding the closing date. As of the effective time of the merger, all Delta stock options, whether or not vested or exercisable, will no longer be outstanding and shall automatically cease to exist, and the holder of Delta stock options will cease to have any rights with respect to such Delta stock option, except the right to receive the option consideration; provided that, if the exercise price of such Delta stock option is equal to or greater than the aggregate of clauses (a)(i) and (a)(ii) above, such Delta stock option shall be cancelled without any payment of option consideration being made. The option consideration will be paid in cash.
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Q:	Why do Delta and First Mid want to engage in the merger?

A:	Delta believes that the merger will provide Delta stockholders with substantial benefits, and First Mid believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see “The Merger—Delta’s reasons for the merger and recommendation of the board of directors” on page 33 and “The Merger—First Mid’s reasons for the merger” on page 48.

Q:	In addition to approving the merger agreement, what else are Delta stockholders being asked to vote on?

A:	In addition to the merger agreement and the transactions contemplated therein, Delta is also soliciting proxies from holders of its common stock with respect to a proposal to adjourn the Delta special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. Completion of the merger is not conditioned upon approval of the Delta adjournment proposal.

Q:	What does the Delta board of directors recommend?

A:	Delta’s board of directors has determined that the merger agreement and the transactions contemplated therein are in the best interests of Delta and its stockholders. Delta’s board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated therein, and “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. To review the reasons for the merger in more detail, see “The Merger—Delta’s reasons for the merger and recommendation of the board of directors” on page 33.

Q:	Do any of Delta’s executive officers or directors have interests in the merger that may differ from those of the Delta stockholders?

A:	The interests of some of the directors and executive officers of Delta may be different from those of Delta stockholders, and the directors and officers of Delta may be participants in arrangements that are different from, or are in addition to, those of Delta stockholders. The members of the Delta’s board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that Delta’s common stockholders vote in favor of adopting the merger agreement. See “The Merger-Interests of certain persons in the merger” on page 50.

Q:	What vote is required to approve each proposal at the Delta special meeting?

A:	Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Delta common stock entitled to vote. As described on page 61, pursuant to a voting agreement entered into by Delta’s directors and executive officers, beneficial owners of approximately 59% of the shares of Delta common stock, Delta’s directors and executive officers have agreed to vote in favor of the merger in accordance with the terms that agreement. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement. Approval of the Delta proposal to adjourn the special meeting requires the affirmative vote of a majority of the shares of Delta common stock present in person or represented by proxy and entitled to vote on the adjournment. Abstentions will have the same effect as a vote against the proposal to adjourn the special meeting, while shares not voted and broker non-votes will have no effect on the outcome of the proposal to adjourn the special meeting.
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Q:	Why is my vote important?

A:	The merger cannot be completed unless the merger agreement is approved by Delta stockholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your broker, bank or other fiduciary with voting instructions, as applicable, this will have the same effect as a vote against the approval of the merger agreement. The board of directors of Delta unanimously recommends that Delta’s stockholders vote for “FOR” the proposal to approve the merger agreement.

Q:	What do I need to do now? How do I vote?

A:	You may vote at the special meeting if you own shares of Delta common stock of record at the close of business on the record date for the special meeting, September 28, 2021. Please review the instructions for each of your voting options described on your proxy form. After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote or submit your proxy to vote by a method described on your proxy form. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Q:	How will my proxy be voted?

A:	If you properly submit your proxy to vote by a method described on your proxy form, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted “FOR” approval of the merger agreement and the other proposals in the notice of the special meeting of the stockholders for Delta, as appropriate.

Q:	Can I revoke my proxy and change my vote?

A:	You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of Delta, as appropriate, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:	Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:	Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 18.

Q:	What if I oppose the merger? Do I have dissenters’ rights?

A:	Delta stockholders may assert appraisal rights (also referred to as dissenters’ rights) in connection with the merger and, upon complying with the requirements of the General and Business Corporation Law of Missouri (which we refer to as the “GBCLM”), receive cash in the amount of the “fair value” of their shares of Delta common stock instead of the merger consideration. This “fair value” could be more than the merger consideration but could also be less. See “The Merger—Delta stockholder dissenters’ rights.” A copy of the applicable section of the GBCLM is attached as Appendix B to this document.

Q:	What are the material tax consequences of the merger to U.S. holders of Delta Common Stock?

A:	Each of Schiff Hardin LLP and Armstrong Teasdale LLP have delivered opinions, dated September 17, 2021, to the effect that the merger qualifies as a “reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Internal Revenue Code”). In addition, the completion of the merger is conditioned on receipt of a tax opinion from each of Schiff Hardin LLP and Armstrong Teasdale LLP, dated as of the closing date, to the same effect as the opinions described in the preceding sentence. However, neither Delta nor First Mid has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. Delta stockholders will recognize gain, but not loss, if they exchange their Delta shares for a combination of First Mid common stock and cash, but their taxable gain in that case will not exceed the cash they receive in the merger. The tax consequence of the merger to each Delta stockholder will depend on such Delta stockholder’s own situation. You should consult with your tax advisor for the specific tax consequences of the merger to you. See “Material U.S. Federal Income Tax Consequences of the Merger” on page 54.
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Q:	When and where is the Delta special meeting?

A:	The Delta special meeting will take place on October 28, 2021, at 3:00 p.m. local time, at the Missouri Athletic Club West Clubhouse, 1777 Des Peres Rd., St. Louis, Missouri 63131.

Q:	Who may attend the Delta special meeting?

A:	Only Delta stockholders on the record date, which is September 28, 2021, may attend the special meeting. If you are a stockholder of record, you will need to present the proxy form that you received or another proof of identification in order to be admitted into the meeting.

Q:	Should I send in my Delta stock certificates now?

A:	No. First Mid has engaged Computershare Trust Company, N.A. (who we refer to as the exchange agent) to act as its exchange agent to handle the exchange of Delta common stock for the merger consideration. As promptly as practicable after the closing date, the exchange agent will mail to each Delta certificated record holder, other than dissenting stockholders, a letter of transmittal for use in the exchange with instructions explaining how to surrender Delta common stock certificates to the exchange agent. Holders of Delta common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Do not send your stock certificates with your proxy card.

Q:	Whom may I contact if I cannot locate my Delta stock certificate(s)?

A:	If you are unable to locate your original Delta stock certificate(s), you should follow the instructions set forth in the letter of transmittal that will be mailed to you within two (2) business days of the closing date with respect to lost certificates.

Q:	What should I do if I hold my shares of Delta common stock in book-entry form?

A:	You should follow the instructions set forth in the letter of transmittal that will be mailed to you within two (2) business days of the closing date with respect to shares of Delta common stock held in book-entry form..

Q:	What should I do if I receive more than one set of voting materials?

A:	Delta stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy forms or voting instruction cards. For example, if you hold shares of Delta common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If your shares of Delta common stock are registered in more than one name, you may receive more than one proxy form. All joint owners must sign the proxy form. Please complete, sign, date and return each proxy form and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Delta common stock that you own.

Q:	When is the merger expected to be completed?

A:	We will try to complete the merger as soon as reasonably possible. Before that happens, the merger agreement must be approved by stockholders of Delta and we must obtain the necessary regulatory approvals. Assuming Delta stockholders vote to approve the merger and adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in late 2021. See “Description of the Merger Agreement—Conditions to completion of the merger” on page 66.
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Q:	Is completion of the merger subject to any conditions besides stockholder approval?

A:	Yes. The transaction must receive the required regulatory approvals and there are other standard closing conditions that must be satisfied. See “Description of the Merger Agreement—Conditions to completion of the merger” on page 66.

Q:	What happens if the merger is not completed?

A:	Neither Delta nor First Mid can assure you of when or if the merger will be completed. If the merger is not completed, Delta stockholders will not receive any consideration for their shares of Delta common stock and will continue to be holders of Delta common stock. Each of Delta and First Mid will remain independent companies. Under certain circumstances, Delta may be required to pay First Mid a fee with respect to the termination of the merger agreement, as described under “Description of the Merger Agreement—Termination fee” on page 69.

Q:	Who can answer my other questions?

A:	If you have more questions about the merger you should contact John Dulle, Executive Vice President, at (314) 621-0100. If you have more questions about how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact Marilyn Oberkramer, corporate secretary, at (314) 621-0100.

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SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the appendices and the documents referred to or incorporated in this proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. See “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on pages 80 and 79 respectively.

Information about First Mid and Delta

First Mid Bancshares, Inc.

1421 Charleston Avenue

Mattoon, Illinois 61938

Telephone: (217) 258-0463

First Mid Bancshares, Inc., formerly known as First Mid-Illinois Bancshares, Inc., is a Delaware corporation and registered financial holding company. First Mid is engaged in the business of banking through its wholly-owned subsidiaries, First Mid Bank & Trust, N.A., a nationally chartered commercial bank headquartered in Mattoon, Illinois and formerly known as First Mid-Illinois Bank & Trust, N.A. (“First Mid Bank”). First Mid also offers insurance products and services to customers through its wholly-owned subsidiary, First Mid Insurance Group, Inc. First Mid offers trust, farm services, investment services, and retirement planning through its wholly-owned subsidiary, First Mid Wealth Management Company. First Mid also wholly owns a captive insurance company, First Mid Captive, Inc. In addition, First Mid also wholly owns three statutory business trusts, First Mid-Illinois Statutory Trust II, Clover Leaf Statutory Trust I, and FBTC Statutory Trust I, all of which are unconsolidated subsidiaries of First Mid.

As of June 30, 2021, First Mid had total assets of approximately $5.8 billion, total gross loans, including loans held for sale, of approximately $3.8 billion, total deposits of approximately $4.7 billion and total stockholders’ equity of approximately $616 million.

Merger Sub is a Delaware limited liability company and a wholly-owned subsidiary of First Mid formed on July 13, 2021, for the purpose of effecting the merger, pursuant to the merger agreement.

First Mid common stock is traded on the Nasdaq Global Select Market under the ticker symbol “FMBH.”

Delta Bancshares Company

2301 Market Street

St. Louis, Missouri 63103

(314) 621- 0100

Delta, headquartered in St. Louis, Missouri, is a Missouri corporation and a privately-held, $697 million asset bank holding company for its wholly-owned subsidiary, Jefferson Bank and Trust Company (“Jefferson Bank”), which provides community banking services primarily in the St. Louis metropolitan area, and surrounding counties.

As of June 30, 2021, Delta had total assets of approximately $697,035,076; total gross loans of approximately $484,037,459; total deposits of approximately $545,481,162; and total stockholders’ equity of approximately $75,411,189.

Delta’s common stock is not traded on any established public trading market.

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The merger and the merger agreement (See page 58)

First Mid’s acquisition of Delta is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, Delta will merge with and into Merger Sub, a wholly-owned subsidiary of First Mid, and Merger Sub will be the surviving entity. The separate corporate existence of Delta will terminate as a result of the merger. The merger is anticipated to be completed in late 2021. Following the completion of the merger, Merger Sub will be merged with and into First Mid, with First Mid as the surviving entity. At a time to be determined by First Mid, First Mid will cause the merger of Jefferson Bank with and into First Mid Bank, with First Mid Bank being the surviving entity. At such time, Jefferson Bank’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate Jefferson Bank and First Mid Bank as separate bank subsidiaries.

The merger agreement is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What Delta stockholders will receive as consideration in the merger (See page 58)

If the merger is completed, each share of Delta common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Delta as treasury stock and any dissenting shares) will be converted into the right to receive, per share of Delta common stock, $352.26 in cash without interest and 55.1061 of First Mid common stock (the “Stock Consideration”), subject to certain adjustments set forth in the merger agreement. While the final consideration amount calculated as of closing of the merger is not yet known at this time, based on the closing price of First Mid’s common stock of $39.90 on July 28, 2021, and the 41,420.3 shares of Delta common stock outstanding as of July 28, 2021, the date of the merger agreement (and the last trading day preceding the public announcement of the merger), and assuming approximately 581 equity award equivalent shares (which are shares of Delta common stock underlying the 581 outstanding Delta stock options being cashed out at the closing of the merger), Delta stockholders are expected to receive total aggregate merger consideration from First Mid of approximately $106 million, consisting of: approximately $14.59 million in cash plus approximately $91.07 million in the form of First Mid common stock, subject to receipt of cash in lieu of fractional shares, plus $500,000 in cash in consideration for outstanding Delta stock options cashed out at the closing of the merger. Cash will be paid instead of any fractional shares in an amount, rounded to the nearest whole cent, determined by multiplying the Closing First Mid Common Stock Price by the fractional share of First Mid common stock to which such former holder would otherwise be entitled. Shares of Delta common stock held by Delta stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.

Potential adjustment of merger consideration (See page 58)

The merger consideration is subject to potential adjustment in three circumstances. First, if the consolidated balance sheet delivered by Delta to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated shareholders’ equity less than $75,411,189 (as computed and adjusted in accordance with the merger agreement), for every $50,000 shortfall thereof, the cash consideration will be reduced by $1.21 per share. As of June 30, 2021, Delta’s consolidated stockholders’ equity as computed in accordance with generally accepted accounting principles (“GAAP”) was $75,411,189. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated stockholders’ equity included in the closing consolidated balance sheet to be less than $75,411,189. Second, if at any time during the five business day period commencing on the fifteenth business day preceding the closing date of the merger, the average closing price of a share of First Mid common stock is less than $31.42 and decreases by more than 20% in relation to the Nasdaq Bank Index, Delta will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section of the proxy statement/prospectus entitled “Description of the Merger Agreement—Merger Consideration”. Third, if, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares pursuant to any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of Delta common stock with the same economic effect as contemplated by the merger agreement prior to such event.

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Treatment of Delta stock options (See page 60)

Delta’s outstanding stock options will be fully vested upon the effective time of the merger, and all outstanding Delta stock options that are unexercised prior to the effective time of the merger will be automatically cancelled and the holder of such Delta stock option will receive a cash payment (without interest) equal to the product of (a) the excess, if any, of (i) $352.26, plus (ii) the Closing First Mid Common Stock Price multiplied by the Stock Consideration that would otherwise be payable for each share of Delta common stock issuable had each such option been exercised immediately prior to the closing of the merger, minus (iii) the exercise price per share of such Delta stock option, and (b) the number of shares of Delta common stock issuable upon exercise of such Delta stock option (we refer to this amount as the “option consideration”). “Closing First Mid Common Stock Price” means the weighted average of the daily closing sales prices of a share of First Mid common stock as reported on the Nasdaq Global Select Market for the ten consecutive trading days immediately preceding the closing date. As of the effective time of the merger, all Delta stock options, whether or not vested or exercisable, will no longer be outstanding and shall automatically cease to exist, and the holder of Delta stock options will cease to have any rights with respect to such Delta stock option, except the right to receive the option consideration; provided that, if the exercise price of such Delta stock option is equal to or greater than the aggregate of clauses (a)(i) and (a)(ii) above, such Delta stock option shall be cancelled without any payment of option consideration being made. The option consideration will be paid in cash.

Material U.S. federal income tax consequences of the merger (See page 54)

Delta stockholders will recognize gain, but not loss, if they exchange their Delta shares for a combination of First Mid common stock and cash, but their taxable gain in that case will not exceed the cash they receive in the merger. The tax consequences of the merger to each Delta stockholder will depend on such Delta stockholder’s own situation. Delta stockholders should consult with their own tax advisors for a full understanding of the tax consequences of the merger to them. Each of Schiff Hardin LLP and Armstrong Teasdale LLP have delivered tax opinions, dated September 17, 2021, to the effect that the merger qualifies as a reorganization under Section 368(a) of the Internal Revenue Code. In addition, the completion of the merger is conditioned on receipt of a tax opinion from each of Schiff Hardin LLP and Armstrong Teasdale LLP, dated the closing date, to the same effect as the opinions described in the preceding sentence. The opinions will not bind the Internal Revenue Service, which could take a different view.

See “Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the tax consequences of the merger.

Opinion of financial advisor to Delta (See page 35)

Delta retained Piper Sandler & Co. (which we refer to as “Piper Sandler”) to act as financial advisor to the Delta board of directors in connection with a potential transaction. At the July 28, 2021, meeting of the Delta board of directors, a representative of Piper Sandler rendered Piper Sandler’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the Delta board of directors, dated July 28, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion, the merger consideration was fair, from a financial point of view, to the holders of Delta’s outstanding common stock.

The full text of Piper Sandler’s opinion, dated July 28, 2021, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix D to this proxy statement/prospectus. Piper Sandler provided its opinion for the information and assistance of the Delta board of directors (solely in its capacity as such) in connection with and for the purposes of its consideration of the merger and the opinion only addressed the fairness, from a financial point of view, of the consideration to be received by the holders of Delta common stock pursuant to the merger to such holders.  Piper Sandler’s opinion did not address any other terms or aspect of the merger agreement or the merger contemplated thereby. Piper Sandler’s opinion does not constitute a recommendation to the Delta board of directors or any holder of Delta common stock as to how the board of directors, such stockholder or any other person should act, vote or make any election with respect to the merger agreement, the merger or any other matter.

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Delta’s reasons for the merger; board recommendation to Delta’s stockholders (See page 33)

Delta’s board of directors believes that the merger agreement and the transactions contemplated therein are in the best interests of Delta and its stockholders. In particular, the board believes that First Mid’s commitment to the community and the opportunity to provide Delta’s customers with access to a larger banking network and an expanded array of services are particularly important. In addition, First Mid’s size offers greater opportunities to deal with customer expectations related to technology, address increasing regulatory requirements and effectively compete in an environment with changing marketplace demographics and untaxed credit union competition. Delta’s board of directors unanimously recommends that Delta stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” adjournment of the Delta special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. See the section entitled “The Merger—Delta’s reasons for the merger and recommendation of the board of directors” beginning on page 33 of this proxy statement/prospectus.

Interests of officers and directors of Delta in the merger may be different from, or in addition to, yours (See page 50)

The interests of some of the directors and executive officers of Delta may be different from those of Delta stockholders, and the directors and officers of Delta may be participants in arrangements that are different from, or are in addition to, those of Delta stockholders. The members of the Delta board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that Delta’s common stockholders vote in favor of adopting the merger agreement. See “The Merger—Interests of certain persons in the merger” on page 50.

Delta stockholders will have dissenters’ rights in connection with the merger (See page 51)

Delta stockholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the GBCLM, receive cash in the amount of the “fair value” of their shares of Delta common stock instead of the merger consideration. This “fair value” could be more than the merger consideration but could also be less. See “The Merger—Delta stockholder dissenters’ rights” on page 51.

A copy of the applicable sections of the GBCLM is attached as Appendix B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

The merger and the performance of the combined company are subject to a number of risks (See page 18)

There are a number of risks relating to the merger and to the businesses of First Mid, Delta and the combined company following the merger. See the “Risk Factors” beginning on page 18 of this proxy statement/prospectus for a discussion of these and other risks relating to the merger. You should also consider the other information in this proxy statement/prospectus and the documents First Mid has filed with the SEC and which are incorporated by reference into this proxy statement/prospectus. See “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on page 80 and 79, respectively, of this proxy statement/prospectus.

Delta stockholder approval will be required to complete the merger and approve the other proposals set forth in the notice (See page 27)

Approval by Delta’s stockholders at Delta’s special meeting of stockholders on October 28, 2021 is required to complete the merger. The presence, in person or by proxy, of a majority of the shares of Delta common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Delta common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal listed in the notice. Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Delta common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the merger proposal. Approval of the proposal to adjourn the special meeting requires the affirmative vote of a majority of the shares of Delta common stock present in person or represented by proxy and entitled to vote. Abstentions will have the same effect as a vote against the proposal to adjourn the special meeting, while shares not voted and broker non-votes will have no effect on the outcome of the proposal to adjourn the special meeting. As of the record date of September 28, 2021, Delta directors and executive officers held approximately 59% of the outstanding shares of Delta common stock entitled to vote at the special meeting. As described on page 61, pursuant to a voting agreement entered into by Delta’s directors and executive officers, beneficial owners of approximately 59% of the shares of Delta common stock, Delta’s directors and executive officers have agreed to vote in favor of the merger in accordance with the terms that agreement.

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Completion of the merger is subject to regulatory approvals (See page 66)

The merger cannot proceed without obtaining all requisite regulatory approvals. First Mid and Delta have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Mid and Delta is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”) and the Missouri Division of Finance (which we refer to as the “MO DOF”). First Mid submitted applications with the Federal Reserve and the MO DOF on September 3, 2021, seeking the necessary approvals. The merger may not be consummated until at least 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.

At a date following the completion of the merger, First Mid intends to merge Jefferson Bank with and into First Mid Bank, with First Mid Bank as the surviving bank. The bank merger will be subject to approval by the Office of the Comptroller of the Currency (which we refer to as the “OCC”). First Mid intends to file an application with the OCC seeking this approval in the near future.

While First Mid knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to consummate the merger and the bank merger will be obtained or obtained in a timely manner.

Conditions to the merger (See page 66)

Closing Conditions for the Benefit of First Mid. First Mid’s obligations to close the merger are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Delta in the merger agreement as of the closing date of the merger, except as otherwise set forth in the merger agreement;

•	performance by Delta in all material respects of its obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of Delta stockholders;

•	execution and delivery of the articles of merger, in form suitable for filing with the Missouri Secretary of State and the Delaware Secretary of State;

•	no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

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•	receipt of all necessary regulatory approvals;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	receipt of a certificate signed on behalf of Delta certifying (i) the accuracy of the representations and warranties of Delta in the merger agreement and (ii) performance by Delta in all material respects of its obligations under the merger agreement;

•	receipt of a tax opinion from its tax counsel that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and Delta will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

•	receipt of a consolidated balance sheet for Delta and its subsidiaries as of the last day of the month preceding the closing date of the merger (subject to certain timing changes); and

•	no material adverse change in Delta or business conduct by Delta and its subsidiaries, taken as a whole since July 28, 2021.

Closing Conditions for the Benefit of Delta. Delta’s obligations to close the merger are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement as of the closing date of the merger, except as otherwise set forth in the merger agreement;

•	performance by each of First Mid and Merger Sub in all material respects of their respective obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of Delta stockholders;

•	execution and delivery of the articles of merger, in form suitable for filing with the Missouri Secretary of State and Delaware Secretary of State;

•	no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals and certain third party consents;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	receipt of a certificate signed on behalf of First Mid certifying (i) the accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement and (ii) performance by each of First Mid and Merger Sub in all material respects of its respective obligations under the merger agreement;

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•	receipt of a tax opinion from its tax advisor that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and Delta will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

•	no material adverse change in First Mid since July 28, 2021.

How the merger agreement may be terminated by First Mid and Delta (See page 68)

First Mid and Delta may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Mid or Delta may terminate the merger agreement as follows:

•	any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or issued a final nonappealable order that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to perform or observe the covenants of the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•	the merger is not completed by April 28, 2022 (which we refer to as the “outside date”), provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date;

•	approval of the Delta stockholders necessary for the merger is not obtained; or

•	any state or federal law, rule or regulation is adopted or issued and becomes effective and has the effect of prohibiting the merger.

In addition, Delta may terminate the merger agreement as follows:

•	if Delta is not in material breach of the merger agreement, and any of the representations or warranties of First Mid are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by First Mid of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to First Mid from Delta;

•	prior to Delta’s meeting of stockholders, in order to enter into an agreement with respect to an unsolicited superior proposal from a third party, provided that First Mid be provided with an opportunity, pursuant to procedures set forth in the merger agreement, to make an offer that is more favorable to the Delta stockholders, and further provided that the termination fee is paid by Delta to First Mid; or

•	if at any time during the five business day period commencing on the fifteenth business day immediately preceding the effective time of the merger, the average closing price of a share of First Mid common stock is less than $31.42 and decreases by more than 20% in relation to the Nasdaq Bank Index, Delta will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section entitled “The Merger Agreement—Merger Consideration.”

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In addition, First Mid may terminate the merger agreement as follows:

•	if First Mid is not in material breach of the merger agreement, and any of the representations or warranties of Delta are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by Delta of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to Delta from First Mid; or

•	prior to Delta’s stockholders meeting if Delta’s board of directors (i) approves or recommends, or proposes publicly to approve or recommend, any acquisition of Delta by a third-party, and/or permits Delta to enter into an acquisition agreement with a third party or (ii) recommends that the stockholders of Delta tender their shares of Delta common stock in an tender offer or exchange offer for Delta common stock has commenced (other than by First Mid or its affiliates) or fails to recommend rejection of such offer within ten business days after its commencement.

A termination fee may be payable by Delta under some circumstances (See page 69)

Delta has agreed to pay First Mid a termination fee of $3,090,000 if the merger agreement is terminated under certain circumstances, including if First Mid terminates the merger agreement because Delta breaches its covenant not to solicit an acquisition proposal from a third party or if Delta terminates the merger agreement in order to enter into an agreement for a superior proposal.

Voting agreement (See page 61)

On July 28, 2021, the directors of Delta agreed to vote all of their shares of Delta common stock in favor of the merger agreement at the special meeting of Delta stockholders. The voting agreement covers 24,429.62 shares of Delta common stock, constituting approximately 59% of Delta’s outstanding shares of common stock as of July 28, 2021. This voting agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Appendix C.

Accounting treatment of the merger (See page 49)

For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”).

Certain differences in First Mid stockholder rights and Delta stockholder rights (See page 73)

Because they will receive First Mid common stock, Delta stockholders will become First Mid stockholders as a result of the merger. Their rights as stockholders after the merger will be governed by First Mid’s certificate of incorporation and bylaws. The rights of First Mid stockholders are different in certain respects from the rights of Delta’s stockholders. The material differences are described later in this proxy statement/prospectus.

Management of First Mid after the merger (See page 70)

The First Mid executive officers will remain the same following the merger. Delta will be merged with and into Merger Sub, the sole member of which is First Mid.

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First Mid shares will be listed on Nasdaq (See page 70)

The shares of First Mid common stock to be issued pursuant to the merger will be listed on the Nasdaq Global Select Market under the symbol “FMBH.”

Risk Factors (See page 18)

You should consider all the information contained or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented. In particular, you should consider the factors described under “Risk Factors.”

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF FIRST MID

The following table summarizes selected historical consolidated financial data of First Mid for the periods and as of the dates indicated. This information has been derived from First Mid’s consolidated financial statements filed with the SEC. Historical financial data as of and for the six months ended June 30, 2021 and June 30, 2020 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of First Mid. You should not assume the results of operations for past periods and for the six months ended June 30, 2021 and June 30, 2020 indicate results for any future period.

You should read this information in conjunction with First Mid’s consolidated financial statements and related notes thereto included in First Mid’s Annual Report on Form 10-K for the year ended December 31, 2020, and in First Mid’s Quarterly Report on Form 10-Q for the six months ended June 30, 2021, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” beginning on pages 80 and 79, respectively, of this proxy statement/prospectus.

	(Unaudited)
	As of and for six months
	ended June 30,		As of and for year ended December 31,
(in thousands, except per share data)	2021	2020	2020	2019	2018	2017	2016
Results of Operations
Interest income	$87,451	$70,276	$144,141	$149,721	$124,565	$99,555	$75,496
Interest expense	7,940	8,821	16,729	24,047	12,827	6,482	4,292
Net interest income	79,511	61,455	127,412	125,674	111,738	93,073	71,204
Provision for loan losses	11,576	11,617	16,103	6,433	8,667	7,462	2,826
Net interest income after provision for loan losses	67,935	49,838	111,309	119,241	103,071	85,611	68,378
Other income	36,033	30,395	59,520	56,017	35,414	30,336	26,912
Other expense	83,613	53,829	111,087	111,992	89,980	74,221	61,510
Income before income taxes	20,355	26,404	59,742	63,266	48,505	41,726	33,780
Income taxes	4,025	6,268	14,472	15,323	11,905	15,042	11,940
Net income	16,330	20,136	45,270	47,943	36,600	26,684	21,840
Preferred stock dividends	-	-	-	-	-	-	825
Net income available to common stockholders	16,330	20,136	45,270	47,943	36,600	26,684	21,015
Balance Sheet Items
Total assets	$5,790,582	$4,458,311	$4,726,348	$3,839,426	$3,839,734	$2,841,539	$2,884,535
Total gross loans, including loans held for sale	3,796,304	3,205,262	3,138,419	2,695,347	2,644,519	1,939,501	1,825,992
Deposits	4,739,322	3,385,827	3,692,784	2,917,366	2,988,686	2,274,639	2,329,887
Total liabilities	5,174,516	3,909,038	4,158,120	3,312,817	3,363,870	2,533,575	2,603,862
Stockholders' equity	616,066	549,273	568,228	526,609	475,864	307,964	280,673
Per Common Share Data
Basic earnings per common share	$0.92	$1.21	$2.71	$2.88	$2.53	$2.13	$2.07
Diluted earnings per common share	0.92	1.20	2.70	2.87	2.52	2.13	2.05
Common dividends declared	0.41	0.40	0.81	0.76	0.70	0.66	0.62
Tangible book value (1)	26.33	25.02	26.29	23.59	20.22	18.73	16.84
Performance Ratios
Return on average assets	0.59%	0.99%	1.05%	1.25%	1.13%	0.94%	0.94%
Return on average common equity	5.44%	7.48%	8.24%	9.49%	9.59%	8.92%	9.30%
Net interest margin (TE) (2)	3.18%	3.37%	3.27%	3.64%	3.79%	3.70%	3.39%

(1) Total common equity less goodwill and intangible assets divided by shares outstanding as of period end.

(2) Presented on a full tax equivalent basis using the federal statutory rate of 21% for all periods presented.

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COMPARATIVE PER SHARE MARKET PRICE

First Mid common stock trades on the Nasdaq Global Select Market under the symbol “FMBH”. The following table presents the closing price of First Mid common stock on July 28, 2021, the last trading day prior to the public announcement of the merger agreement, and September 29, 2021, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also sets forth the implied per share value of the merger consideration constituting First Mid common stock proposed for each share of Delta common stock as of the same two dates. This implied value was calculated by determining the value obtained by multiplying the closing sale price of First Mid common stock on the relevant date by the exchange ratio of 55.1061.

	First Mid Common Stock	Implied Per Share Value
July 28, 2021	$39.90	$2,198.73
September 29, 2021	$41.07	$2,263.21

The outstanding shares of Delta common stock are privately held and are not traded on any established public trading market. The last transaction known by Delta’s management to occur prior to the date of this proxy statement/prospectus was on November 30, 2020 and the sale price was $1,950.00 per share.

At September 29, 2021, the last practicable day prior to the mailing of this proxy statement/prospectus, the 18,083,126 outstanding shares of First Mid common stock were held by approximately 920 holders of record. At September 29, 2021, the last practicable day prior to the mailing of this proxy statement/prospectus, the 41,598.3 outstanding shares of Delta common stock were held by approximately 98 holders of record.

The above tables show only historical information and may not provide meaningful information to Delta stockholders in determining whether to approve the merger agreement. Delta stockholders are urged to obtain current market quotations for shares of First Mid common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. The market price of First Mid common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of First Mid common stock before or after the effective time of the merger. Changes in the market price of First Mid common stock prior to the completion of the merger will affect the per share market value of the merger consideration constituting First Mid common stock that Delta stockholders will receive upon completion of the merger.

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RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Special Note Regarding Forward-Looking Statements” beginning on page 23 you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “References to Additional Information” in the forepart of this proxy statement/prospectus and the sections of this proxy statement/prospectus entitled “Incorporation of Certain First Mid Documents by Reference” beginning on page 80 and “Where You Can Find More Information” beginning on page 79.

Risks Related to the Merger and First Mid’s Business Upon Completion of the Merger

The Value of the Merger Consideration that Constitutes First Mid Common Stock will Fluctuate Based on the Price of First Mid Common Stock.

The merger consideration that Delta stockholders will receive as First Mid common stock is a fixed number of shares of First Mid common stock; it is not a number of shares of First Mid common stock with a particular fixed market value. The market value of shares of First Mid common stock at the effective time of the merger may vary significantly from its value on the date the merger agreement was executed or at other dates, including the date on which Delta stockholders vote on the adoption of the merger agreement. The market price of First Mid’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding First Mid’s operations or business prospects, including market sentiment regarding First Mid’s entry into the merger agreement. These risks may be affected by, among other things:

•	operating results that vary from the expectations of First Mid management or of securities analysts and investors;

•	operating and securities price performance of companies that investors consider to be comparable to First Mid;

•	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by First Mid or its competitors; and

•	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Stock price changes may also result from a variety of other factors, many of which are outside of the control of First Mid, including changes in the business, operations or prospects of First Mid, regulatory considerations, and general business, market, industry or economic conditions. Accordingly, at the time of the Delta special meeting, Delta stockholders will not know or be able to calculate the market value of the First Mid common stock they would receive upon the completion of the merger.

The Market Price of First Mid Common Stock after the Merger May be Affected by Factors Different from Those Affecting the Shares of Delta or First Mid Currently.

Upon completion of the merger, holders of Delta common stock will become holders of First Mid common stock. First Mid’s business differs in important respects from that of Delta and they currently operate in different markets. Accordingly, the results of operations of the combined company and the market price of First Mid common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of First Mid and Delta. For a discussion of the business and market of First Mid and of some important factors to consider in connection with its business, please see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Incorporation of Certain First Mid Documents by Reference.”

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Delta Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.

Delta stockholders currently have the right to vote in the election of the Delta board of directors and on other matters requiring stockholder approval under Missouri law and Delta’s articles of incorporation and bylaws. Upon the completion of the merger, each Delta stockholder will become a stockholder of First Mid with a percentage ownership of First Mid that is smaller than such stockholder’s percentage ownership of Delta. Based on the number of issued and outstanding shares of First Mid common stock and Delta common stock on July 28, 2021, and the exchange ratio of 55.1061, and assuming no adjustment in the number of shares of First Mid common stock to be issued as merger consideration pursuant to the merger agreement, stockholders of Delta, as a group, will receive shares in the merger constituting approximately 11.2% of First Mid’s issued and outstanding common stock immediately after the merger (without giving effect to any First Mid common stock held by Delta stockholders prior to the merger). Because of this, current Delta stockholders, as a group, will have less influence on the board of directors, management and policies of First Mid (as the combined company following the merger) than they now have on the board of directors, management and policies of Delta.

First Mid May Fail to Realize the Anticipated Benefits of the Merger.

First Mid and Delta have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, First Mid’s ability to combine the businesses of First Mid and Delta in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and does not materially disrupt the existing customer relationships of First Mid or Delta nor result in decreased revenues due to any loss of customers. If First Mid is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving company’s business, financial condition, operating results and prospects.

Certain employees may not be employed by First Mid after the merger. In addition, employees that First Mid wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of First Mid’s or Delta’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of First Mid or Delta to maintain relationships with customers and employees or to achieve the anticipated benefits and cost savings of the merger.

Among the factors considered by the boards of directors of First Mid and Delta in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.

Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.

Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from bank regulatory agencies and other governmental authorities. In deciding whether to grant antitrust or regulatory clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay their receipt. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business. First Mid and Delta believe that the merger should not raise significant regulatory concerns and that First Mid will be able to obtain all requisite regulatory approvals in a timely manner. Despite the parties’ commitments to use their reasonable and diligent efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, First Mid and Delta will not be required to take actions that would reasonably be expected to materially restrict or burden First Mid following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, neither First Mid nor Delta can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of the merger.

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The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among other things: approval of the merger agreement and the transactions it contemplates by Delta stockholders, receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or First Mid or Delta may elect to terminate the merger agreement in certain other circumstances.

Termination of the Merger Agreement could Negatively Impact First Mid.

First Mid has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, First Mid would have to recognize these expenses without realizing the expected benefits of the merger and First Mid’s businesses may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, the market price of First Mid’s common stock could decline to the extent that the market prices since the announcement of the merger reflect a market assumption that the merger will be completed.

Termination of the Merger Agreement Could Negatively Impact Delta.

If the merger is not completed for any reason, including as a result of Delta stockholders declining to approve the merger agreement, the ongoing business of Delta may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, Delta would be subject to a number of risks, including the following:

•	Delta may experience negative reactions from its customers, vendors and employees;

•	Delta will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•	The merger agreement places certain restrictions on the conduct of Delta’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of First Mid (not to be unreasonably withheld, conditioned or delayed), may prevent Delta from making certain acquisitions or taking certain other specified actions during the pendency of the merger; and

•	Matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Delta management, which would otherwise have been devoted to other opportunities that may have been beneficial to Delta as an independent company.

20

If the merger agreement is terminated and the Delta board of directors seeks another merger or business combination, Delta stockholders cannot be certain that Delta will be able to find a party willing to offer equivalent or more attractive consideration than the consideration First Mid has agreed to provide in the merger, or that such other merger or business combination will be completed. Additionally, if the merger agreement is terminated and the Delta board of directors seeks another merger or business combination, under certain circumstances Delta may be required to pay First Mid a termination fee of $3,090,000.

Delta Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Delta and, consequently, on First Mid. These uncertainties may impair Delta’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Delta to seek to change existing business relationships with Delta. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, First Mid’s business following the merger could be negatively impacted. In addition, the merger agreement restricts Delta from making certain transactions and taking other specified actions without the consent of First Mid until the merger occurs. These restrictions may prevent Delta from pursuing attractive business opportunities that may arise prior to the completion of the merger.

Delta Directors and Officers May Have Interests in the Merger Different From the Interests of Delta Stockholders.

The interests of some of the directors and executive officers of Delta may be different from those of Delta stockholders, and the directors and officers of Delta may be participants in arrangements that are different from, or are in addition to, those of Delta stockholders. The members of the Delta’s board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that Delta’s common stockholders vote in favor of adopting the merger agreement. Such interests include, among others:

•	extending offers of employment to certain named executive officers; and

•	entering into a severance and retention arrangement with certain named executive officers.

These interests are more fully described in this proxy statement-prospectus under the heading “The Merger—Interests of certain persons in the merger” on page 50.

The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire Delta for Greater Merger Consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Delta that might result in greater value to Delta’s stockholders than the proposed merger with First Mid or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Delta than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Delta from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by Delta’s board of directors, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. Delta also has an unqualified obligation to submit the proposal to approve the merger to a vote by its stockholders, even if Delta receives an alternative acquisition proposal that its board of directors believes is superior to the merger, unless the merger agreement has been terminated in accordance with its terms. In addition, Delta may be required to pay First Mid a termination fee of $3,090,000 upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “Description of the Merger Agreement—Termination” beginning on page 68 and “Description of the Merger Agreement—Termination fee” beginning on page 69.

The Opinion of Delta’s Financial Advisor Will Not Reflect Changes in Circumstances After the Date Thereof.

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Delta has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Delta or First Mid, general market and economic conditions and other factors that may be beyond the control of Delta and First Mid may significantly alter the value of Delta or First Mid or the price of Delta common stock or First Mid common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because Delta does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.

First Mid and Delta Will Incur Transaction and Integration Costs in Connection with the Merger.

Each of First Mid and Delta has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, First Mid will incur integration costs following the completion of the merger as First Mid integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “—First Mid May Fail to Realize the Anticipated Benefits of the Merger” on page 19. First Mid and Delta may also incur additional costs to maintain employee morale and to retain key employees. First Mid and Delta will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the merger.

The Shares of First Mid Common Stock to be Received by Delta Common Stockholders as a Result of the Merger Will Have Different Rights from the Shares of Delta Common Stock.

Upon completion of the merger, Delta common stockholders will receive merger consideration constituting First Mid common stock and will become First Mid stockholders and their rights as stockholders will be governed by the DGCL and First Mid’s certificate of incorporation and bylaws. The rights associated with Delta common stock are different from the rights associated with First Mid common stock. Please see “Comparison of Rights of First Mid Stockholders and Delta Stockholders” beginning on page 73 for a discussion of the different rights associated with First Mid common stock.

This Proxy Statement/Prospectus Contains Limited Financial Information on which to Evaluate the Merger.

This proxy statement/prospectus contains limited historical financial information about Delta and does not contain pro forma combined financial information about First Mid and Delta after giving effect to the merger. The financial condition of the combined company following the merger will impact the price of First Mid’s common stock after the merger.

Lawsuits that May Be Filed against Delta and First Mid Could Result in an Injunction Preventing the Completion of the Merger or a Judgment Resulting in the Payment of Damages.

Plaintiffs may file lawsuits against First Mid, Delta and/or the directors and officers of either company in connection with the merger. The outcome of any such litigation is uncertain. If the cases are not resolved, these lawsuits could prevent or delay completion of the merger and result in substantial costs to First Mid, including any costs associated with the indemnification of directors and officers. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect First Mid’s business, financial condition, results of operations and cash flows.

Risks Relating to First Mid’s Business

You should read and consider risk factors specific to First Mid’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in First Mid’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the sections entitled “Incorporation of Certain First Mid Documents by Reference” and “Where You Can Find More Information” beginning on pages 80 and 79 of this proxy statement/prospectus, respectively, for the location of information incorporated by reference into this proxy statement/prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which this proxy statement/prospectus refer, contain certain forward-looking statements, such as discussions of pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses and planned schedules of First Mid and Delta. Such forward-looking statements are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid and Delta, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things,

•	the possibility that any of the anticipated benefits of the proposed transactions between First Mid and Delta will not be realized or will not be realized within the expected time period;

•	the risk that integration of the operations of Delta with First Mid will be materially delayed or will be more costly or difficult than expected;

•	the inability to complete the proposed transactions due to the failure to obtain the required Delta stockholder approval;

•	the failure to satisfy other conditions to completion of the proposed transactions, including receipt of required regulatory and other approvals;

•	the failure of the proposed transactions to close for any other reason;

•	the effect of the announcement of the transaction on customer relationships and operating results;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	changes in interest rates;

•	general economic conditions and those in the market areas of First Mid and Delta;

•	legislative/regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve;

•	the quality or composition of First Mid’s and Delta’s loan or investment portfolios and the valuation of those investment portfolios;

•	demand for loan products and deposit flows;

•	competition, demand for financial services in the market areas of First Mid and Delta;

•	accounting principles, policies and guidelines; and

•	the severity, magnitude and duration of the COVID-19 pandemic, the direct and indirect impact of such pandemic, including responses to the pandemic by the U.S., state and local governments, customers' businesses, the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect First Mid’s and Delta’s liquidity and capital positions, impair the ability of First Mid’s and Delta’s borrowers to repay outstanding loans, impair collateral values, and further increase the allowance for credit losses, and the impact of the COVID-19 pandemic on First Mid’s and Delta’s financial results, including possible lost revenue and increased expenses (including cost of capital), as well as possible goodwill impairment charges.

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These risks and uncertainties should be considered in evaluations of forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

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NON-GAAP FINANCIAL INFORMATION

This proxy statement/prospectus contains certain financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by First Mid's management, together with the related GAAP measures, in analysis of First Mid’s performance and in making business decisions. Management also uses these measures for peer comparisons.

The non-GAAP disclosures contained herein should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

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INFORMATION ABOUT THE SPECIAL MEETING OF DELTA STOCKHOLDERS

Purpose

Delta stockholders are receiving this proxy statement/prospectus because on September 28, 2021, the record date for a special meeting of stockholders to be held on October 28, 2021, at the Missouri Athletic Club West Clubhouse, 1777 Des Peres Rd., St. Louis, Missouri 63131 at 3:00 p.m., local time, they owned shares of the common stock of Delta, and the board of directors of Delta is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. Each copy of this proxy statement/prospectus was mailed to holders of Delta common stock on           , 2021, and is accompanied by a proxy form for use at the meeting and at any adjournment(s) of the meeting.

At the special meeting, the Delta board of directors will ask you to vote upon the following:

•	a proposal to approve the merger agreement and the transactions contemplated therein; and

•	a proposal to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

When you sign the enclosed proxy form or otherwise vote pursuant to the instructions set forth on the proxy form, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed on the proxy form, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.

If you have not already done so, please complete, date and sign the accompanying proxy form and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy form. Instead of voting by mailing a proxy form, record stockholders can vote their shares of Delta common stock by returning the proxy form via fax to (314) 621-1267 or via email attachment to marilyn.oberkramer@jbt-stl.com. If you do not vote your shares as instructed on the proxy form, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement and the transactions contemplated therein.

Record date, shares entitled to vote, required vote, quorum

The record date for the Delta special meeting is September 28, 2021. Delta’s stockholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were 41,598.3 shares of Delta common stock outstanding and entitled to vote at the meeting. The outstanding shares are held by approximately 98 holders of record.

The presence, in person or by proxy, of a majority of the shares of Delta common stock entitled to vote on the merger agreement is necessary to constitute a quorum at the meeting. Each share of Delta common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the special meeting.

To determine the presence of a quorum at the meeting, Delta will also count as present at the meeting broker non-votes, the shares of Delta common stock present in person but not voting, and the shares of common stock for which Delta has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions. Based on the number of shares of Delta common stock outstanding as of the record date, at least 20,800 shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.

Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Delta common stock entitled to vote. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to approve the merger agreement. Approval of the Delta proposal to adjourn the special meeting requires the affirmative vote of a majority of the shares of Delta common stock present in person or represented by proxy and entitled to vote on the adjournment. Abstentions will have the same effect as a vote against the proposal to adjourn the special meeting, while shares not voted and broker non-votes will have no effect on the outcome of the proposal to adjourn the special meeting.

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As of the record date for the meeting, Delta’s directors and executive officers beneficially owned a total of 24,492.62 shares, or approximately 59% of the outstanding shares, of Delta common stock. We anticipate that these individuals will vote their shares in favor of the merger agreement. Certain of these individuals have entered into a written agreement with First Mid that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations.

How to vote your shares

In addition to signing and returning your proxy form in the postage paid envelope provided, you can vote your shares of Delta common stock by returning the proxy form by fax to (314) 621-1267 or via email attachment to marilyn.oberkramer@jbt-stl.com. You may also deliver your proxy form in person at the special meeting.

If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the merger and the other proposals. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the Delta board of directors recommends and will be voted “FOR” approval of the merger agreement and the transactions contemplated therein, and “FOR” the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. If you do not vote your shares as instructed on the proxy form, or if you do not attend and cast your vote at the special meeting, it will have no effect.

Revocation of proxies

You may revoke your proxy at any time before it is voted by filing with the Secretary of Delta a duly executed revocation of proxy, submitting a new proxy with a later date; or voting in person at the special meeting. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy.

All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: Delta Bancshares Company, Corporate Secretary, 2301 Market Street, St. Louis, Missouri 63103. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.

Proxy solicitation

In addition to this mailing, proxies may be solicited by directors, officers or employees of Delta in person or by telephone or electronic transmission. None of such directors, officers or employees will be directly compensated for such services. Delta will pay the costs associated with the solicitation of proxies for the special meeting.

THE DELTA PROPOSALS

Proposal 1—Approval of the Merger Agreement

At the Delta special meeting, stockholders of Delta will be asked to approve the merger agreement, pursuant to which Delta will merge with and into Merger Sub, a wholly-owned subsidiary of First Mid, and the transactions contemplated therein. Merger Sub will be the surviving entity in the merger and continue its corporate existence as a wholly-owned subsidiary of First Mid. Stockholders of Delta should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

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For the reasons discussed in this proxy statement/prospectus, the board of directors of Delta unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of Delta and its stockholders, and unanimously adopted and approved the merger agreement.

The board of directors of Delta unanimously recommends that Delta stockholders vote “FOR” approval of the merger agreement and the transactions contemplated therein.

Proposal 2—Adjournment of the Special Meeting

If, at the Delta special meeting, the number of shares of Delta common stock cast in favor of the merger agreement is insufficient to approve the merger agreement and the transactions contemplated therein, Delta intends to move to adjourn the Delta special meeting in order to enable the board of directors of Delta to solicit additional proxies for approval of the merger agreement and the transactions contemplated therein. In this proposal, Delta is asking its stockholders to authorize the holder of any proxy solicited by the board of directors of Delta, on a discretionary basis, to vote in favor of adjourning the Delta special meeting to another time and place for the purpose of soliciting additional proxies.

The board of directors of Delta unanimously recommends a vote “FOR” the proposal to adjourn the special meeting.

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THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. While First Mid and Delta believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Appendices and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The merger agreement attached hereto as Appendix A, not this summary, is the legal document which governs the merger.

General

The board of directors of Delta is using this proxy statement/prospectus to solicit proxies from the holders of Delta common stock for use at the Delta special meeting of stockholders at which Delta stockholders will be asked to vote on approval of the merger agreement and thereby approve the merger. When the merger is consummated, Delta will merge with and into Merger Sub, a wholly-owned subsidiary of First Mid, and Merger Sub will be the surviving entity. The separate corporate existence of Delta will terminate as a result of the merger. The merger is anticipated to be completed in late 2021. Following the completion of the merger, Merger Sub will be merged with and into First Mid, with First Mid as the surviving entity. At a time to be determined by First Mid, First Mid will cause the merger of Jefferson Bank with and into First Mid Bank, with First Mid Bank being the surviving entity. At such time, Jefferson Bank’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate Jefferson Bank and First Mid Bank as separate bank subsidiaries. Under the merger agreement, the officers and directors of First Mid serving at the effective time of the merger will continue to serve as the officers and directors of First Mid after the merger is consummated.

If the merger is completed, each share of Delta common stock which Delta stockholders own immediately before the completion of the merger will be converted into the right to receive $352.26 per share in cash without interest and 55.1061 shares of common stock, par value $4.00 per share, of First Mid, less any applicable taxes required to be withheld and subject to certain adjustments set forth in the merger agreement. Additionally, Delta’s outstanding stock options will be fully vested upon consummation of the merger, and all outstanding Delta stock options that are unexercised prior to the closing will be cashed out pursuant to the terms of the merger agreement. Only whole shares of First Mid common stock will be issued in the merger. As a result, cash will be paid instead of any fractional shares in an amount, rounded to the nearest whole cent, determined by multiplying the Closing First Mid Common Stock Price by the fractional share of First Mid common stock to which such former holder would otherwise be entitled. Shares of Delta common stock held by Delta stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.

Background of the merger

Delta’s board of directors and management have regularly reviewed and discussed Delta’s business strategy, performance, and opportunities in the context of the economic environment, developments in the regulation of financial institutions, and the competitive landscape. In connection with Delta’s evaluation of strategic alternatives, members of management and the board of directors have had, over the years, communications with representatives of other financial institutions and have updated the board regarding these discussions. The Delta board has always recognized that its fiduciary duty to its stockholders encompassed consideration of a business combination, merger, or sale of Delta that might strengthen Delta’s business and offer enhanced value to its stockholders and greater market liquidity.

Delta’s board of directors and management also regularly discuss and evaluate potential risks that Delta faces in executing its current strategy, including exposure to national and local economic conditions, interest rate risks, increasing regulatory burden, and the aging of Delta’s and Jefferson Bank’s directors and senior management team. The board and the senior management team evaluate the benefits and risks of strategic alternatives based upon what they believe will create stockholder value, further Delta’s strategic objectives, and better serve, satisfy, and grow Delta’s customer base.

First Mid’s board of directors and management regularly review and discuss acquisition opportunities and strategies for growth as part of its ongoing efforts to strengthen its businesses and improve its operations and performance in order to create value for its stockholders, including reviewing strategic alternatives with its investment banking and financial advisors and its legal counsel Schiff Hardin LLP. Among other things, these discussions have included dialogue about possible strategic opportunities for growth available to First Mid and potential acquisitions or business combinations involving various other financial institutions.

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Over the past several years, Joseph R. Dively, Chairman and Chief Executive Officer of First Mid, and Michael J. Ross, Chairman and President of Delta and Chairman of Jefferson Bank; John L. Dulle, Executive Vice President of Delta and President and Chief Executive Officer of Jefferson Bank, have had informal, high-level discussions regarding the general nature of their respective businesses and the industry as a whole, including the opportunities and challenges faced by banks in the current environment and opportunities where the two organizations could work together. Through these discussions, Messrs. Ross, Dulle, and Dively gained insight and historical perspective on the other organization.

On November 5, 2020, Messrs. Ross, Dulle, and Dively met in person to discuss how Delta and First Mid could work together to offer enhanced value to Delta’s and First Mid’s stockholders and create greater market liquidity for both companies. In this meeting, Mr. Dively expressed First Mid’s interest in exploring a strategic transaction if Delta had an interest. Messrs. Ross, Dulle, and Dively engaged in subsequent discussions by telephone and email in November and early December, 2020 regarding the terms of proposed combination. So that First Mid could review high-level data regarding Delta and Jefferson Bank to be in a position to provide an indication as to valuation of Delta in a potential transaction, on November 12, 2020 First Mid requested to enter into a customary confidentiality and nondisclosure agreement with Delta.

On December 6, 2020, Delta and First Mid entered into a confidentiality and nondisclosure agreement allowing First Mid to commence a preliminary diligence review of Delta in connection with anticipated discussions between the parties regarding the terms of a proposed transaction. The confidentiality and nondisclosure agreement provided that First Mid and its representatives would keep confidential and not disclose any confidential information made available to them by Delta or Jefferson Bank, and provided that any questions or requests for information should be directed to Messrs. Ross and Dulle. The confidentiality and nondisclosure agreement contained a provision whereby the parties agreed not to solicit each other’s employees and customers for a period of one year. In addition, the confidentiality and nondisclosure agreement provided that the parties were under no obligation to negotiate a definitive agreement regarding a proposed transaction and Delta granted no exclusivity to First Mid. Given the non-solicitation provision, lack of exclusivity or termination fee, and the protections against disclosure of Delta’s and Jefferson Bank’s confidential information set forth in the confidentiality and nondisclosure agreement, Messrs. Ross and Dulle believed it to be prudent to cause Delta to enter into the confidentiality and nondisclosure agreement.

On December 29, 2020, First Mid provided Delta with a preliminary due diligence request list to review high-level, preliminary diligence materials. Delta uploaded the requested due diligence materials to an online data room and made the data room available to First Mid and its representatives. On February 12, 2021, Mr. Dively confirmed to Mr. Dulle that all requested preliminary due diligence materials had been uploaded to the data room.

Given the preliminary nature of the discussions between the parties, no formal meeting of the board of Delta was held in to discuss the potential transaction with First Mid between November 2020 and February 2021; provided, however, that Messrs. Ross and Dulle provided updates to various members of the board on several occasions during this timeframe.

On February 25, 2021, Messrs. Ross, Dulle, and Dively had a high-level discussion regarding valuation of Delta. Following such discussion, on March 2, 2021, Mr. Ross received a proposed preliminary, non-binding letter of intent from Mr. Dively. Pursuant to the letter of intent and subject to confirmatory diligence, First Mid offered Delta stockholders stock consideration of 55.1061 shares of First Mid’s common stock per share of Delta common stock, plus a fixed amount of cash per share of $360.30. The letter of intent also indicated that First Mid would cash out all of Delta’s outstanding stock options. Based on the closing price of First Mid stock on February 24, 2021 of $37.05, the consideration offered implied an aggregate deal value of approximately $100 million (2,282,512 shares of First Mid’s common stock, plus $15.4 million in cash). Messrs. Ross and Dulle discussed the letter of intent with Delta’s outside legal counsel, Armstrong Teasdale LLP, during which Armstrong Teasdale LLP described the fiduciary duties of management and the board of directors in light of the offer set forth in the letter of intent and how to satisfy such fiduciary duties.

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Between March 2, 2021 and March 18, 2021, the members of Delta management and members of the board discussed the terms of the letter of intent, the possible transaction with First Mid, potential responses to First Mid, and the potential impact such a transaction would have on its customers and its stockholders.

Between March 5, 2021 and March 16, 2021 Messrs. Ross and Dulle engaged in discussions with Piper Sandler & Co. (“Piper Sandler”) regarding the engagement of Piper Sandler as Delta’s financial advisor and negotiated an engagement letter in connection therewith. Given Piper Sandler’s substantial experience in community bank mergers and acquisitions in the region, Messrs. Ross and Dulle deemed it appropriate to explore the engagement of Piper Sandler without meeting with other potential financial advisors. On March 16, 2021, Delta entered into an engagement letter with Piper Sandler.

On March 18, 2021, Mr. Ross, Mr. Dulle, representatives of Piper Sandler, and representatives of Armstrong Teasdale LLP met to discuss the proposed letter of intent, including a valuation analysis, review of the transaction structure, review of the Delta board’s fiduciary duties and discussion of analysis of strategic alternatives.

On March 18, 2021, Mr. Ross provided a copy of the letter of intent to all Delta directors and provided an update on the discussions with Piper Sandler and Armstrong Teasdale LLP.

On March 19, 2021, the members of the Delta board met to discuss the letter of intent. Mr. Dively attended a portion of the meeting to introduce himself to the board and make a presentation regarding First Mid and its background, business strategy, and prior acquisitions. Following Mr. Dively’s presentation, the board engaged in extensive deliberation regarding the proposal set forth in the letter of intent and the guidance of Delta’s legal and financial advisors. The board considered that the terms proposed by First Mid in the letter of intent represented a significant premium to the Company’s book value and was at a price level that the board believed would be adequate to warrant a sale of the Company. The board also considered that the letter of intent contained an exclusivity period and whether it was prudent to proceed with the execution of the letter of intent or to contact other parties as part of the process at this stage. Based on the results of management’s prior preliminary discussions with other prospective buyers in recent years that did not provide as high of a valuation of Delta’s stock nor the liquidity to stockholders that First Mid could provide as a publicly-traded company, the board determined that it was reasonable to grant First Mid a period of up to 90 days of exclusivity while the parties engaged in confidential confirmatory diligence and negotiated a definitive merger agreement. The board voted unanimously to authorize Delta’s management to execute the letter of intent and move forward with First Mid to complete confirmatory due diligence and engage in confidential discussions to negotiate a definitive merger agreement. The board based this decision on, among other things, the strength of First Mid’s proposed merger consideration, the willingness of First Mid to structure the merger consideration with a mix of cash and First Mid common stock, the liquidity for stockholders resulting from the receipt of First Mid’s publicly-traded stock as consideration, prior discussions over the past several years between management and other potential merger partners that did not provide the same level of merger consideration or liquidity, the perceived “fit” of First Mid for the customers, stockholders, and employees of Delta and Jefferson Bank, the importance of maintaining confidentiality and protecting Delta’s franchise value, and the likelihood that a definitive agreement could be quickly finalized with First Mid. The board also considered First Mid’s track record of accomplishing mergers successfully, as First Mid had recently closed its acquisition of LINCO Bancshares, Inc. in February 2021.

On March 19, 2021, Mr. Ross executed the letter of intent on behalf of Delta. The letter of intent provided for a 90-day exclusivity period in favor of First Mid during which First Mid could conduct confirmatory diligence, Delta could conduct reverse diligence on First Mid, and the parties would negotiate a merger agreement, subject to the protections against disclosure of confidential information set forth in the confidentiality and nondisclosure agreement entered into by the parties.

On March 23, 2021, Stephens provided a confirmatory diligence request list regarding Delta to Piper Sandler requesting more detailed financial, business, and loan information. Delta’s loan files were digitized so that First Mid could conduct its financial and loan due diligence remotely. On June 25, 2021, Messrs. Ross, Dulle, and Dively, together with Jefferson Bank Executive Vice President and Chief Financial Officer Bradley A. Locke and representatives First Mid’s loan review team met by telephone to discuss the results of First Mid’s review of Jefferson Bank’s loan files and to provide First Mid the opportunity to ask questions of Jefferson Bank management.

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On June 16, 2021, First Mid and Schiff Hardin LLP provided Delta and Armstrong Teasdale LLP with an initial draft merger agreement for the proposed transaction, and First Mid and Delta agreed to extend the exclusivity period in favor of First Mid through the end of July 2021. Over the course of the following weeks, the parties and their respective legal advisors exchanged multiple drafts of the merger agreement and disclosure schedules thereto, the material terms of which were discussed with members of the board of directors of each of First Mid and Delta, and worked toward finalizing the terms of the transaction, including: the representations and warranties to be given by the parties; the operational covenants regarding Delta’s actions between signing of the merger agreement and the closing of a transaction; a mechanism to adjust the level of merger consideration in the event that Delta does not meet a certain level of adjusted minimum shareholder equity; the inclusion of a double-trigger termination provision and the different thresholds affecting termination; the treatment of various compensation arrangements for Delta employees and directors; and the provisions regarding a termination fee and Delta’s ability to pursue other transactions if necessary to satisfy the Delta’s board’s fiduciary duties. During this period of negotiation, the parties and their representatives continued to conduct ongoing, reciprocal, comprehensive due diligence.

In mid-June 2021, Piper Sandler provided Stephens with a reverse due diligence request list regarding First Mid. On June 25, 2021, Delta, Piper Sandler, and Armstrong Teasdale LLP were granted access to an online data room which contained due diligence documents uploaded on behalf of First Mid. In addition to reviewing these materials, representatives of Delta reviewed publicly available SEC filings and financial statements. On July 8, 2021, representatives of First Mid, Delta, Stephens, Piper Sandler, and Armstrong Teasdale LLP met by telephone to discuss Delta’s follow-up questions in connection with its diligence review of First Mid.

Based on the results of its confirmatory diligence review of Jefferson’s Bank loan portfolio and recent financial information, First Mid requested to discuss a potential reduction in the merger consideration originally proposed in the letter of intent. On July 20, 2021, representatives of First Mid and Delta discussed at length and agreed on a compromise whereby each share of Delta common stock would continue to receive 55.1061 shares of First Mid Common Stock as proposed in the letter of intent, but the cash consideration per share would be reduced to $352.26 from $360.30 as proposed in the letter of intent. Representatives of Delta consulted with Delta’s legal and financial advisors and determined that that the reduced cash consideration per share was reasonable given the financial performance of Delta and Jefferson Bank and that the revised merger consideration still reflected a substantial premium to book value that was in the best interests of stockholders.

On July 23, 2021, the Delta board of directors met with representatives of Armstrong Teasdale LLP and Piper Sandler to review the principal terms of the draft merger agreement and the final merger consideration proposal based on completion of First Mid’s confirmatory diligence. Prior to the meeting, the directors were provided a substantially final version of the merger agreement. At the meeting, representatives of Armstrong Teasdale LLP discussed the board’s fiduciary duties, provided an overview of the material terms of the merger agreement, and provided the board an opportunity to ask questions regarding the legal aspects of the merger agreement. Representatives from Piper Sandler discussed and reviewed the recent stock market performance for similarly situated banks and presented a summary of publicly available financial and pricing information for comparable merger and acquisition transactions. The Delta board of directors also reviewed First Mid’s recent financial performance, stock performance and trading volume. Representatives from Piper Sandler also discussed in detail the sale process to date and answered questions about the proposed financial terms of the transaction. The Delta board of directors discussed the transaction at length, including the pricing and exchange ratios, the necessary regulatory approval requirements, the possible termination fees that may be incurred, and certain rights provided to Delta in the event of a substantial decrease in the price of First Mid’s common stock prior to closing.

Following further discussion and questions and answers, the Delta board unanimously agreed that Armstrong Teasdale LLP should continue working with Schiff Hardin LLP to finalize the merger agreement for consideration by the board of directors at a special meeting scheduled for July 28, 2021.

Between July 23, 2021 and July 28, 2021, First Mid, Delta, and their respective legal and financial advisors continued to discuss and negotiate the final aspects of the merger agreement and its exhibits and schedules. This process included the management teams of First Mid and Delta having various discussions with their respective advisors.

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On July 27, 2021, the First Mid board of directors was provided with an update on the terms of the proposed transaction and the status of the merger agreement by First Mid’s management team, Schiff Hardin LLP and First Mid’s financial advisor, Stephens Inc.  The board was also provided with and reviewed a resolution of the board to be adopted approving the terms of the proposed transaction and the merger agreement.  After a review of these materials, and an opportunity to discuss any questions or concerns the board had with respect to the proposed transaction and the merger agreement, the board determined that the merger agreement and the transactions contemplated thereby, including the issuance of shares of First Mid common stock to Delta shareholders, were advisable and in the best interests of First Mid and its stockholders, and thereafter unanimously approved the merger agreement and the transactions contemplated thereby.

On July 28, 2021, the Delta board held a special meeting to discuss the proposed transaction, proposed final version of the merger agreement and the exhibits and schedules thereto, and the proposed final version of the voting agreement, with representatives of Armstrong Teasdale LLP and Piper Sandler in attendance. Members of management were also in attendance. Armstrong Teasdale LLP reviewed in detail the final terms of the merger agreement with the Delta board, including a description of the changes since the previous draft provided to the board as discussed at the July 23, 2021 board meeting. Armstrong Teasdale LLP also provided the board with a resolution of the board to be adopted approving the terms of the proposed transaction and the merger agreement, which was reviewed in detail by the board members.  Representatives of Piper Sandler reviewed its financial analyses of the proposed transaction and rendered its oral opinion (which was subsequently delivered in writing at the conclusion of the meeting) to the effect that as of that date, and based upon and subject to the assumptions, considerations, qualifications and limitations set forth in the written opinion, the merger consideration was fair, from a financial point of view, to the stockholders of Delta common stock. Following extensive discussion, review of the merger agreement and related documents, and questions and answers, including consideration of the factors described under “Delta’s Reasons for the Merger”, the Delta board determined that the merger agreement and the transactions contemplated thereby was advisable and in the best interests of Delta and its stockholders. The Delta board of directors then unanimously approved the merger agreement and the transactions contemplated thereby. .

On July 28, 2021, after the closing of the market, First Mid and Delta executed the merger agreement and voting agreement. On July 29, 2021, before the opening of the market, First Mid and Delta issued a joint press release announcing the execution of the merger agreement.

Delta’s reasons for the merger and recommendation of the board of directors

At its meeting on July 28, 2021, the Delta board of directors unanimously determined that the merger agreement and the transactions contemplated therein, including the merger, were in the best interests of Delta and its stockholders and recommended that Delta’s stockholders vote “FOR” the merger proposal. In deciding to approve the merger agreement and the transactions contemplated therein, the Delta board of directors consulted with Delta’s executive management, its financial advisors, and its legal counsel and considered a number of factors. While all of the reasons considered were of importance, the board determined that First Mid’s commitment to the community and the opportunity to provide Delta’s customers with access to a larger banking network and an expanded array of services were particularly important were particularly important. In addition, First Mid’s size offered greater opportunities to deal with customer expectations related to technology, address increasing regulatory requirements and effectively compete in an environment with changing marketplace demographics and untaxed credit union competition.

Other material factors supporting the board’s determination include, in no certain order:

•	the combined company may have a sufficient size and scale to more efficiently compete in a highly competitive industry;
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•	the combined company's potential to increase stockholder value and to create opportunities for enhanced earnings and potential dividends, while eliminating the effect of long-term business and execution risks to shareholders;

•	the continuity of First Mid’s dividends and stock value;

•	increased liquidity for Delta's stockholders resulting from the merger, and the fact that First Mid’s common shares are traded on the NASDAQ Stock Market;

•	the current and prospective business and economic environment in which Delta operates, including local and regional economic conditions;

•	the continuing consolidation in the financial services industry;

•	the uncertainties in the economic climate going forward;

•	the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of First Mid;

•	the form and amount of merger consideration as compared to the book value of Delta’s stock, and the ability of Delta's stockholders to participate in the future performance of the combined company;

•	Delta’s board of directors’ belief that First Mid is a high-quality financial services company with a compatible business culture and shared approach to customer service and increasing stockholder value;

•	economies of scale with respect to overhead and operating expenses of the combined company;

•	the effect of the merger on Delta's employees, including the prospects for continued employment and the other benefits agreed to be provided by First Mid to Delta's employees;

•	the aging of Delta’s and Jefferson Bank’s management and the belief that First Mid’s management team will provide long-term continuity for stockholders and customers;

•	the effect of the merger on Delta's customers and the communities in which they conduct business; and

•	the financial analyses of Piper Sandler, Delta’s independent financial advisor, and its written opinion, dated as of July 28, 2021, delivered to the Delta board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration was fair, from a financial point of view, to the holders of Delta common stock.

The Delta board of directors also considered a variety of potential risks and uncertainties in its deliberations concerning the merger agreement and the transactions contemplated therein, including the following, which are not presented in order of priority:

•	Delta would lose the autonomy associated with being an independent financial institution;

•	the fact that, while Delta expects that the merger will be consummated, there can be no assurance that all conditions to the parties' obligations to complete the merger will be satisfied, including the risks that necessary regulatory or stockholder approvals might not be obtained and, as a result, the Merger may not be consummated;
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•	the risk that any potential benefits and synergies sought in the merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;

•	the restrictions on the conduct of Delta's business prior to the completion of the merger, which are customary for merger agreements such as the merger agreement between Delta and First Mid, but which, subject to specific exceptions, could delay or prevent Delta from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Delta absent the pending completion of the merger;

•	the significant risks and costs involved in entering into and completing the merger, of failing to complete the merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;

•	the fact that Delta would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement, and the possibility that the $3,090,000 termination fee payable by Delta upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire Delta;

•	the possibility of litigation in connection with the merger; and

•	the possibility that the market value of the First Mid common stock that constitutes merger consideration may decline between the date of the merger agreement (when the share ratios were fixed) and the date of closing.

The Delta board of directors was also aware that some Delta officers and directors may have financial interests in the merger that are different from, or are in addition to, the interests of Delta stockholders and took those interests into consideration in its review of the merger. See “The Merger—Interests of certain persons in the merger” on page 50.

The above discussion of the information and factors considered by Delta’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by the Delta board of directors. In view of the wide variety of factors considered by the Delta board of directors in connection with its evaluation of the merger, the Delta board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Delta’s board of directors unanimously made its determination with respect to the merger based on the conclusion reached by its members based on the factors that each of them considered appropriate, that the merger is in the best interests of Delta’s stockholders.

After considering the foregoing and other relevant factors and risks, and their overall impact on the stockholders and other constituencies of Delta, the Delta board of directors concluded that the anticipated benefits of the merger outweighed the anticipated risks of the transaction. Accordingly, Delta’s board of directors unanimously approved the merger agreement and the merger, and the board of directors unanimously recommends that Delta stockholders vote “FOR” approval of the merger agreement and the transactions contemplated therein.

Opinion of Financial Advisor to Delta

Delta retained Piper Sandler to act as financial advisor to Delta’s board of directors in connection with Delta’s consideration of a possible business combination with First Mid. Delta selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

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Piper Sandler acted as financial advisor to Delta’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the July 28, 2021 meeting at which Delta’s board of directors considered the merger and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on July 28, 2021, to the effect that, as of such date, the merger consideration was fair to the holders of Delta’s common stock from a financial point of view. The full text of Piper Sandler’s opinion is attached as Appendix D to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Delta common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Piper Sandler’s opinion was directed to the board of directors of Delta in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Delta as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the merger and the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Delta common stock and did not address the underlying business decision of Delta to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Delta or the effect of any other transaction in which Delta might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Delta or First Mid, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.

In connection with its opinion, Piper Sandler reviewed and considered, among other things:

•	An execution copy of the merger agreement;

•	certain publicly available financial statements and other historical financial information of Delta that Piper Sandler deemed relevant;

•	certain publicly available financial statements and other historical financial information of First Mid that Piper Sandler deemed relevant;

•	certain internal financial projections for Delta for the year ending December 31, 2021 with estimated annual long-term balance sheet and net income growth rates and estimated dividends per share for Delta for the years ending December 31, 2022 through December 31, 2025, as provided by the senior management of Delta;

•	publicly available median analyst earnings per share estimates for First Mid for the six months ending December 31, 2021 and the year ending December 31, 2022, as well as estimated annual long-term balance sheet and net income growth rates for First Mid for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for First Mid for the years ending December 31, 2021 through December 31, 2025, as provided by First Mid’s representatives;

•	the pro forma financial impact of the merger on First Mid based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as estimated net income for Delta for the years ending December 31, 2022 through December 31, 2023 with estimated annual long-term net income growth rates for Company for the years ending December 31, 2023 through December 31, 2025, as provided by First Mid’s representatives;
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•	the publicly reported historical price and trading activity for First Mid common stock, including a comparison of certain stock trading information for First Mid common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial and market information for Delta and First Mid with similar financial institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Delta and its representatives the business, financial condition, results of operations and prospects of Delta and held similar discussions with certain members of the senior management of First Mid and its representatives regarding the business, financial condition, results of operations and prospects of First Mid.

In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Delta, First Mid or their respective representatives, or that was otherwise reviewed by Piper Sandler, and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler further relied on the assurances of the respective managements of Delta and First Mid that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect to Piper Sandler’s analyses. Piper Sandler was not asked to and has not undertaken an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Delta or First Mid, nor was Piper Sandler furnished with any such evaluations or appraisals. Piper Sandler rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Delta or First Mid. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Delta or First Mid, or of the combined entity after the merger, and Piper Sandler did not review any individual credit files relating to Delta or First Mid. Piper Sandler assumed, with Delta’s consent, that the respective allowances for loan losses for both Delta and First Mid were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Delta for the year ending December 31, 2021 with estimated annual long-term balance sheet and net income growth rates and estimated dividends per share for Delta for the years ending December 31, 2022 through December 31, 2025, as provided by the senior management of Delta. In addition, Piper Sandler used publicly available median analyst earnings per share estimates for First Mid for the six months ending December 31, 2021 and the year ending December 31, 2022, as well as estimated annual long-term balance sheet and net income growth rates for First Mid for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for First Mid for the years ending December 31, 2021 through December 31, 2025, as provided by First Mid’s representatives. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as estimated net income for Delta for the years ending December 31, 2022 through December 31, 2023 with estimated annual long-term net income growth rates for Delta for the years ending December 31, 2023 through December 31, 2025, as provided by First Mid’s representatives. With respect to the foregoing information, the respective senior managements of Delta and First Mid confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Delta and First Mid, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there had been no material change in First Mid’s or Delta’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Delta and First Mid would remain as going concerns for all periods relevant to its analyses.

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Piper Sandler also assumed, with Delta’s consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Delta, First Mid, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Delta’s consent, Piper Sandler relied upon the advice that Delta received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.

Piper Sandler’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of First Mid common stock at any time or what the value of First Mid common stock would be once it is actually received by the holders of Delta common stock.

In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Delta’s board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Delta or First Mid and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Delta and First Mid and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration to the holders of Delta common stock on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Delta, First Mid, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Delta’s board of directors at its July 28, 2021 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Delta common stock or First Mid common stock or the prices at which Delta or First Mid common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Delta’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Delta’s board of directors with respect to the fairness of the merger consideration.

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Summary of Proposed Merger Consideration and Implied Transaction Metrics.

Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Delta common stock issued and outstanding immediately prior to the effective time of the transaction, except for certain shares as set forth in the merger agreement, shall be converted into and become the right to receive (i) 55.1061 shares of First Mid common stock, and (ii) $352.26 in cash. Piper Sandler calculated an aggregate implied transaction value of approximately $105.0 million and an implied purchase price per share of $2,521.24 consisting of the implied value of 41,420.3 shares of Delta common stock based on the closing price of First Mid common stock on July 26, 2021. Based upon financial information for Delta as of or for the last twelve months (“LTM”) ended June 30, 2021 and the closing price of Delta’s common stock on July 26, 2021, Piper Sandler calculated the following implied transaction metrics:

Transaction Price Per Share / Tangible Book Value Per Share	138%
Transaction Price Per Share / LTM Earnings Per Share	57.8x
Transaction Price Per Share / Adjusted LTM Earnings Per Share[1]	15.6x
Tangible Book Premium / Core Deposits (CDs > $100K)[2]	6.6%
Tangible Book Premium / Core Deposits (CDs > $250K)[2]	5.8%

1	Consolidated LTM Net Income of $1.8M adjusted for LTM realized gains on securities of $106K and $6.3M provision expense related to specifically identified credits, adjustments tax-effected at 21%
2	Time deposits as of June 30, 2021 as provided by Delta management

Stock Trading History.

Piper Sandler reviewed the publicly available historical reported trading price of First Mid common stock for the one-year and three-year periods ended July 26, 2021. Piper Sandler then compared the relationship between the movements in the price of First Mid common stock to movements in its peer group (as described below) as well as certain stock indices.

First Mid’s One-Year Stock Performance

	Beginning Value July 26, 2020	Ending Value July 26, 2021
First Mid	100%	161.2%
First Mid Peer Group	100%	142.0%
S&P 500 Index	100%	136.5%
NASDAQ Bank Index	100%	164.4%

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First Mid’s Three-Year Stock Performance

	Beginning Value July 26, 2018	Ending Value July 26, 2021
First Mid	100%	96.6%
First Mid Peer Group	100%	90.3%
S&P 500 Index	100%	155.9%
NASDAQ Bank Index	100%	102.6%

Comparable Company Analyses.

Piper Sandler used publicly available information to compare selected financial information for Delta with a group of financial institutions selected by Piper Sandler. The Delta peer group included banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the Midwest region with total assets between $500 million and $1.5 billion, but excluded targets of announced merger transactions (the “Delta Peer Group”). The Delta Peer Group consisted of the following companies:

First Capital Inc.	Ohio Valley Banc Corp.
Guaranty Federal Bancshares Inc.	Richmond Mutual Bancorporation, Inc.
HMN Financial Inc.	SB Financial Group Inc.
IF Bancorp Inc.	United Bancorp, Inc.
Landmark Bancorp Inc.	United Bancshares, Inc.
Limestone Bancorp Inc.	1895 Bancorp Wisconsin
Middlefield Banc Corp.

The analysis compared publicly available financial information for Delta with corresponding data for the Delta Peer Group as of or for the LTM ended March 31, 2021 (unless otherwise noted) with pricing data as of July 26, 2021. The table below sets forth the data for Delta and the median, mean, low and high data for the Delta Peer Group.

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Delta Comparable Company Analysis

		Delta	Delta	Delta	Delta
		Peer Group	Peer Group	Peer Group	Peer Group
	Delta	Median	Mean	Low	High

Total assets ($mm)	697	1,188	1,074	517	1,360
Loans/Deposits[1] (%)	88.5	75.7	77.5	52.0	100.5
Non-performing assets2 3/Total assets (%)	0.75	0.47	0.61	0.14	1.52
Tangible common equity/Tangible assets (%)	10.82	9.63	10.09	7.53	15.36
Tier 1 Leverage Ratio[4] (%)	11.07	9.92	10.32	8.70	14.19
Total RBC Ratio[5] (%)	14.47	15.44	16.19	12.74	20.77
CRE/Total RBC[6] (%)	174.7	188.0	205.5	64.7	283.7
LTM Return on average assets (%)	0.73	1.12	1.12	0.31	1.86
LTM Return on average equity (%)	6.48	10.19	10.34	2.77	17.78
LTM Net interest margin[7] (%)	2.91	3.34	3.32	2.65	3.97
LTM Efficiency ratio (%)	49.69	63.17	64.84	56.07	86.32
Price/Tangible book value (%)	-	114	111	84	144
Price/LTM Earnings per share (x)	-	10.2	10.6	6.2	17.4
Price/2021E EPS (x)	-	10.3	10.8	9.9	13.5
Price/2022E EPS (x)	-	11.5	12.2	8.7	18.0
Current Dividend Yield (%)	-	2.2	2.0	0.0	4.5
Market value ($mm)	-	120	119	66	194

1	Bank-level, regulatory financial data as of or for the period ended March 31, 2021 for Guaranty Federal Bancshares Inc.
2	Non-performing assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
3	Bank-level, regulatory financial data as of or for the period ended March 31, 2021 for Middlefield Banc Corp., Guaranty Federal Bancshares Inc., United Bancshares Inc., HMN Financial Inc., United Bancorp Inc., 1895 Bancorp Wisconsin
4	Bank-level, regulatory financial data as of or for the period ended March 31, 2021 for Middlefield Banc Corp., SB Financial Group Inc., Guaranty Federal Bancshares Inc., Richmond Mutual Bancorporation Inc., First Capital Inc., United Bancshares Inc., HMN Financial Inc., 1895 Bancorp Wisconsin
5	Bank-level, regulatory financial data as of or for the period ended March 31, 2021 for Middlefield Banc Corp., SB Financial Group Inc., Richmond Mutual Bancorporation Inc., United Bancshares Inc., HMN Financial Inc., 1895 Bancorp Wisconsin
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6	Bank-level, regulatory financial data as of or for the period ended March 31, 2021 for Middlefield Banc Corp., Limestone Bancorp Inc., SB Financial Group Inc., Richmond Mutual Bancorporation Inc., United Bancshares Inc., HMN Financial Inc., United Bancorp Inc., 1895 Bancorp Wisconsin
7	Bank-level, regulatory financial data as of or for the period ended March 31, 2021 for United Bancshares Inc.

Note: Consolidated financial data as of or for the period ended March 31, 2021 unless otherwise noted.

Note: Consolidated financial data as of or for the period ended June 30, 2021 for Middlefield Banc Corp., Limestone Bancorp Inc., Guaranty Federal Bancshares Inc., Richmond Mutual Bancorporation Inc., United Bancshares Inc., HMN Financial Inc. unless otherwise noted.

Note: Delta Bancshares Company bank-level, regulatory financial data as of or for the period ended March 31, 2021, except for Total Assets, Loans/Deposits and TCE/TA, which reflect consolidated financial data as of or for the period ended June 30, 2021

Piper Sandler used publicly available information to perform a similar analysis for First Mid by comparing selected financial information for First Mid with a group of financial institutions selected by Piper Sandler. The First Mid peer group included banks and thrifts whose securities are publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the Midwest region with total assets between $5 billion and $7 billion, but excluded targets of announced merger transactions (the “First Mid Peer Group”). The First Mid Peer Group consisted of the following companies:

Byline Bancorp Inc.	Lakeland Financial Corp.
Community Trust Bancorp Inc.	Midland States Bancorp Inc.
CrossFirst Bancorp Inc.	MidWestOne Financial Group Inc.
German American Bancorp.	Peoples Bancorp Inc.
Great Southern Bancorp Inc.	QCR Holdings Inc.
Horizon Bancorp Inc.	Republic Bancorp Inc.

The analysis compared publicly available financial information for First Mid with corresponding data for the First Mid Peer Group as of or for the LTM ended March 31, 2021 (unless otherwise noted) with pricing data as of July 26, 2021. The table below sets forth the data for First Mid and the median, mean, low and high data for the First Mid Peer Group.

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First Mid Comparable Company Analysis

		First Mid	First Mid	First Mid	First Mid
		Peer Group	Peer Group	Peer Group	Peer Group
	First Mid	Median	Mean	Low	High

Total assets ($mm)	5,791	5,777	5,864	5,068	6,750
Loans/Deposits[1] (%)	80.1	82.9	83.7	69.5	97.3
Non-performing assets2 3/Total assets (%)	0.78	0.60	0.72	0.23	1.79
Tangible common equity/Tangible assets (%)	8.41	9.56	9.80	7.12	12.71
Tier 1 Leverage Ratio (%)	10.74	10.70	10.43	7.87	13.73
Total RBC Ratio (%)	13.75	15.04	15.38	12.75	19.15
CRE/Total RBC (%)	207.87	172.5	189.4	97.3	369.5
LTM Return on average assets (%)	0.85	1.30	1.17	0.65	1.62
LTM Return on average equity (%)	7.00	10.65	10.17	6.90	14.61
LTM Net interest margin (%)	3.20	3.32	3.36	3.05	3.91
LTM Efficiency Ratio (%)	57.54	54.64	54.90	45.70	64.29
Price/Tangible book value (%)	150	129	141	105	222
Price/LTM Earnings per share (x)	16.3	12.0	12.4	8.8	17.2
Price/2021 Estimated Earnings per share (x)	12.5	10.2	10.8	6.7	16.7
Price/2022 Estimated Earnings per share (x)	11.2	11.3	12.0	7.9	17.5
Current Dividend Yield (%)	2.1	2.6	2.6	0.0	5.0
Market value ($mm)	710	720	794	469	1,490

1	Bank-level, regulatory financial data as of or for the period ended March 31, 2021 for QCR Holdings Inc.
2	Non-performing assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned
3	Bank-level, regulatory financial data as of or for the period ended March 31, 2021 for Midland States Bancorp Inc., QCR Holdings Inc., MidWestOne Financial Group Inc., Great Southern Bancorp Inc., CrossFirst Bankshares Inc., Peoples Bancorp Inc.

Note: Consolidated financial data as of or for the period ended March 31, 2021 unless otherwise noted.

Note: Consolidated financial data as of or for the period ended June 30, 2021 for Midland States Bancorp Inc., Lakeland Financial Corp., QCR Holdings Inc., MidWestOne Financial Group Inc., Great Southern Bancorp Inc., Community Trust Bancorp Inc., CrossFirst Bankshares Inc., Peoples Bancorp Inc. unless otherwise noted.

Note: First Mid Bancshares consolidated financial date as of or for the period ended June 30, 2021, except for NPAs/Assets, Tier 1 Leverage Ratio, Total RBC Ratio, CRE/Total RBC Ratio, ROAA, ROAE, NIM, Efficiency Ratio, which reflect bank-level regulatory financial data as of or for the period ended March 31, 2021

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Analysis of Precedent Transactions.

Piper Sandler reviewed a regional group of merger and acquisition transactions. The group consisted of regional bank and thrift transactions announced between January 1, 2020 and July 26, 2021 with targets headquartered in the Midwest or Mid-Atlantic regions with total assets between $300 million and $1.0 billion at announcement, but excluded transactions with non-disclosed deal values (the “Regional Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Farmers National Banc Corp.	Cortland Bancorp
Equity Bancshares, Inc.	American State Bancshares Inc.
Farmers & Merchants Bancorp, Inc.	Perpetual Federal Savings Bank
Shore Bancshares, Inc.	Severn Bancorp Inc.
Fidelity D & D Bancorp, Inc.	Landmark Bancorp Inc.
LINKBANCORP, Inc.	GNB Financial Services Inc.
Hanover Bancorp Inc.	Savoy Bank
Broadway Financial Corporation	CFBanc Corp.
BV Financial, Inc. (MHC)	Delmarva Bancshares Inc.
Norwood Financial Corp.	UpState New York Bancorp Inc.

Using the latest publicly available information prior to the announcement of the relevant transaction, Piper Sandler reviewed the following transaction metrics: deal value, transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Piper Sandler compared the indicated transaction metrics for the transaction to the median, mean, low and high metrics of the Regional Precedent Transactions group.

		Regional Precedent Transactions
	First Mid/ Delta	Median	Mean	Low	High
Deal Value ($M)	105	69.9	79.4	39.6	146.0
Transaction Price / LTM Earnings Per Share (x)	15.61	19.4	20.5	12.6	32.8
Transaction Price / Tangible Book Value Per Share (%)	138	132	133	110	178
Tangible Book Value Premium to Core Deposits (%)	6.6	4.6	7.5	1.5	19.0
1-Day Market Premium (%)	-	39.1	39.5	12.1	63.9

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1	Consolidated LTM Net Income of $1.8M adjusted for LTM realized gains on securities of $106K and $6.3M provision expense related to specifically identified credits, adjustments tax-effected at 21%

Net Present Value Analyses.

Piper Sandler performed an analysis that estimated the net present value of a share of Delta common stock assuming Delta performed in accordance with certain internal financial projections for Delta for the year ending December 31, 2021 with estimated annual long-term balance sheet and net income growth rates and estimated dividends per share for Delta for the years ending December 31, 2022 through December 31, 2025, as provided by the senior management of Delta. To approximate the terminal value of a share of Delta common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 9.0x to 14.0x and multiples of December 31, 2025 tangible book value ranging from 90% to 140%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Delta common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Delta common stock of $1,266 to $2,104 when applying multiples of earnings and $1,400 to $2,350 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
10.0%	$1,466	$1,594	$1,722	$1,849	$1,977	$2,104
11.0%	$1,413	$1,535	$1,658	$1,780	$1,903	$2,025
12.0%	$1,361	$1,479	$1,597	$1,714	$1,832	$1,950
13.0%	$1,312	$1,425	$1,538	$1,652	$1,765	$1,878
14.0%	$1,266	$1,374	$1,438	$1,592	$1,700	$1,809

Tangible Book Value Per Share Multiples

Discount
Rate	90%	100%	110%	120%	130%	140%
10.0%	$1,625	$1,770	$1,915	$2,060	$2,205	$2,350
11.0%	$1,564	$1,704	$1,843	$1,982	$2,122	$2,261
12.0%	$1,507	$1,641	$1,775	$1,909	$2,042	$2,176
13.0%	$1,453	$1,581	$1,710	$1,838	$1,967	$2,095
14.0%	$1,400	$1,524	$1,648	$1,771	$1,895	$2,018

Piper Sandler also considered and discussed with the Delta’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Delta’s earnings varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Delta’s common stock, applying the price to 2025 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 12.90%.

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Earnings Per Share Multiples

Annual Estimate
Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(20.0%)	$1,113	$1,204	$1,294	$1,385	$1,476	$1,567
(10.0%)	$1,215	$1,317	$1,419	$1,521	$1,624	$1,726
0.0%	$1,317	$1,431	$1,544	$1,658	$1,771	$1,885
10.0%	$1,419	$1,544	$1,669	$1,794	$1,919	$2,044
20.0%	$1,521	$1,658	$1,794	$1,930	$2,066	$2,202

Piper Sandler also performed an analysis that estimated the net present value of a share of First Mid common stock, assuming First Mid performed in accordance with publicly available median analyst earnings per share estimates for First Mid for the six months ending December 31, 2021 and the year ending December 31, 2022, as well as estimated annual long-term balance sheet and net income growth rates for First Mid for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for First Mid for the years ending December 31, 2021 through December 31, 2025, as provided by First Mid’s representatives. To approximate the terminal value of a share of First Mid common stock at December 31, 2025, Piper Sandler applied price to 2025 earnings multiples ranging from 10.0x to 15.0x and multiples of December 31, 2025 tangible book value ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 9.0% to 13.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Mid common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of First Mid common stock of $25.99 to $44.06 when applying multiples of earnings and $28.50 to $47.11 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount
Rate	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
9.0%	$30.35	$33.10	$35.84	$38.58	$41.32	$44.06
10.0%	$29.18	$31.81	$34.45	$37.08	$39.71	$42.34
11.0%	$28.07	$30.59	$33.12	$35.65	$38.17	$40.70
12.0%	$27.00	$29.43	$31.86	$34.28	$36.71	$39.14
13.0%	$25.99	$28.32	$30.65	$32.99	$35.32	$37.65

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Tangible Book Value Per Share Multiples

Discount
Rate	110%	120%	130%	140%	150%	160%
9.0%	$33.31	$36.07	$38.83	$41.59	$44.35	$47.11
10.0%	$32.02	$34.67	$37.32	$39.97	$42.61	$45.26
11.0%	$30.79	$33.33	$35.88	$38.42	$40.96	$43.51
12.0%	$29.62	$32.06	$34.50	$36.95	$39.39	$41.83
13.0%	$28.50	$30.85	$33.20	$35.55	$37.89	$40.24

Piper Sandler also considered and discussed with the Delta’s board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming First Mid’s earnings varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for First Mid common stock, applying the price to 2025 earnings multiples range of 10.0x to 15.0x referred to above and a discount rate of 11.16%.

Earnings Per Share Multiples

Annual Estimate
Variance	10.0x	11.0x	12.0x	13.0x	14.0x	15.0x
(20.0%)	$22.87	$24.88	$26.89	$28.90	$30.90	$32.91
(10.0%)	$25.38	$27.64	$29.90	$32.16	$34.42	$36.68
0.0%	$27.89	$30.40	$32.91	$35.42	$37.93	$40.44
10.0%	$30.40	$33.16	$35.93	$38.69	$41.45	$44.21
20.0%	$32.91	$35.93	$38.94	$41.95	$44.96	$47.98

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Transaction Analysis.

Piper Sandler analyzed certain potential pro forma effects of the merger on First Mid assuming the transaction closes on December 31, 2021. Piper Sandler utilized the following information and assumptions: (a) estimated net income for Delta for the years ending December 31, 2022 through December 31, 2023 with estimated annual long-term net income growth rates for Delta for the years ending December 31, 2023 through December 31, 2025, as provided by First Mid’s representatives, (b) publicly available median analyst earnings per share estimates for First Mid for the six months ending December 31, 2021 and the year ending December 31, 2022, as well as estimated annual long-term balance sheet and net income growth rates for First Mid for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for First Mid for the years ending December 31, 2021 through December 31, 2025, as provided by First Mid’s representatives, and (c) certain assumptions relating to transaction expenses, cost savings and purchase accounting adjustments, as provided by First Mid’s representatives. The analysis indicated that the transaction could be accretive to First Mid’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2022 through December 31, 2025 and dilutive to First Mid’s estimated tangible book value per share at close.

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In connection with this analysis, Piper Sandler considered and discussed with Delta’s board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Piper Sandler’s Relationship.

Piper Sandler is acting as Delta’s financial advisor in connection with the transaction and will receive an advisory fee for such services in an amount equal to $500,000, which fee is contingent upon the closing of the merger. Piper Sandler also received a $150,000 fee from Delta upon rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon closing of the transaction. Delta has also agreed to indemnify Piper Sandler against certain claims and liabilities arising out of Piper Sandler’s engagement and to reimburse Piper Sandler for certain of its out-of-pocket expenses incurred in connection with Piper Sandler’s engagement.

Piper Sandler did not provide any other investment banking services to Delta in the two years preceding the date of Piper Sandler’s opinion. Piper Sandler provided certain investment banking services to First Mid in the two years preceding the date of its opinion. In summary, Piper Sandler acted as (i) financial advisor to First Mid in connection with First Mid’s acquisition of LINCO Bancshares, Inc., which transaction closed in February 2021 and for which Piper Sandler received a fee of approximately $1.1 million, and (ii) book manager in connection with First Mid’s offer and sale of subordinated debt, which transaction closed in October 2020 and for which Piper Sandler received a fee of approximately $1 million. In addition, in the ordinary course of Piper Sandler’s business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Delta, First Mid and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of First Mid and its affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.

First Mid’s reasons for the merger

First Mid’s board of directors believes that the merger is in the best interests of First Mid and its stockholders. In deciding to approve the agreement and the transactions contemplated therein, including the issuance of First Mid common stock in connection with the merger, First Mid’s board of directors after consulting with its management as well as its legal and financial advisors, considered a number of factors, including the following, which are not presented in order of priority:

•	its knowledge of First Mid’s business, operations, financial condition, earnings and prospects and of Delta’s business, operations, financial condition, earnings and prospects, taking into account the results of First Mid’s comprehensive due diligence process and loan review of Delta;

•	the opportunity for First Mid to deepen its presence in the growing St. Louis market;

•	management’s view that Delta’s business, operations and commitment to community banking complement those of First Mid’s and provide an opportunity to leverage existing operations for greater efficiencies and cost-savings and enhanced earnings per share;

•	management’s belief that the combined institution will strengthen First Mid’s ability to serve large customers and provide opportunities for loan growth;

•	the likelihood of a successful integration of Delta’s business operations and workforce with those of First Mid and management’s view that the integration will be facilitated by the similarities between the cultures and business philosophies of First Mid and Delta;
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•	management’s expectations regarding cost synergies, earnings accretion and internal rate of return;

•	the financial and other terms of the merger agreement, including the tax treatment, the split between stock and cash consideration and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Delta’s business, operations and workforce with those of First Mid;

•	the potential risk of diverting management attention and resources from the operation of First Mid’s business and towards the completion of the merger; and

•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The above discussion of the information and factors considered by First Mid’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by the First Mid board of directors. In view of the wide variety of factors considered by the First Mid board of directors in connection with its evaluation of the merger, the First Mid board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. First Mid’s board of directors unanimously made its determination with respect to the merger based on the conclusion reached by its members based on the factors that each of them considered appropriate, that the merger is in the best interests of First Mid’s stockholders.

Accounting treatment of the merger

For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Delta as of the effective time of the merger will be recorded at their respective fair values and added to those of First Mid. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of First Mid issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of Delta.

Regulatory approvals

The merger cannot proceed without obtaining all requisite regulatory approvals. First Mid and Delta have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of First Mid and Delta is subject to prior approval of the Federal Reserve and the Missouri Division of Finance (the “MO DOF”). First Mid submitted applications with the Federal Reserve and the MO DOF on September 3, 2021, seeking the necessary approvals.

In reviewing that application, the Federal Reserve is required to consider the following:

•	competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade;

•	banking and community factors, which includes an evaluation of:

•	the financial and managerial resources of First Mid, including its subsidiaries, and of Delta, and the effect of the proposed transaction on these resources;
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•	management expertise;

•	internal control and risk management systems;

•	the capital of Delta;

•	the convenience and needs of the communities to be served; and

•	the effectiveness of Delta and First Mid in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended (which we refer to as the “Community Reinvestment Act”). The merger may not be consummated until at least 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.

At a date following the completion of the merger, First Mid intends to merge Jefferson Bank with and into First Mid Bank, with First Mid Bank as the surviving bank. The bank merger will be subject to approval by the OCC. First Mid Bank intends to file an application with the OCC seeking approval in the near future. Regulatory approval of the bank merger is not required to complete the merger of First Mid and Delta.

While First Mid knows of no reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to consummate the merger and the bank merger will be obtained or obtained in a timely manner.

Interests of certain persons in the merger

General. In considering the recommendations of the Delta board of directors, Delta stockholders should be aware that certain directors and executive officers of Delta and Jefferson Bank may have interests in the merger that are different from, or are in addition to, the interests of Delta stockholders generally. The Delta board of directors was aware of these interests to the extent these interests existed at the time the Delta board of directors approved the merger agreement and considered them, among other matters, in approving the merger agreement and determining to recommend to Delta stockholders to vote for approval of the merger agreement.

Stock Ownership. As of September 10, 2021, Delta’s directors controlled, in the aggregate, 24,492.62 shares of Delta’s common stock, representing approximately 59% of Delta’s outstanding shares of common stock.

Stock Options. The directors and executive officers of Delta hold outstanding stock options to purchase shares of Delta common stock that were granted to them by Delta under its stock option plans. At the effective time of the merger, all of Delta’s outstanding stock options will be fully vested and all outstanding Delta stock options that are unexercised prior to the effective time of the merger will be automatically cancelled and the holder of such Delta stock option (including the directors and executive officers of Delta) will receive a cash payment (without interest) equal to the product of (a) the excess, if any, of (i) $352.26, plus (ii) the Closing First Mid Common Stock Price multiplied by the Stock Consideration that would otherwise be payable for each share of Delta common stock issuable had each such option been exercised immediately prior to the closing of the merger, minus (iii) the exercise price per share of such Delta stock option, and (b) the number of shares of Delta common stock issuable upon exercise of such Delta stock option (we refer to this amount as the “option consideration”). “Closing First Mid Common Stock Price” means the weighted average of the daily closing sales prices of a share of First Mid common stock as reported on the Nasdaq Global Select Market for the ten consecutive trading days immediately preceding the closing date. As of the effective time of the merger, all Delta stock options, whether or not vested or exercisable, will no longer be outstanding and shall automatically cease to exist, and the holder of Delta stock options will cease to have any rights with respect to such Delta stock option, except the right to receive the option consideration; provided that, if the exercise price of such Delta stock option is equal to or greater than the aggregate of clauses (a)(i) and (a)(ii) above, such Delta stock option shall be cancelled without any payment of option consideration being made. The option consideration will be paid in cash.

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The option cash amounts estimated to be received by the directors and executive officers of Delta, as of September 29, 2021, the latest practicable date before the printing of this proxy statement/prospectus, are:

Director/Executive	Number of Stock Options	Amount
John Dulle	54	$55,915
Bradley Locke	87	$90,086
Marilyn Oberkramer	85	$88,015

Continued Director and Officer Liability Coverage. Pursuant to the terms of the merger agreement, First Mid agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by Delta for actions taken prior to the effective time of the merger. The cost of such insurance coverage shall not exceed 250% of the premiums Delta paid for its current policy term. Following the effective time, to the extent permitted by applicable law, First Mid has agreed to indemnify and hold harmless the current and former directors, officers and employees of Delta and its subsidiaries for all actions taken by them prior to the effective time of the merger.

Death Benefit Agreements. Delta maintains bank owned life insurance (BOLI) death benefit agreements for 17 current employees. These agreements allow the employees to designate a beneficiary to receive a death benefit if the employee dies during employment. Upon a termination without cause following the merger, if the policies are continued, the death benefit agreements will permit the employees to continue to be eligible for the death benefit following termination of employment. The death benefits are $50,000 for seven employees, $55,000 for eight employees, and $250,000 for two employees.

Post-Merger Compensation Arrangements with First Mid. Since execution of the merger agreement, First Mid has engaged, and it expects to continue to engage, in discussions with certain of Delta executive officers regarding potential roles with the combined company after the consummation of the merger. As of the date of this proxy statement/prospectus, none of the executive officers and directors of Delta have entered into agreements or arrangements with First Mid or its affiliates regarding continued service with First Mid, or its affiliates after the effective time of the merger. However, prior to the effective time of the merger, such agreements or arrangements may be entered into, which could amend, terminate or otherwise modify the existing Delta arrangements with the executive officers that are described in this section and/or provide for the payment (or the right to future payment) of all or a portion of the benefits provided under such arrangements.

Severance Plan. The merger agreement provides that employees of Delta and Jefferson Bank who incurs an involuntary termination of employment within 12 months after the closing date of the merger will be eligible to receive severance equal to one week of base salary for each year of service, with a maximum payout of 26 weeks of base salary.

Restrictions on resale of First Mid common stock

The shares of First Mid common stock to be issued in connection with the merger will be registered under the Securities Act, and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an “affiliate” of First Mid for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of First Mid include individuals or entities that control, are controlled by, or are under common control with First Mid and may include the executive officers, directors and significant stockholders of First Mid.

Delta stockholder dissenters’ rights

General. Dissenters’ rights with respect to Delta common stock are governed by Section 351.455 of the GBCLM. Delta shareholders have the right to dissent from the merger and to obtain payment of the “fair value” of their shares in cash (as specified in the statute) in the event the merger is consummated. Strict compliance with the dissent procedures is required to exercise and perfect dissenters’ rights under the GBCLM. Subject to the terms of the merger agreement, the Delta board of directors could elect to terminate the Delta merger agreement even if it is approved by Delta shareholders, thus cancelling dissenters’ rights.

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Delta urges any Delta shareholder who contemplates exercising his or her right to dissent to read carefully the provisions of Section 351.455 of the GBCLM, which is attached to this proxy statement/prospectus as Appendix B. A more detailed discussion of the provisions of the statute is included below. The discussion describes the steps that each holder of Delta common stock must take to exercise his or her right to dissent. Each Delta shareholder who wishes to dissent should read both the summary and the full text of the law. Delta cannot give any Delta shareholder legal advice. To completely understand this law, each Delta shareholder may want, and Delta encourages any Delta shareholder seeking to dissent, to consult with his or her legal advisor. Any Delta shareholder who wishes to dissent should not send in a signed proxy unless he or she marks his or her proxy to vote against the Delta merger or such shareholder will lose the right to dissent.

Address for Notices. Send or deliver any written notice or demand concerning any Delta shareholder’s exercise of his or her dissenters’ rights to Delta Bancshares Company, 2301 Market Street, St. Louis, Missouri 63103, Attention: Marilyn J. Oberkramer, Corporate Secretary.

Act Carefully. Delta urges any Delta shareholder who wishes to dissent to act carefully. Delta cannot and does not accept the risk of late or undelivered notices or demands. A dissenting Delta shareholder may call Marilyn J. Oberkramer, Corporate Secretary of Delta at (314) 621-0100 ext. 1551, to receive confirmation that his or her notice or demand has been received. If his or her notices or demands are not timely received by Delta, then such shareholder will not be entitled to exercise his or her dissenters’ rights. Delta shareholders bear the risk of non-delivery and of untimely delivery.

ANY DELTA SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW APPENDIX B CAREFULLY AND CONSULT HIS OR HER LEGAL ADVISOR. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Summary of Section 351.455 of the GBCLM - Dissenters’ Rights

Under Section 351.455 of GBCLM, Delta shareholders who do not vote in favor of the merger agreement proposal and who follow the procedures summarized below will have the right to dissent from and, upon surrender of their certificate (if any) representing said shares, obtain payment in cash of the fair value of their shares of Delta common stock, as of the day prior to the date of the Delta special meeting, in the event of the consummation of the merger. No Delta shareholder dissenting from the merger will be entitled to the per share merger consideration or any dividends or other distributions unless and until the holder fails to perfect or effectively withdraws or loses his or her right to dissent from the merger agreement. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Section 351.455 of the GBCLM, which are attached to this proxy statement/prospectus as Appendix B, and consult with your legal counsel before exercising or attempting to exercise these rights.

A Delta shareholder may assert dissenters’ rights only by complying with all of the following requirements:

(1)       The Delta shareholder must own Delta common stock as of the close of business on September 28, 2021, the Delta record date for the Delta special meeting at which the merger proposal is submitted to a vote;

(2)       The Delta shareholder must deliver to Delta prior to or at the Delta special meeting a written objection to the merger agreement. The written objection should be delivered or mailed in time to arrive before the vote is taken on the merger proposal at the Delta special meeting to Delta Bancshares Company, 2301 Market Street, St. Louis, Missouri 63103, Attention: Marilyn J. Oberkramer, Corporate Secretary. The written objection must be made in addition to, and separate from, any proxy or other vote against approval of the merger proposal. Neither a vote against, a failure to vote for, nor an abstention from voting will satisfy the requirement that a written objection be delivered to Delta before the vote on the merger proposal is taken. Unless a Delta shareholder files the written objection as provided above, he or she will not have any dissenters’ rights of appraisal.

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(3)       The Delta shareholder must not vote in favor of approval of the merger proposal. The return of a signed proxy which does not specify a vote against the merger proposal or a direction to abstain will constitute a waiver of the shareholder’s right to dissent.

(4)       The Delta shareholder must deliver to First Mid within 20 days after the effective time a written demand for payment of the fair value of his or her shares of Delta common stock as of the day prior to the date on which the vote for the merger proposal was taken. That demand must include a statement of the number of shares of Delta common stock owned. The demand must be mailed or delivered to First Mid Bancshares, Inc., 1421 Charleston Avenue, Mattoon, Illinois 61938, Attn: Aaron Holt. Any Delta shareholder who fails to make a written demand for payment within the 20-day period after the effective time will be conclusively presumed to have consented to the merger agreement and will be bound by the terms thereof. Neither a vote against the merger proposal nor the written objection referred to in clause (1) above satisfies the written demand requirement referred to in this clause (4).

If within 30 days of the effective time the value of a dissenting shareholder’s shares of Delta common stock is agreed upon between the Delta shareholder and First Mid, First Mid will make payment to the shareholder within 90 days of the effective time, upon the shareholder’s surrender of his or her Delta common stock certificates. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares or in First Mid.

If the dissenting shareholder and First Mid do not agree on the fair value of the shares within 30 days after the effective time, the dissenting shareholder may, within 60 days after the expiration of the 30 days, file a petition in any court of competent jurisdiction within Kent County, Delaware, asking for a finding and a determination of the fair value of the shares. The dissenting shareholder is entitled to judgment against First Mid for the amount of the fair value as of the day prior to the date on which such vote was taken approving the merger proposal, together with interest thereon to the date of judgment. The judgment is payable only upon and simultaneously with the surrender to First Mid of the Delta common stock certificates representing said shares. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares or in First Mid. Unless the dissenting shareholder files a petition within the allotted time frame, the shareholder and all persons claiming under the shareholder will be conclusively presumed to have adopted and ratified the merger agreement and will be bound by the terms thereof.

The right of a dissenting shareholder to be paid the fair value for his or her shares will cease if the shareholder fails to comply with the procedures of Section 351.455 or if the merger agreement is terminated for any reason.

THE PRECEDING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE TEXT OF THE APPRAISAL PROVISIONS OF GBCLM SECTION 351.455. A COPY OF THAT STATUTE IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND THE APPLICABLE PROVISIONS OF THE GBCLM, THE GBCLM WILL CONTROL.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Delta common stock. The summary is based upon the Internal Revenue Code, applicable U.S. Treasury regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion addresses only those U.S. holders of Delta common stock that hold their Delta common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of Delta common stock in light of their individual circumstances or to holders of Delta common stock that are subject to special rules, such as non-U.S. holders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Stockholders” below); financial institutions; qualified insurance plans; qualified retirement plans and individual retirement accounts; investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; dealers or brokers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold Delta common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; U.S. expatriates or certain former citizens or long-term residents of the United States; and holders who acquired their shares of Delta common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds Delta common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. Each of Armstrong Teasdale LLP and Schiff Hardin LLP have delivered opinions, dated September 17, 2021, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to the effect that, subject to the exceptions, qualifications and limitations set forth therein, (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) Delta and First Mid will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code. Additionally, it is a condition to Delta’s obligation to complete the merger that Delta receive an opinion from Armstrong Teasdale LLP, dated the closing date of the merger, and it is a condition to First Mid’s obligation to complete the merger that First Mid receive an opinion from Schiff Hardin LLP, dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and First Mid and Delta undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by First Mid and Delta and upon customary factual assumptions. Neither First Mid nor Delta has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

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The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of First Mid or Delta. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders, assuming the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Tax Consequences of the merger for U.S. holders of Delta common stock. Except as discussed below, a U.S. holder who exchanges its shares of Delta common stock for merger consideration will recognize gain (but not loss) equal to the lesser of (i) the excess, if any, of the amount of cash plus the fair market value of any First Mid common stock received in the merger, over such U.S. holder’s adjusted tax basis in the shares of Delta common stock surrendered by such U.S. holder in the merger and (ii) the amount of cash received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of First Mid common stock).

For purposes of this calculation, the fair market value of First Mid common stock is based on the trading price of that stock on the date of the merger, rather than the methodology used in calculating the number of shares of First Mid common stock to be issued to the stockholder. In the case of any U.S. holder who acquired different blocks of Delta common stock at different times and at different prices, any realized gain or loss will be determined separately for each identifiable block of shares exchanged in the merger. A loss realized on the exchange of one block of shares cannot be used to offset a gain realized on the exchange of another block of shares, but a U.S. holder will generally be able to reduce its capital gains by capital losses in determining its income tax liability. Such U.S. holder should consult its tax advisor prior to the exchange with regard to identifying the basis or holding periods of the particular shares of First Mid common stock received in the merger.

Generally, a U.S. holder’s aggregate tax basis in the First Mid common stock received by such U.S. holder in the merger in exchange for its Delta common stock, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of First Mid Common Stock,” will equal such U.S. holder’s aggregate tax basis in the Delta common stock surrendered in the merger, increased by the amount of taxable gain or dividend income (see below), if any, recognized by such U.S. holder in the merger (other than with respect to cash received in lieu of fractional shares of First Mid common stock), and decreased by the amount of cash, if any, received by such U.S. holder in the merger (other than cash received in lieu of fractional shares of First Mid common stock). The holding period for the shares of First Mid common stock received in the merger, including any fractional shares deemed received by the U.S. holder under the treatment discussed below in “—Cash in Lieu of Fractional Shares of First Mid Common Stock,” generally will include the holding period for the shares of Delta common stock exchanged therefor.

Any capital gain generally will be long-term capital gain if the U.S. holder held the shares of Delta common stock for more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations. It is possible that all or part of the gain that a U.S. holder of Delta common stock recognizes could be treated as dividend income rather than capital gain. The gain recognized in the merger generally will be treated as capital gain, and not a dividend, if the deemed redemption associated with payment of cash to a holder of Delta common stock results in a meaningful reduction in such holder’s deemed percentage share ownership of First Mid relative to what its percentage ownership would have been if it had received solely shares of First Mid common stock rather than a combination of cash and shares of First Mid common stock in the merger. The Internal Revenue Service has ruled that a stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a meaningful reduction if that stockholder has a relatively minor (e.g., approximately 3%) reduction in its percentage stock ownership as a result of the deemed redemption. These rules are complex and dependent upon specific factual circumstances particular to each U.S. holder. Each U.S. holder that owns First Mid common stock before the effective time of the merger should consult its tax advisor as to the application of these rules to the particular facts relevant to such U.S. holder.

Cash in Lieu of Fractional Shares of First Mid Common Stock. A U.S. holder who receives cash instead of a fractional share of First Mid common stock will be treated as having received the fractional share of First Mid common stock pursuant to the merger and then as having exchanged the fractional share of First Mid common stock for cash in a redemption by First Mid. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of Delta common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Delta common stock exchanged by such U.S. Holder is greater than one year as of the effective time of the merger.

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Medicare Tax on Unearned Income. A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain incurred in connection with the merger.

Backup Withholding and Information Reporting. Payments of cash to a U.S. holder of Delta common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption satisfactory to First Mid and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

A U.S. holder of Delta common stock, as a result of having received First Mid common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of Delta common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth such holder’s basis in the Delta common stock surrendered and the fair market value of the First Mid common stock and cash received in the merger. A “significant holder” is a holder of Delta common stock who, immediately before the merger, owned at least 5% of the vote or value of the outstanding stock of Delta or securities of Delta with a basis for federal income taxes of at least $1 million.

Tax Implications to Non-U.S. Stockholders. For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Delta common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of Delta common stock for First Mid common stock and cash in the merger generally will not be subject to U.S. federal income taxation unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (b) in the case of a non- U.S. holder who is an individual, such stockholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (a) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (b) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

Except as may be otherwise provided in an applicable United States income tax treaty, a non-U.S. holder that conducts a trade or business within the United States generally will be taxed at ordinary United States federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business and such dividends will not be subject to the withholding described above. A foreign corporation may also be subject to a 30% “branch profits tax” unless a lower rate applies under an applicable United States income tax treaty.

If any gain or dividend income a non-U.S. holder recognizes from the exchange of Delta common stock for First Mid common stock and cash in the merger is effectively connected with the conduct of such trade or business, then the gain or the dividend income will be subject to U.S. federal income tax at graduated rates for non-U.S. holders other than corporations and the flat corporate rate (currently 21%) for non-U.S. holders that are corporations (including, if applicable, special lower rates that may be applicable to certain gain and dividends). If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the non-U.S. holder’s country of residence, any effectively connected gain or dividend income would generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the United States. To claim exemption from withholding for any effectively connected dividend or gain, the non-U.S. holder must certify its qualification, which can be done by providing Form W-8ECI. In addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty), referenced above, on their effectively connected earnings and profits for the taxable year, which would include such gain.

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This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences to you as a result of the merger.

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DESCRIPTION OF THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger The merger agreement contains representations and warranties that First Mid and Delta made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

General

Subject to the terms and conditions of the merger agreement and in accordance with the GBCLM and the Delaware Limited Liability Company Act, Delta will merge with and into Merger Sub, a wholly-owned subsidiary of First Mid, and Merger Sub will be the surviving entity. The separate corporate existence of Delta will terminate as a result of the merger. The merger is anticipated to be completed in late 2021. Following the completion of the merger, Merger Sub will be merged with and into First Mid, with First Mid as the surviving entity. At a time to be determined by First Mid, First Mid will cause the merger of Jefferson Bank with and into First Mid Bank, with First Mid Bank being the surviving entity. At such time, Jefferson Bank’s banking offices will become banking offices of First Mid Bank. Until the banks are merged, First Mid will own and operate Jefferson Bank and First Mid Bank as separate bank subsidiaries.

Closing and effective time

Closing. The closing of the merger will take place on the fifth business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See “—Conditions to completion of the merger” for a more complete description of the conditions that must be satisfied prior to closing. The date of the completion of the merger sometimes is referred to in this proxy statement/prospectus as the “closing date.”

Completion of the Merger. The merger will become effective as of the date and time specified in the articles of merger that will be filed with the Secretary of State of Missouri and the Secretary of State of Delaware. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the “effective time.”

Merger consideration

If the merger is completed, each share of Delta common stock which Delta stockholders own immediately before the completion of the merger will be converted into the right to receive $352.26 per share in cash without interest and 55.1061 shares of common stock, par value $4.00 per share, of First Mid, less any applicable taxes required to be withheld and subject to certain adjustments set forth in the merger agreement. Additionally, Delta’s outstanding stock options will be fully vested upon consummation of the merger, and all outstanding Delta stock options that are unexercised prior to the closing will be cashed out pursuant to the terms of the merger agreement.

Based on the closing price of First Mid’s common stock of $39.90 on July 28, 2021, and the 41,420.3 shares of Delta common stock outstanding as of July 28, 2021, the date of the merger agreement, and assuming approximately 581 equity award equivalent shares (which are shares of Delta common stock underlying the 581 outstanding Delta stock options being cashed out at the closing of the merger), assuming no adjustments to the merger consideration, Delta stockholders are expected to receive total aggregate merger consideration from First Mid of approximately $106 million, subject to receipt of cash in lieu of fractional shares. Shares of Delta common stock held by Delta stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.

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The merger consideration is subject to the following adjustments:

•	Delta Consolidated Stockholders’ Equity is Less than $75,411,189. If the closing consolidated balance sheet delivered by Delta to First Mid as of the last day of the month preceding the closing date of the merger, or as of three business days prior to the closing date of the merger if such date is more than three business days following the last day of the preceding month, reflects consolidated stockholders’ equity (as computed and adjusted in accordance with the merger agreement) less than $75,411,189, for every $50,000 shortfall thereof, the cash consideration will be reduced by $1.21 per share. As of June 30, 2021, Delta’s consolidated stockholders' equity as computed in accordance with GAAP was $75,411,189. As of the date of this proxy statement/prospectus, the parties are not aware of any existing facts or circumstances that would cause the consolidated stockholders’ equity included in the closing consolidated balance sheet to be less than $75,411,189. For the purposes of this potential adjustment, the consolidated stockholders’ equity of Delta reflected on the closing consolidated balance sheet shall be computed and adjusted in accordance with the terms of the merger agreement to reflect that the following amounts (which amounts cannot be known until the date of the closing consolidated balance sheet) shall be disregarded, and not be taken into account or otherwise reduce such consolidated stockholders’ equity reflected on the closing consolidated balance sheet: (A) any changes to the valuation of the Delta’s investment portfolio attributed to ASC 320, whether upward or downward, from June 30, 2021 until the date of the closing consolidated balance sheet, (B) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by Delta and its subsidiaries in connection with the merger agreement or the transactions contemplated thereby, (C) any amounts paid or payable to any director, officer or employee of Delta or any of its subsidiaries under any contract, severance arrangement, benefit plan or employment practice of Delta or any of its subsidiaries and all other payroll and non-payroll related costs and expenses incurred by Delta or any of its subsidiaries in connection with the merger agreement or the transactions contemplated thereby, (D) costs associated with the termination of Delta’s employee benefit plans, (E) any costs associated with the termination of Delta’s data processing agreement, (F) any negative provisions for loan losses taken by Delta from the date of the merger agreement until the date of the closing consolidated balance sheet, and (G) any other expenses incurred solely in connection with the transactions contemplated by the merger agreement, in each case incurred or to be incurred by Delta or any of its subsidiaries through the effective time of the merger in connection with the merger agreement and the transactions contemplated thereby.

•	Decrease in Market Price of First Mid Common Stock. If at any time during the five business day period commencing on the fifteenth business day preceding the closing date of the merger (which we refer to as the “determination date”), the 10 trading day average closing price of a share of First Mid common stock (we refer to such average closing price as the “First Mid market value”) is less than $31.42 and decreases by more than 20% in relation to the Nasdaq Bank Index, Delta will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio within five business days of Delta’s notice of termination. First Mid may elect to increase the exchange ratio to equal the lesser of (i) a quotient, the numerator of which is equal to the product of (A) $39.28, (B) the exchange ratio and (C) the quotient of the average daily closing value of the Nasdaq Bank Index for the ten consecutive trading days immediately preceding the determination date divided by the average daily closing value of the Nasdaq Bank Index for the ten consecutive trading days immediately preceding July 28, 2021 minus 0.20 and the denominator of which is equal to the average daily closing sales price of First Mid for the ten consecutive trading days immediately preceding the determination date; or (ii) the quotient determined by dividing $39.28 by the First Mid market value on the determination date, and multiplying the quotient by the product of the exchange ratio and 0.80. If First Mid elects to increase the exchange ratio, the merger agreement will remain in effect in accordance with its terms, except that the consideration for the merger will be increased to reflect the revised exchange ratio. If First Mid declines to increase the exchange ratio, the merger will be abandoned. If First Mid or any company belonging to the Nasdaq Bank Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between July 28, 2021 and the determination date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of adjusting the exchange ratio pursuant to this paragraph.
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•	Reclassification, Recapitalization or other Readjustment to First Mid Common Stock. If, prior to the effective time, the number of shares of First Mid common stock are changed into a different number of shares or a different class of shares because of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereof shall be declared with a record date within such period, an appropriate and proportionate adjustment shall be made to the exchange ratio so as to provide the holders of Delta common stock with the same economic effect as contemplated by the merger agreement prior to such event.

The market price of First Mid common stock will fluctuate before the completion of the merger and may also fluctuate between the completion of the merger and the time holders of Delta common stock receive any First Mid common stock. Holders of Delta common stock should obtain current stock price quotations for First Mid common stock before voting on the merger.

No fractional shares of First Mid common stock will be issued in the merger. Instead, First Mid will pay to each holder of Delta common stock who would otherwise be entitled to a fractional share of First Mid common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the weighted average of the daily closing sales prices of a share of First Mid common stock as reported on the Nasdaq Global Select Market for the ten consecutive trading days immediately preceding the closing date of the merger by the fractional share of First Mid common stock to which such former holder would otherwise be entitled.

Treatment of Delta Stock Options

Delta’s outstanding stock options will be fully vested upon the effective time of the merger, and all outstanding Delta stock options that are unexercised prior to the effective time of the merger will be automatically cancelled and the holder of each such Delta stock option will receive a cash payment (without interest) equal to the product of (a) the excess, if any, of (i) $352.26, plus (ii) the Closing Parent Common Stock Price multiplied by the Stock Consideration that would otherwise be payable for each share of Delta common stock issuable had each such option been exercised immediately prior to the closing of the merger, minus (iii) the exercise price per share of such Delta stock option, and (b) the number of shares of Delta common stock issuable upon exercise of such Delta stock option (we refer to this amount as the “option consideration”). “Closing First Mid Common Stock Price” means the weighted average of the daily closing sales prices of a share of First Mid common stock as reported on the Nasdaq Global Select Market for the ten consecutive trading days immediately preceding the closing date. As of the effective time of the merger, all Delta stock options, whether or not vested or exercisable, will no longer be outstanding and shall automatically cease to exist, and the holder of Delta stock options will cease to have any rights with respect to such Delta stock option, except the right to receive the option consideration; provided that, if the exercise price of such Delta stock option is equal to or greater than the aggregate of clauses (a)(i) and (a)(ii) above, such Delta stock option shall be cancelled without any payment of option consideration being made. The option consideration will be paid in cash.

Dissenting Shares

Holders of Delta common stock who perfect their appraisal rights (also referred to as dissenters’ rights) under the GBCLM (who we refer to as “dissenting stockholders”) will have the right to receive “fair value” of their shares of Delta common stock, determined as of the date of the meeting at which the merger is approved. This “fair value” could be more than the merger consideration but could also be less. Dissenting stockholders will not have the right to receive merger consideration in the merger and will only be entitled to their rights as dissenting stockholders under the GBCLM. If any dissenting stockholder effectively withdraws or loses his, her or its right to dissenters’ rights of appraisal, such holder will have the right to receive merger consideration in the merger. See “The Merger – Delta stockholder dissenters’ rights.”

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Exchange Procedures

First Mid has engaged Computershare to act as its exchange agent to handle the exchange of Delta common stock for the merger consideration and the payment of cash for any fractional share interest.

As promptly as practicable after the closing date, the exchange agent will mail to each holder of record of Delta common stock, other than dissenting stockholders, a letter of transmittal containing instructions for surrendering Delta common stock certificates to the exchange agent and obtaining the aggregate merger consideration that the stockholder is entitled to receive pursuant to the merger.

You must carefully follow the instructions in the letter of transmittal and return a properly executed letter of transmittal and your Delta stock certificates, if any, to the exchange agent in order to receive the merger consideration for your shares. Delta stock certificates submitted for exchange must be in a form that is acceptable for transfer (as explained in the letter of transmittal). Neither First Mid nor its exchange agent will be under any obligation to notify any person of any defects in the letter of transmittal.

Holders of Delta common stock who cannot locate their stock certificates, should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Holders of Delta common stock who hold their shares in book-entry form should follow the instructions set forth in the letter of transmittal with respect to shares of Delta common stock held in book-entry form.

As soon as reasonably practicable after its receipt of properly completed and signed letters of transmittal and accompanying Delta stock certificates, First Mid’s exchange agent will issue by book-entry transfer shares of First Mid common stock and the cash representing the merger consideration, together with cash in lieu of fractional share interests. No interest will be paid on any cash payment.

Until the certificates representing Delta common stock are surrendered for exchange, holders of such certificates will not receive the merger consideration or dividends or distributions on the First Mid common stock into which such Delta common stock have been converted. When the certificates are surrendered to First Mid’s exchange agent, any unpaid dividends or other distribution will be paid without interest. In no event will First Mid, the exchange agent, or any other person be liable to any former holder of shares of Delta common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Holders of Delta common stock should follow the instructions in the letter of transmittal for sending their stock certificates to the exchange agent. Please do not include your stock certificates with your proxy mailing.

Voting agreement

On July 28, 2021, the directors of Delta entered into a voting agreement with First Mid. Under this agreement, these stockholders have each agreed to vote, subject to their fiduciary duties, their respective shares of Delta common stock:

•	in favor of the transactions contemplated by the merger agreement;

•	against any action or agreement which would result in a breach of any term of, or any other obligation of Delta under the merger agreement; and

•	against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the merger agreement.

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Furthermore, subject to certain limited exceptions, each of these stockholders agreed not to sell, assign or transfer any shares of Delta common stock that they own without the prior written consent of First Mid. The 24,429.62 shares of Delta common stock subject to the voting agreement represent approximately 59% of Delta’s outstanding shares of common stock as of July 28, 2021. The voting obligations under the voting agreement will automatically terminate upon the earliest of the effective time, the termination of the merger agreement in accordance with its terms or April 28, 2022. A copy of the form of voting agreement is attached to this proxy statement/prospectus as Appendix C.

Conduct of business pending the merger

Conduct of Business of Delta. Under the merger agreement, Delta has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Delta and its subsidiaries are required to conduct their business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.

The following is a summary of the more significant restrictions imposed upon Delta, subject to the exceptions set forth in the merger agreement. Delta will not, and will not permit its subsidiaries to, without First Mid’s prior written consent:

•	effect a change in the capitalization of Delta or issue, grant, or sell any options, equity appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating Delta to issue, sell or register any equity securities, or any securities or obligations convertible into, or exercisable or exchangeable for, any equity securities;

•	pay any dividends or other distributions on any equity securities, except Delta is permitted to may pay customary, ordinary course dividends on shares of Delta following January 1, 2022 if the closing of the merger shall not have occurred prior to the customary, ordinary course payment date for such dividends;

•	amend the material terms of, waive any rights under, terminate, knowingly violate the terms of or enter into any contract material to Delta;

•	amend its articles of incorporation or by-laws, the certificate of incorporation or by-laws of certain of its subsidiaries, the charter or by-laws of Jefferson Bank, or any other governing document;

•	increase the compensation of the officers or key employees of Delta and its subsidiaries, pay any bonuses except in the ordinary course of business, or hire any employee with an annual salary in excess of $100,000;

•	establish, amend, or terminate any employee benefit plan;

•	fail to use commercially reasonable efforts to maintain present insurance coverage in respect of their properties and business;

•	incur or guarantee any indebtedness for borrowed money, except with respect to indebtedness to the Federal Home Loan Bank, trade payables and similar liabilities and obligations incurred in the ordinary course of business;

•	maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding (including accrued interest receivable);
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•	enter into any new credit or lending relationships in an amount over $750,000 that would require an exception to Jefferson Bank’s formal loan policy or to extend additional credit to any person unless within exceptions provided in the merger agreement;

•	apply or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

•	make any expenditure for fixed assets in excess of $100,000 for any single item, or $250,000 in the aggregate, or enter into leases of fixed assets having an annual rental in excess of $100,000 in the aggregate;

•	incur any liabilities or obligations, make any commitments or disbursements, acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the ordinary course of business consistent with prudent banking practices and the current policies of Delta and its subsidiaries;

•	enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

•	settle any action, suit, claim or proceeding against it or any of its subsidiaries in excess of $100,000 or, if less than $100,000 that would impose a material restriction of the business of Delta or any of its subsidiaries or create precedent for claims that are reasonably likely to be material to Delta;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

•	enter into any employment, consulting or similar agreements that are not terminable by 30 days’ or fewer notice without penalty or obligation;

•	become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any employee (or newly hired employees), director or stockholder; accelerate the vesting of or lapsing of restrictions with respect to any long-term incentive compensation under any benefit plans; cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any company benefit plan; or materially change any actuarial assumptions used to calculate funding obligations with respect to any company benefit plans that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable law;

•	engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act or any transactions of the kind referred to in Section; or
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•	agree to take, make an agreement to take or adopt any resolutions in support of the actions described above.

Conduct of Business of First Mid. Under the merger agreement, First Mid has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, First Mid is required to conduct its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.

The following is a summary of the more significant restrictions imposed upon First Mid, subject to the exceptions set forth in the merger agreement. First Mid will not (and neither it nor its subsidiaries will agree to take, make any commitment to take or adopt any resolutions in support of any action to), without Delta’s prior written consent:

•	amend its certificate of incorporation or by-laws or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to the stockholders of Delta;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements; or

•	agree to take, make any commitment to take or adopt any resolutions in support of the actions described above.

Certain covenants of the parties

In addition to the restrictions noted above, the merger agreement contains certain other covenants and agreements, including, among other things, the following:

•	First Mid agreed to file its applications with the Federal Reserve and the MO DOF and take all other appropriate actions necessary to obtain the regulatory approvals required for the merger as soon as practicable after the execution of the merger agreement and Delta and Jefferson Bank agreed to use all reasonable and diligent efforts to assist in obtaining such approvals.

•	First Mid agreed, to the extent necessary, to file a notification form for the listing of the shares of First Mid common stock issuable pursuant to the merger agreement on the Nasdaq Global Select Market.

•	First Mid and Delta each agreed to use their respective commercially reasonable efforts in good faith to satisfy the conditions required to close the merger and to consummate the merger as soon as practicable and not to intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of the merger agreement (including any action that would impair or impede the timely obtainment of the required regulatory approvals) or that would cause any of the representations contained in the merger agreement to be or become untrue.

•	First Mid and Delta each agreed to coordinate with the other the declaration of, record date and payment date for any dividends on either party’s common stock.

•	Delta agreed to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated therein.
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•	First Mid and Delta each agreed to coordinate any public statement regarding the transactions contemplated by the merger agreement to the media.

The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See “The Merger—Interests of certain persons in the merger” on page 50.

No solicitation of or discussions relating to an acquisition proposal

Except as described below, Delta has agreed in the merger agreement that it will not, and will cause its subsidiaries to not, solicit, initiate or knowingly encourage or facilitate any inquiries regarding, or the making of any proposal or offer that constitutes an acquisition proposal. Delta also agreed to cause each of its each of its officers, directors, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives to cease immediately and cause to be immediately terminated all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any person (other than First Mid) regarding any proposal that constitutes, or could reasonably be expected to lead to, any acquisition proposal

Notwithstanding the foregoing restrictions, prior to obtaining approval of the merger from the Delta stockholders, in the event that the Delta board of directors determines in good faith and after consultation with outside counsel, that in light of an acquisition proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with its fiduciary duties, Delta’s board of directors may, in response to an unsolicited acquisition proposal that constitutes or is reasonably expected to result in a superior acquisition proposal, subject to certain conditions, including notice to First Mid, (i) furnish information with respect to Delta or Jefferson Bank to such person making such acquisition proposal pursuant to a customary confidentiality agreement and (ii) participate in discussions or negotiations regarding such acquisition proposal and/or (iii) terminate the merger agreement in order to concurrently enter into an agreement with respect to such superior acquisition proposal. However, prior to terminating the merger agreement pursuant to this provision, Delta must provide First Mid at least five days’ notice thereof and provide First Mid with an opportunity, pursuant to procedures set forth in the merger agreement, to make an offer that is more favorable to the Delta stockholders.

Under the merger agreement, “superior acquisition proposal” means an acquisition proposal containing terms that the board of directors of Delta determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to Delta’s stockholders than the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Delta board of directors, is reasonably capable of being obtained by such third party.

If First Mid terminates the merger agreement because Delta breaches its covenant not to solicit an acquisition proposal from a third party or if Delta terminates the merger agreement in order to enter into an agreement for a superior proposal, Delta will pay to First Mid a termination fee equal to $3,090,000. See “—Termination fee.”

Representations and warranties

The merger agreement contains representations and warranties made by Delta and First Mid. These include, among other things, representations relating to:

•	valid corporate organization and existence;

•	ownership of their respective subsidiaries;

•	corporate power and authority to enter into the merger and the merger agreement;

•	absence of any breach of organizational documents or law as a result of the merger;

•	capitalization;
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•	consents and approvals;

•	financial statements;

•	filing of necessary reports with regulatory authorities;

•	loans and reserves for loan losses;

•	compliance with the Community Reinvestment Act;

•	compliance with laws; and

•	broker/finder fees.

Delta made additional representations and warranties to First Mid in the merger agreement relating to, among other things:

•	books of minutes and stock records;

•	undisclosed liabilities;

•	real property, personal property and other material assets;

•	compliance with, absence of default under and information regarding, material contracts;

•	affiliate transactions;

•	environmental matters;

•	employee matters;

•	employee benefit plans;

•	intellectual property;

•	certain tax matters;

•	investment securities;

Conditions to completion of the merger

Closing Conditions for the Benefit of First Mid and Merger Sub. The obligations of First Mid and Merger Sub are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of Delta in the merger agreement as of the closing date of the merger, except as otherwise set forth in the merger agreement;

•	performance by Delta in all material respects of its obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of Delta stockholders;
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•	execution and delivery of the articles of merger, in form suitable for filing with the Missouri Secretary of State and Delaware Secretary of State;

•	no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	receipt of a certificate signed on behalf of Delta certifying (i) the accuracy of the representations and warranties of Delta in the merger agreement and (ii) performance by Delta in all material respects of its obligations under the merger agreement;

•	receipt of a tax opinion from its tax counsel that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and Delta will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

•	no material adverse change shall have occurred with respect to Delta and its subsidiaries, taken as a whole, since July 28, 2021.

Closing Conditions for the Benefit of Delta. Delta’s obligations are subject to fulfillment of certain conditions, including:

•	accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement as of the closing date of the merger, except as otherwise set forth in the merger agreement;

•	performance by each of First Mid and Merger Sub in all material respects of its respective obligations under the merger agreement;

•	approval of the merger agreement and the transactions contemplated therein at the meeting of Delta stockholders;

•	execution and delivery of the articles of merger, in form suitable for filing with the Missouri Secretary of State and Delaware Secretary of State;

•	no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt of all necessary regulatory approvals;

•	the registration statement, of which this proxy statement/prospectus is a part, concerning First Mid common stock issuable pursuant to the merger agreement having been declared effective by the SEC and continuing to be effective as of the effective time of the merger;

•	receipt of a certificate signed on behalf of First Mid certifying (i) the accuracy of representations and warranties of First Mid and Merger Sub in the merger agreement and (ii) performance by each of First Mid and Merger Sub in all material respects of its respective obligations under the merger agreement;
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•	receipt of a tax opinion from its tax advisor that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and (ii) each of First Mid and Delta will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code; and

•	no material adverse change in First Mid since July 28, 2021.

Termination

First Mid and Delta may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either First Mid or Delta may terminate the merger agreement as follows:

•	any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or issued a final nonappealable order that has the effect of making consummation of the merger illegal or otherwise preventing or prohibiting consummation of the merger, or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to perform or observe the covenants of the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•	the merger is not completed by April 28, 2022 (which we refer to as the “outside date”), provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date;

•	approval of the Delta stockholders necessary for the merger is not obtained; or

•	any state or federal law, rule or regulation is adopted or issued and becomes effective and has the effect of prohibiting the merger.

In addition, Delta may terminate the merger agreement as follows:

•	if Delta is not in material breach of the merger agreement, and any of the representations or warranties of First Mid are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by First Mid of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to First Mid from Delta;

•	prior to Delta’s meeting of stockholders, in order to enter into an agreement with respect to an unsolicited superior proposal from a third party, provided that First Mid be provided with an opportunity, pursuant to procedures set forth in the merger agreement, to make an offer that is more favorable to the Delta stockholders, and further provided that the termination fee is paid by Delta to First Mid; or

•	if at any time during the five business day period commencing on the fifteenth business day immediately preceding the effective time of the merger, the average closing price of a share of First Mid common stock is less than $31.42 and decreases by more than 20% in relation to the Nasdaq Bank Index, Delta will have the right to terminate the merger agreement unless First Mid elects to increase the exchange ratio pursuant to the formula described in the section entitled “The Merger Agreement—Merger Consideration.”
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In addition, First Mid may terminate the merger agreement as follows:

•	if First Mid is not in material breach of the merger agreement, and any of the representations or warranties of Delta are or become untrue or inaccurate such that the conditions set forth in the merger agreement would not be satisfied or there has been a breach by Delta of any of its covenants or agreements in the merger agreement causes it to fail to perform in all material respects all agreements required to be performed by it under the merger agreement, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of two business days before the outside date or thirty days after notice to Delta from First Mid; or

•	prior to Delta’s stockholders meeting if Delta’s board of directors (i) approves or recommends, or proposes publicly to approve or recommend, any acquisition of Delta by a third-party, and/or permits Delta to enter into an acquisition agreement with a third party or (ii) recommends that the stockholders of Delta tender their shares of Delta common stock in an tender offer or exchange offer for Delta common stock has commenced (other than by First Mid or its affiliates) or fails to recommend rejection of such offer within ten business days after its commencement.

Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.

Termination fee

Delta has agreed to pay First Mid a termination fee of $3,090,000 if the merger agreement is terminated:

•	by First Mid or Delta if the merger has not been consummated by April 28, 2022 because of a breach by Delta of its covenant not to solicit acquisition proposals and, prior to such termination, an alternative proposal (substituting 50% for the 15% thresholds in the definition thereof, which we refer to as a “qualifying transaction”) was publicly announced or otherwise communicated to First Mid and is not withdrawn or otherwise abandoned and such qualifying transaction is consummated within 12 months following the termination of the merger agreement;

•	by First Mid or Delta if the Delta stockholder approval has not been obtained because of a breach by Delta of its covenant not to solicit acquisition proposals and prior to the special meeting a qualifying transaction was publicly announced or otherwise communicated to First Mid and is not withdrawn or otherwise abandoned and such qualifying transaction is consummated within 12 months following the termination of the merger agreement;

•	by First Mid if Delta has breached its covenant not to solicit acquisition proposals and prior to such termination an alternative proposal was publicly announced or otherwise communicated to First Mid and is not withdrawn or otherwise abandoned and such alternative offer is consummated within 12 months following the termination of the merger agreement;

•	by Delta in connection with accepting a superior proposal; or

•	by First Mid if (i) the Delta board of directors fails to include in the proxy statement/prospectus the recommendation that the stockholders approve the merger agreement and the transactions contemplated thereby, including the merger, or makes a company recommendation change, (ii) the Delta board of directors approves or recommends an alternative proposal or superior proposal and/or permits Delta to enter into an alternative acquisition agreement related to an alternative proposal or a superior proposal, (iii) Delta fails to call a special meeting of its stockholders or to deliver the proxy statement/prospectus to its stockholders in material breach of specified provisions of the merger agreement, or (iv) a tender offer or exchange offer for the outstanding shares of Delta common stock is commenced and the Delta board of directors recommends that the Delta stockholders tender their shares in connection with such offer or within ten business days after the commencement of such tender or exchange offer, or the Delta board of directors fails to recommend rejection of such offer.

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Management of First Mid after the merger

The First Mid executive officers will remain the same following the merger. Delta will be merged with and into Merger Sub, the sole member of which is First Mid.

Nasdaq stock listing

First Mid common stock currently is listed on the Nasdaq Global Select Market under the symbol “FMBH.” Delta’s common stock is not traded on any established public trading market. The shares to be issued to Delta’s stockholders as merger consideration also will be eligible for trading on the Nasdaq Global Select Market.

Amendment

The merger agreement may be amended in writing by the parties.

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SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS AND CERTAIN BENEFICIAL OWNERS OF DELTA

The following table sets forth, as of September 10, 2021, the shares of Delta common stock beneficially owned by (i) each director, the chief executive officer, the chief financial officer and the next other most-highly compensated executive officer of Delta and (ii) all directors and executive officers as a group. No person who is not also a director beneficially owns 5% or more of the Delta common stock.

Name and Address of Beneficial Owner	Amount of Shares Owned and Nature of Beneficial Ownership (1)	Percent of Shares of Common Stock Outstanding
Directors and Named Executive Officers: (2)

Michael J. Ross(3)	10,059.78	24.21%
Stephen P. Ross(4)	1,287.25	3.10%
Mary Carol Millsap(5)	2,814.84	6.77%
Nancy J. Agnew(6)	2,126.49	5.12%
Susan E. Kraus(7)	3,964.65	9.54%
Kathleen A. Shaner(8)	2,848.61	6.86%
John L. Dulle(9)	984.00	2.37%
Bradley A. Locke(10)	449.00	1.08%
Marilyn J. Oberkramer(11)	184.00	*

All Directors and Executive Officers as a Group (9 persons)	24,718.62	59.49%

*      Less than 1%

(1) In accordance with Rule 13d-3 of the Exchange Act, for purposes of this table, a person is deemed to be the beneficial owner of our common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from September 10, 2021. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of the shares. The shares set forth in this table include all shares held directly, as well as by spouses and minor children, in trust and in other forms of indirect ownership. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2) The business address of each director and executive officer is 2301 Market Street, Saint Louis, Missouri 63103.

(3) Shares are held in the name of a trust over which Mr. Ross has power as trustee.

(4) Shares are held in the name of a trust over which Mr. Ross has power as grantor.

(5) Shares are held in the name of a trust over which Ms. Milsap has power as trustee.

(6) Shares are held in the name of three trusts over which Ms. Agnew has power as trustee.

(7) Shares are held in the name of two trusts over which Ms. Kraus has power as trustee.

(8) Shares are held in the name of a trust over which Ms. Shaner has power as trustee.

(9) Includes unexercised options to purchase 54.00 shares of Delta’s common stock granted to Mr. Dulle, 902.00 shares held in the name of a trust over which Mr. Dulle has power as trustee, and 28.00 shares held by Mr. Dulle as custodian for four family members.

(10) Includes options to purchase 87.00 shares of Delta’s common stock granted to Mr. Locke and 362.00 shares held jointly by Mr. Locke and his spouse.

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(11) Includes options to purchase 85.00 shares of Delta’s common stock granted to Ms. Oberkramer and 99.00 shares held in the name of Ms. Oberkramer and her spouse.

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COMPARISON OF RIGHTS OF FIRST Mid STOCKHOLDERS AND
Delta STOCKHOLDERS

As a stockholder of Delta, your rights are governed by Delta’s articles of incorporation and its bylaws, each as amended and currently in effect. Upon completion of the merger, Delta stockholders who receive shares of First Mid common stock in exchange for their shares of Delta common stock will become stockholders of First Mid and their rights will be governed by First Mid’s restated certificate of incorporation and amended and restated bylaws, each as amended and currently in effect, as well as the rules and regulations applying to public companies. First Mid is incorporated in Delaware and subject to the Delaware Statutory Code and Delta is incorporated in Missouri and is subject to the Missouri Revised Statutes.

The following discussion summarizes material similarities and differences between the rights of Delta stockholders and First Mid stockholders and is not a complete description of all of the differences or of the specific provisions referred to in this summary. This discussion is qualified in its entirety by reference to the Delaware Statutory Code and the Missouri Revised Statutes, and First Mid’s restated certificate of incorporation, Delta’s articles of incorporation and First Mid’s and Delta’s respective bylaws, each as amended and restated from time to time.

	First Mid Stockholder Rights	Delta Stockholder Rights
Authorized Capital Stock:

First Mid is authorized to issue 30,000,000 shares of common stock, par value $4.00 per share, and one million shares of preferred stock, no par value per share.

As of August 4, 2021, First Mid had 18,083,126 shares of common stock outstanding, 620,690 shares of common stock held in treasury and zero shares of preferred stock outstanding.

Delta is authorized to issue 100,000 shares of common stock, par value $10.00 per share and 30,000 shares of preferred stock par value $0.01 per share, liquidation value $1,000 per share, of which 8,000 shares have been designated Series A Cumulative Non-Voting Perpetual Preferred Stock and 4,000 shares have been designated Series B Cumulative Non-Voting Perpetual Preferred Stock.

As of September 10, 2021, Delta had 41,548.30 shares of common stock outstanding and 18,451.70 shares of common stock held in treasury and zero shares of preferred stock outstanding.

Dividends:	First Mid’s board of directors may declare dividends at any regular or special meeting, pursuant to law.	Delta’s board of directors may declare dividends from time to time, pursuant to law.

Number of Directors; Classification:	First Mid’s board of directors currently consists of 9 members. First Mid’s amended and restated certificate of incorporation provide that the number of directors constituting the entire board of directors shall be determined by resolution of the board of directors or by First Mid’s stockholders at an annual meeting and shall be not less than one nor more than twenty-one.	Delta’s board of directors currently consists of seven members. Delta’s articles of incorporation provides that there shall be seven directors. All directors are elected annually for one-year terms.

First Mid’s board of directors is divided into three classes. Directors are elected for three-year terms, with one class of directors up for election at each annual meeting of stockholders.

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	First Mid Stockholder Rights	Delta Stockholder Rights
Election of Directors; Vacancies:

Each First Mid stockholder is entitled to one vote for each share of capital stock having voting power held by such stockholder.

First Mid’s amended and restated certificate of incorporation and bylaws do not provide for cumulative voting.

First Mid’s amended and restated certificate of incorporation provide that any vacancy on the board of directors may be filled by a majority of the directors then in office, or by a sole remaining director.

Each Delta stockholder is entitled to one vote for each share of stock held by such stockholder.

Delta’s bylaws provide that stockholders may cumulate their votes in the election of directors and give one candidate as many votes as the number of directors multiplied by the number of shares such stockholder owns or distribute such votes on the same principle among as many candidates as the stockholder sees fit.

Delta’s bylaws provide that any vacancy on the board of directors may be filled by a majority of the directors then in office.

Removal of Directors:	First Mid’s amended and restated certificate of incorporation provide that any director, whether elected by the stockholders, or appointed by the directors, may be removed from office only for cause and by the affirmative vote or written consent of the holders of shares having at least 66.66% of the voting power of all outstanding capital stock of First Mid entitled to vote thereon.

Neither Delta’s bylaws provide nor its articles of incorporation address removal of directors. Under Missouri law directors may be removed as follows

(i) One or more directors or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. If the articles of incorporation or bylaws provide for cumulative voting in the election of directors, if less than the entire board is to be removed, no one of the directors may be removed if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

(ii) Any director of the corporation may be removed for cause by action of a majority of the entire board of directors if the director to be removed shall, at the time of removal, fail to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or shall be in breach of any agreement between such director and the corporation relating to such director's services as a director or employee of the corporation.

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	First Mid Stockholder Rights	Delta Stockholder Rights
Call of Special Meeting of Directors:	First Mid’s amended and restated bylaws provide that a special meeting of the board of directors may be called by the president on two days' notice to each director, or called by the president or corporate secretary on the written request of two directors.	Delta’s bylaws provide that a special meeting of the board of directors may be called by the President or by any 2 directors by written notice sent at least one day prior to the time of holding the meeting.

Limitation on Director Liability:	First Mid’s amended and restated certificate of incorporation provide that no director shall be personally liable to First Mid or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that liability is not eliminated or limited with respect to: (i) any breach of the director’s duty of loyalty to First Mid or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.	Delta’s articles of incorporation provide that no director will be personally liable to Delta or it shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the directors duty of loyalty to Delta or its shareholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to Section 351.345 of Missouri Revised Statutes, or (d) for any transaction for which the director derived an improper personal benefit.

Indemnification:	First Mid’s amended and restated certificate of incorporation provide that First Mid shall indemnify all persons whom it may indemnify to the fullest extent permitted by Section 145 of the DGCL.

Delta’s articles of incorporation provide for indemnification for any person who was or is a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of Delta, by reason of the fact that such person is or was a director, officer, employee or agent of Delta, or is or was serving at the request of Delta as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgements, fines and amounts paid in settlement incurred by such person in connection with such action suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Delta.

Delta’s articles of incorporation also provide for indemnification for any person who is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Delta to procure a judgement in its favor by reason of the fact that such person is or was a director, officer, employee or agent of Delta, or is or was serving at the request of Delta as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees and amounts paid in settlement incurred by such person in connection with the defense or settlement of the action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of Delta.

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	First Mid Stockholder Rights	Delta Stockholder Rights
Call of Special Meetings of Stockholders:

First Mid’s amended and restated bylaws provide that a special meeting of the stockholders may be called by the president and shall be called by the president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in an amount of the entire capital stock of First Mid issued and outstanding and entitled to vote.

Such request must state the purpose or purposes of the proposed meeting.

Delta’s bylaws provide that a special meeting of the stockholders may be called by the president, by the board of directors or by the holders of not less than one-fifth of all of the outstanding shares of Delta entitled to vote at such meeting.

	Written notice stating the place, date, and hour of the meeting and the purposes for which the meeting is called must be given not less than 10 days nor more than 50 days before the date of the meeting, to each stockholder entitled to vote at such meeting. Only business set forth in the notice shall be addressed at the special meeting.	Written notice stating the place, date, time and purpose of the meeting must be given not less than 10 days nor more than 30 days before the date of such meeting. In addition Delta shall publish the required notice in a daily newspaper published in the city where the registered office of the corporation is located, the first insertion to be not less than 10 days prior to the date of the meeting; such notice to be published at least nine times.

Quorum of Stockholders:	First Mid’s amended and restated bylaws provide that the holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute.	Delta’s bylaws provide that the holders of a majority of the outstanding shares entitled to vote at a meeting, represented in person or by proxy, constitute a quorum at a stockholders’ meeting; provided that, in no event, will a quorum consist of less than a majority of the outstanding shares entitled to vote, but less than such quorum shall have the right to adjourn the meeting.

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	First Mid Stockholder Rights	Delta Stockholder Rights
Advance Notice Regarding Stockholders Nomination of Candidates for Election to the Board of Directors:	First Mid’s amended and restated certificate of incorporation provide that nominations, other than those made by or on behalf of the existing First Mid board of directors shall be made pursuant to timely notice in proper written form to First Mid’s corporate secretary.	Neither Delta’s articles of incorporation nor its bylaws address stockholder nominations of candidates for election to Delta’s board of directors.

To be timely, a stockholder’s nomination shall be delivered or mailed by first class United States mail, postage prepaid, to the corporate secretary of First Mid not fewer than 14 days nor more than 60 days prior to any meeting of the stockholders called for the election of directors

Each written nomination shall set forth (1) the name, age, business address and, if known, residence address of each nominee proposed in such written nomination, (2) the principal occupation or employment of each such nominee for the past five years and (3) the number of shares of stock of First Mid beneficially owned by each such nominee and by the nominating stockholder.

Stockholder Action by Written Consent:

First Mid’s amended and restated bylaws provide that any action required to be taken at any annual or special meeting of First Mid stockholders, or any action which may be taken at any annual or special meeting of First Mid stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to First Mid stockholders who have not consented in writing.

Neither Delta’s articles of incorporation nor its bylaws address stockholder action by written consent.

Missouri law generally provides that any action required to be taken at a meeting of the shareholders of a corporation, or any action which may be taken at a meeting of the shareholders of a corporation, or any action which may be taken at a meeting of the shareholders, may be taken without a meeting if consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

Appointment and Removal of Officers:	First Mid’s amended and restated bylaws provide that each officer shall be chosen by the board of directors and shall hold their office for such terms as determined from time to time by the board of directors and until his or her successor is chosen and qualified.	Delta’s bylaws provide that the officers shall be appointed by the board of directors annually at the annual meeting of the board and shall hold office for one year and until their respective successors are elected and qualified.

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	First Mid Stockholder Rights	Delta Stockholder Rights
	Any officer may be removed by the affirmative vote of a majority of the board of directors.	Any officer elected by the board may be removed by the board of directors.

Mergers, Consolidations and Similar Transactions

Under Delaware law, subject to limited exceptions, the board of directors and the holders of a majority of the outstanding shares entitled to vote must approve a merger, consolidation, or sale of all or substantially all of a corporation’s assets.

Under Missouri law, the board of directors and the holders of at least two-thirds of the outstanding shares entitled to vote must approve a merger, consolidation or exchange of shares.

Amendment to Charter and Bylaws:	Under its amended and restated certificate of incorporation, First Mid reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation.	Delta’s articles of incorporation do not address the right to amend, alter, change or repeal any provision contained in its article of incorporation.

Pursuant to First Mid’s amended and restated bylaws and certificate of incorporation, the bylaws may be altered, amended or repealed or new bylaws may be adopted by the stockholders or by the board of directors at any regular meeting of the board of directors or of the stockholders or at any special meeting of the board of directors or of the stockholders, if notice of such alteration, amendment, repeal or adoption of new by-laws be contained in the notice of such special meeting of the stockholders

Delta’s article of incorporation provide that the Board has the power to make, alter, amend or repeal the Bylaws.

Pursuant to Delta’s bylaws, the bylaws may be made, altered, amended or repealed at any regular or special meeting of the board of directors.

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STOCKHOLDER PROPOSALS

First Mid. First Mid’s 2021 annual meeting of stockholders was held on April 28, 2021. First Mid generally holds its annual meeting of the stockholders in April of each year and it is anticipated that its 2022 annual meeting of stockholders will be held in April of 2022. In order to be eligible for inclusion in First Mid’s proxy materials for the 2022 annual meeting of stockholders, any stockholder proposal to take action at such meeting must be received at First Mid’s main office at 1421 Charleston Avenue, P.O. Box 499, Mattoon, Illinois 61938, no later than November 16, 2021. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act. Any stockholder wishing to nominate an individual for election as a director at the 2022 annual meeting must comply with certain provisions in First Mid’s certificate of incorporation. First Mid’s certificate of incorporation establishes an advance notice procedure with regard to the nomination, other than by or at the direction of First Mid’s board of directors, of candidates for election as directors. If the notice is not timely and in proper form, the proposed nomination will not be considered at the annual meeting. Generally, such notice must be delivered to or mailed to and received by the corporate secretary of First Mid not fewer than 14 days nor more than 60 days before a meeting at which directors are to be elected. To be in proper form, each written nomination must set forth: (1) the name, age business address and, if known, the residence address of the nominee, (2) the principal occupation or employment of the nominee for the past five years, and (3) the number of shares of stock of First Mid beneficially owned by the nominee and by the nominating stockholder. The stockholder must also comply with certain other provisions set forth in First Mid’s certificate of incorporation relating to the nomination of an individual for election as a director. In addition, if First Mid does not receive notice of a stockholder proposal for the 2022 annual meeting of stockholders at least 45 days before the one-year anniversary of the date that First Mid’s proxy statement was released to the stockholders for its previous year’s annual meeting, proxies solicited by the management of First Mid will confer discretionary authority upon the management of First Mid to vote upon any such proposal.

Delta. Delta’s 2021 annual meeting of stockholders was held on January 15, 2021. If the merger occurs, there will be no Delta annual meeting of stockholders for 2022. Delta will hold its 2022 annual meeting of stockholders only if the merger is not completed.

LEGAL MATTERS

The validity of the First Mid common stock to be issued in connection with the merger will be passed upon for First Mid by Schiff Hardin LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for First Mid by Schiff Hardin LLP and for Delta by Armstrong Teasdale LLP.

EXPERTS

The consolidated financial statements of First Mid appearing in its Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of its internal control over financial reporting as of December 31, 2020, have been audited by BKD, LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

First Mid filed a registration statement on Form S-4 with the SEC to register the shares of First Mid common stock to be issued to Delta’s stockholders upon completion of the merger. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of First Mid in addition to being a proxy statement of Delta for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement.

First Mid files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public, free of charge, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any materials filed with the SEC by First Mid at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. First Mid’s Internet address is www.firstmid.com. The information on First Mid’s website is not part of this proxy statement/prospectus. You may obtain copies of the information that First Mid files with the SEC, free of charge, by accessing First Mid’s website at www.firstmid.com under the tab “About First Mid” then “Investor Relations” and then under “SEC Filings”. Alternatively, these documents, when available, can be obtained free of charge from First Mid upon written request to First Mid Bancshares, Inc., Corporate Secretary, 1421 Charleston Avenue, Mattoon, Illinois 61983 or by calling (217) 234-7454.

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Delta does not file periodic reports or proxy statements with the SEC. You can find additional information about Delta upon written request to Delta Bancshares Company, 2301 Market Street, St. Louis, Missouri 63103, Attn: Marilyn J. Oberkramer, Corporate Secretary, or by calling (314) 621-0100 ext. 1551.

If you would like to request documents, please do so by October 21, 2021 to receive them before the Delta special meeting.

First Mid has supplied all of the information contained in, or incorporated by reference in, this proxy statement/prospectus relating to First Mid and its subsidiary bank. Delta has supplied all of the information relating to Delta and its subsidiary bank.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to Delta stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated           . You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this proxy statement/prospectus nor the issuance by First Mid of shares of First Mid common stock in connection with the merger will create any implication to the contrary.

INCORPORATION OF CERTAIN FIRST MID DOCUMENTS BY REFERENCE

The SEC allows First Mid to “incorporate by reference” the information that it files with the SEC, which means that First Mid can disclose important information to you by referring to its filings with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, and certain information that First Mid files later with the SEC will automatically update and supersede the information in this proxy statement/prospectus.

First Mid incorporates by reference the following documents First Mid has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

•	First Mid’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 8, 2021;

•	First Mid’s Quarterly Reports on Form 10-Q for the period ended March 31, 2021, filed with the SEC on May 10, 2021, as amended by Form 10-Q/A filed with the SEC on May 24, 2021, and for the period ended June 30, 2021, filed with the SEC on August 4, 2021;

•	First Mid’s Proxy Statement on Schedule 14A and Definitive Additional Materials for the 2021 annual meeting of stockholders, each filed with the SEC on March 19, 2021;

•	The description of First Mid’s common stock contained in First Mid’s registration statement on Form 8-A filed with the SEC on April 30, 2014, as amended, and any amendment or report filed for the purposes of updating such description; and

•	First Mid’s Current Reports on Form 8-K and Form 8-K/A, filed with the SEC on January 27, 2021, February 19, 2021, February 22, 2021 (as amended by Form 8-K/A filed with the SEC on May 4, 2021), April 12, 2021, April 30, 2021 and July 29, 2021 (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K).

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In addition, First Mid is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meetings of the First Mid stockholders, provided, however, that First Mid not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

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Appendix A – Merger Agreement

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIRST MID BANCSHARES, INC.,

BROCK SUB LLC

AND

DELTA BANCSHARES COMPANY

Dated as of July 28, 2021

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A-iv

INDEX OF DEFINED TERMS

Term	Page

2301 Market	A-7
Acquisition Proposal	A-37
Affiliate	A-50
Agreement	A-1
Alternative Acquisition Agreement	A-38
Applicable Law	A-7
Articles of Merger	A-1
Bank	A-7
Bank Merger	A-1
BHCA	A-6
Borrower Affiliate	A-33
BSA/AML Law	A-14
Business Day	A-50
Cash Consideration	A-2
Closing	A-6
Closing Balance Sheet	A-43
Closing Date	A-6
Closing Parent Common Stock Price	A-5
Code	A-1
Commission	A-9
Company	A-1
Company Adverse Recommendation	A-37
Company Benefit Plans	A-21
Company Board	A-8
Company Common Stock	A-2
Company Disclosure Schedule	A-6
Company Financial Statements	A-9
Company Option	A-3
Company Recommendation	A-36
Company Shareholder Approval	A-8
Company Shareholders Meeting	A-36
Company Stock Certificates	A-2
Company Subsidiaries	A-7
Confidentiality Agreement	A-35
Consolidated Shareholders’ Equity	A-3
Conversion Fund	A-4
DE SOS	A-1
Delta Redevelopment	A-7
Determination Date	A-46
Dissenting Shares	A-5
DLLCA	A-1
DOL	A-21
Effective Time	A-2
Employees	A-20
Encumbrances	A-11
Environmental Laws	A-19
ERISA Affiliate	A-21

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ERISA Plans	A-21
Exchange Act	A-28
Exchange Agent	A-4
Exchange Ratio	A-2
Excluded Shares	A-4
Fair Lending Law	A-14
Federal Reserve	A-28
Federal Reserve Application	A-28
Final Index Price	A-46
GAAP	A-6
GBCLM	A-1
Governmental Authority	A-9
Hazardous Materials	A-19
Index	A-46
Index Ratio	A-46
Initial Index Price	A-46
Initial Parent Market Value	A-47
Injunction	A-43
Intellectual Property	A-23
Interim Balance Sheet	A-9
Interim Financial Statements	A-9
Investment Securities	A-13
IRS	A-21
IT Assets	A-24
Knowledge	A-50
Licenses	A-14
Loans	A-10
Material Adverse Effect	A-6
Material Contracts	A-11
Merger	A-1
Merger Consideration	A-2
Merger Sub	A-1
Minimum Adjusted Net Worth	A-3
MO DOF	A-19
MO DOF Application	A-28
MO SOS	A-1
Multiemployer Plan	A-22
Option Consideration	A-4
Ordinary Course of Business	A-10
Outside Date	A-45
Parent	A-1
Parent Bank	A-27
Parent Board	A-27
Parent Common Stock	A-2
Parent Disclosure Schedule	A-26
Parent Financial Statements	A-28
Parent Loans	A-31
Parent Market Value	A-47
Parent Regulatory Reports	A-30
Parent SEC Reports	A-28
Parent Stock Consideration	A-2
Parties	A-1
Party	A-1
PBGC	A-21
Permitted Encumbrances	A-11
Person	A-7

A-vi

Pine Valley	A-7
Prior Company Bidders	A-39
Proxy Statement	A-36
Qualifying Transaction	A-47
Real Property	A-11
Registration Statement	A-9
Regulatory Reports	A-19
Release	A-19
Representatives	A-38
Requisite Regulatory Approvals	A-43
Securities Act	A-9
Superior Acquisition Proposal	A-38
Surviving Company	A-1
Tax	A-15
Tax Returns	A-16
Taxes	A-15
Termination Date	A-45
Termination Fee	A-48
UDAAP Law	A-14
Voting Agreement	A-1

EXHIBITS:

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Bank Merger Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of the 28th day of July, 2021, by and among First Mid Bancshares, Inc., a Delaware corporation (“Parent”), Brock Sub LLC, a Delaware limited liability company (“Merger Sub”), Delta Bancshares Company, a Missouri corporation (the “Company”). Parent, Merger Sub, and the Company are each referred to in this Agreement as a “Party” and collectively in this Agreement as the “Parties.”

RECITALS

WHEREAS, the Parent Board and the Company Board, and the sole member of Merger Sub, have each approved and declared it advisable and in the best interests of the Parties and their respective shareholders or unit holders to effect a reorganization, whereby the Company will merge with and into Merger Sub, in the manner and on the terms and subject to the conditions set forth in ARTICLE I (the “Merger”), as a result of which Merger Sub will be the Surviving Company;

WHEREAS, immediately following the Merger, the Surviving Company will be merged with and into Parent;

WHEREAS, for federal income tax purposes the Parties desire and intend that the Merger qualify as a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute a “plan of reorganization” for purposes of Section 368 of the Code; and

WHEREAS, concurrently with this Agreement, certain shareholders of the Company have entered into a voting agreement by which they agree to vote in favor of this Agreement, the form of which is attached hereto as Exhibit A (the “Voting Agreement”).

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1               The Merger. Upon the terms and subject to the conditions of this Agreement, on the Closing Date and in accordance with the General and Business Corporation Law of Missouri, as amended (the “GBCLM”) and the Delaware Limited liability Company Act, as amended (the “DLLCA”), the Company shall be merged with and into Merger Sub, whereupon the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the company surviving the Merger (the “Surviving Company”). Immediately following the Merger, the Surviving Company shall be merged with and into Parent. The Parent will cause the merger of the Bank with and into the Parent Bank at a time to be determined by Parent following the Effective Time (the “Bank Merger”). At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Parent Bank will be the surviving bank and will continue its existence under Applicable Law. The Bank Merger shall be accomplished pursuant to the bank merger agreement in form attached hereto as Exhibit B.

1.2               Effective Time. As of the Closing, the Parties will cause the articles of merger (the “Articles of Merger”) to be executed and filed with the (a) Secretary of State of the State of Missouri (the “MO SOS”) as provided in the GBCLM, and (b) Secretary of State of the State of Delaware (the “DE SOS”) as provided in the DLLCA. The Merger shall become effective on the date and time (referred to as the “Effective Time”) at which the Articles of Merger is duly filed with the MO SOS and DE SOS, or at such other date and time as is agreed among the Parties and specified in the Articles of Merger.

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1.3               Effects of the Merger. At and as of the Effective Time:

(a)                as a result of the Merger, the certificate of formation and operating agreement of Merger Sub shall be the certificate of formation and operating agreement of the Surviving Company;

(b)                the officers of the Surviving Company shall be the officers of Merger Sub serving immediately prior to the Effective Time, who shall continue in office for the terms provided in the operating agreement of the Surviving Company and until their successors are duly elected or appointed and qualified; and

(c)                the Merger shall have the effects set forth in the applicable provisions of the GBCLM and DLLCA and, without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Merger Sub.

1.4               Merger Consideration; Conversion of Shares.

(a)                At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of the Company, $10.00 par value per share, issued and outstanding immediately prior to the Effective Time (“Company Common Stock”), other than Excluded Shares and Dissenting Shares, shall be converted into and become the right to receive the following consideration (and thereupon shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and shall thereafter represent only the right to receive, upon surrender of such certificate in accordance with Section 1.9(b), the following consideration) (the consideration described in clauses (i) and (ii) below, subject to adjustment in accordance with Section 1.4(d), the “Merger Consideration”):

(i)                 $352.26 per share in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”); and

(ii)               55.1061 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $4.00 per share, of Parent (the “Parent Common Stock”) (such per share amount, together with any cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 1.8, is hereinafter referred to as the “Parent Stock Consideration”).

(b)                The holders of any certificates of Company Common Stock (“Company Stock Certificates”) previously evidencing such shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto except as otherwise provided in this Agreement or by law.

(c)                If, between the date of this Agreement and the Effective Time, shares of Parent Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a dividend in the form of Parent Common Stock shall be declared with a record date within such period, then the Exchange Ratio will be appropriately and proportionally adjusted so as to provide the holders of Company Common Stock with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Exchange Ratio.

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(d)                In the event the Closing Balance Sheet reflects Consolidated Shareholders’ Equity less than $75,411,189 (the “Minimum Adjusted Net Worth”), for every $50,000 shortfall thereof (and not, for the avoidance of doubt, any portion thereof), the Cash Consideration shall be reduced by $1.21. If the Closing Balance Sheet reflects Consolidated Shareholders’ Equity equal to or greater than the Minimum Adjusted Net Worth, then there will be no adjustment to the Merger Consideration. As used herein, the term “Consolidated Shareholders’ Equity ” shall mean the consolidated shareholders’ equity of the Company reflected on the Closing Balance Sheet; provided, however, that the following amounts shall be disregarded, and not be taken into account or otherwise reduce such consolidated shareholders’ equity: (i) any changes to the valuation of the Company’s or any Company Subsidiary’s investment portfolio attributed to ASC 320, whether upward or downward, from June 30, 2021 until the date of the Closing Balance Sheet, (ii) the aggregate fees and expenses of attorneys, accountants, consultants, financial advisors and other professional advisors incurred by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, (iii) any amounts paid or payable to any director, officer or employee of the Company or any Company Subsidiary under any contract, severance arrangement, benefit plan or employment practice of the Company or any Company Subsidiary and all other payroll and non-payroll related costs and expenses incurred by the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, (iv) costs associated with the termination of the Company’s employee benefit plans, (v) any costs associated with the termination of the Company’s and Company Subsidiaries’ data processing agreement, (vi) any negative provisions for loan losses taken by the Company or any Company Subsidiary from the date of this Agreement until the date of the Closing Balance Sheet, and (vii) any other expenses incurred solely in connection with the transactions contemplated hereby, in each case incurred or to be incurred by the Company or any Company Subsidiary through the Effective Time in connection with this Agreement and the transactions contemplated hereby.

(e)                Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the Parties may mutually agree to change the method of effecting the Merger if and to the extent that they deem such a change to be desirable; provided, that (i) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock, and (ii) no such change shall alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger or require submission to or approval of the Company's shareholders after the Merger has been approved by the Company’s shareholders. If the Parties agree to make such a change, they shall execute appropriate documents to reflect the change.

1.5               Company Options. As of the Effective Time, each option to purchase shares of Company Common Stock or other right to purchase Company Common Stock under any Company Stock Plan (each a “Company Option”), to the extent it is outstanding and unexercised immediately prior thereto, shall become fully vested as of the Effective Time and, subject to the delivery by each holder of a Company Option of a release and consent agreement in form and substance reasonably satisfactory to the Company, shall by virtue of the Merger and without any further action on the part of any holder of any Company Option be automatically cancelled and the holder thereof will receive, as soon as reasonably practicable following the Effective Time a cash payment (without interest) with respect thereto equal to the sum of: (a) the Cash Consideration that would otherwise be payable for each share of Company Common Stock issuable had each such Company Option been exercised immediately prior to the Effective Time; plus (b) the Closing Parent Common Stock Price multiplied by the Parent Stock Consideration that would otherwise be payable for each share of Company Common Stock issuable had each such Company Option been exercised immediately prior to the Effective Time; minus (c) the exercise price per share of Company Common Stock pursuant to each such Company Option (collectively, the “Option Consideration”). The Option Consideration shall in all cases be paid in cash.

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1.6               Cancellation of Treasury Shares. At the Effective Time, each share of Company Common Stock held as treasury stock or otherwise held by the Company, if any, immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist, and no Merger Consideration shall be exchanged therefor (collectively, the “Excluded Shares”).

1.7               Exchange of Certificates.

(a)                At or prior to the Effective Time, Parent shall authorize the issuance of and shall make available to Computershare Trust Company, N.A., Parent’s exchange agent (the “Exchange Agent”), for the benefit of the holders of Company Stock Certificates for exchange in accordance with this ARTICLE I, (i) a sufficient number of shares of Parent Common Stock, to be issued by book-entry transfer, for payment of the Parent Stock Consideration pursuant to Section 1.4(a)(ii), (ii) sufficient cash for payment of the Cash Consideration pursuant to Section 1.4(a)(i) and (iii) sufficient cash for payment of cash in lieu of any fractional shares of Parent Common Stock in accordance with Section 1.8 Such amount of cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to as the “Conversion Fund.” Parent shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(b)                Following the Effective Time, and upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor Cash Consideration and Parent Stock Consideration deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration deliverable upon surrender of a Company Stock Certificate.

(c)                After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(d)                No dividends or other distributions declared with respect to Parent Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this ARTICLE I. Promptly after the surrender of a Company Stock Certificate in accordance with this ARTICLE I, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 1.4. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Parent Common Stock into which such holder’s Company Common Stock shall have been converted.

(e)                Any portion of the Conversion Fund that remains unclaimed by the shareholders of the Company twelve months after the Effective Time shall be paid to the Surviving Company, or its successors in interest. Any shareholders of the Company who have not theretofore complied with this ARTICLE I shall thereafter look only to the Surviving Company, or its successors in interest, for the issuance of the Cash Consideration, the payment of the Parent Stock Consideration and the payment of cash in lieu of any fractional shares deliverable in respect of such shareholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on such Parent Stock Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

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(f)                 In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this ARTICLE I, the Cash Consideration or the Parent Stock Consideration and cash in lieu of any fractional shares deliverable in respect thereof pursuant to this Agreement, as applicable.

1.8               No Fractional Shares. Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Parent Common Stock shall be issued as Parent Stock Consideration in the Merger. Each holder of shares of Company Common Stock who would otherwise be entitled to receive a fractional share of Parent Common Stock pursuant to this ARTICLE I shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Parent Common Stock Price by the fractional share of Parent Common Stock to which such former holder would otherwise be entitled. “Closing Parent Common Stock Price” means the weighted average of the daily closing sales prices of a share of Parent Common Stock as reported on the NASDAQ Global Market for the ten consecutive trading days immediately preceding the Closing Date.

1.9               Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a demand for appraisal of such shares in accordance with the GBCLM (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the GBCLM with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Agreement, but shall be entitled only to such rights as are granted by the GBCLM to a holder of Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of the GBCLM. If any Dissenting Shares shall lose their status as such (through failure to perfect appraisal rights under the GBCLM or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the Merger Consideration, without interest thereon, in exchange for each such share, upon surrender of the Company Stock Certificates that formerly evidenced such Dissenting Shares in the manner set forth in Section 1.7. The Company shall give Parent (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the GBCLM and received by the Company relating to shareholders’ dissenters’ rights, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands under the GBCLM consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Parent, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the GBCLM.

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1.10           Withholding. Parent or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration, the Option Consideration and any other amounts payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock or Company Options such amounts as the Company, Parent, or any affiliate thereof, or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. Parent or the Exchange Agent shall make a good faith effort to provide notice to the Company of its intent to withhold pursuant to this Section 1.10 at least five days in advance of doing so. To the extent that such amounts are properly withheld by Parent or the Exchange Agent and paid over to the appropriate taxing authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock or Company Option in respect of whom such deduction and withholding were made by Parent or the Exchange Agent.

1.11           Closing. The consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held on the fifth Business Day following the date on which all of the conditions set forth in ARTICLE VI and ARTICLE VII have been satisfied, or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or on such other date as the Parties may mutually agree (the “Closing Date”). The Closing shall take place at 10:00 a.m., local time, on the Closing Date at the offices of Schiff Hardin LLP, 233 S. Wacker Drive, Suite 7100, Chicago, Illinois, or at such other place and time upon which the Parties may agree.

ARTICLE II
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently herewith (the “Company Disclosure Schedule”) (provided, that any disclosures made with respect to a section of this ARTICLE II shall be deemed to qualify any other section of this ARTICLE II specifically referenced or cross-referenced), the Company hereby represents and warrants to Parent as of the date hereof as follows:

2.1               Organization.

(a)                The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”), is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has the corporate power and authority to own its properties and to carry on its business as presently conducted. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. As used in this Agreement, “Material Adverse Effect” shall mean changes, developments, occurrences or events (i) having a material adverse effect on the financial condition, assets, liabilities, business or results of operations of such Party or its subsidiaries, taken as a whole, or (ii) that materially impair the ability of such Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not be deemed to include the effects of (A) changes after the date hereof in general United States or global business, political, economic or market (including capital or financial markets) conditions, (B) any outbreak, escalation or worsening of hostilities, declared or undeclared acts of war, sabotage, military action or terrorism, (C) changes or proposed changes after the date hereof in United States generally accepted accounting principles (“GAAP”) or authoritative interpretations thereof, (D) changes or proposed changes after the date hereof in any federal, state, local, municipal, foreign, international, multinational or other order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty (“Applicable Law”), (E) the negotiation, execution or announcement of the Merger or this Agreement, (F) any actions by the Parties as required or contemplated by this Agreement or taken with the consent of the other Parties, and (G) any declaration by an applicable Governmental Authority of any national or global epidemic, pandemic or disease outbreak (including the COVID-19 virus), or the material worsening of such conditions threatened or existing as of the date of this Agreement; provided, further, that clauses (A), (B), (C), (D), and (G) shall not apply to the extent that such changes, developments, occurrences or events affect the Company or the Company Subsidiaries, as applicable, in a disproportionate manner relative to participants operating in the same industries in which the Company and the Company Subsidiaries operate.

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(b)                Jefferson Bank and Trust Company is a Missouri chartered bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the State of Missouri (the “Bank”), and has the requisite power and authority to own its properties and to carry on its business as presently conducted. The Bank is a wholly owned subsidiary of the Company.

(c)                Pine Valley Properties, LLC, (“Pine Valley”) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Missouri, has the requisite limited liability company power and authority to own its properties and to carry on its business as presently conducted, and is a wholly owned subsidiary of the Company.

(d)                2301 Market Street Inc. (“2301 Market”) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri, has the requisite corporate power and authority to own its properties and to carry on its business as presently conducted, and is a wholly owned subsidiary of the Company.

(e)                Delta Redevelopment Corporation (“Delta Redevelopment”) and, together with the Bank, Pine Valley, and 2301 Market, the “Company Subsidiaries”) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri, has the requisite corporate power and authority to own its properties and to carry on its business as presently conducted, and is a wholly owned subsidiary of the Bank.

(f)                 Other than (i) the Company Subsidiaries, (ii) investments in Investment Securities and (iii) securities owned in a fiduciary capacity, and except as otherwise set forth on Schedule 2.1(f), neither the Company nor any Company Subsidiary owns, directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any individual, corporation, association, partnership, trust, limited liability company, unincorporated organization or other entity or group (any such individual or entity, a “Person”). Neither the Company nor any Company Subsidiary has any outstanding contractual obligations to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

2.2               Organizational Documents; Minutes and Stock Records. The Company has furnished Parent with copies of the articles of incorporation and by-laws, or similar organizational documents, of the Company and each of the Company Subsidiaries, in each case as amended to the date hereof, and with such other documents as requested by Parent relating to the authority of the Company and the Company Subsidiaries to conduct their respective businesses. All such documents are complete and correct. The stock registers and minute books of the Company and each Company Subsidiary are each complete, correct and accurately reflect, in each case in all material respects, all meetings, consents, and other actions of the organizers, incorporators, shareholders, board of directors, and committees of the boards of directors of the Company and each Company Subsidiary, respectively, and all transactions in each such entity’s capital stock or equity ownership occurring since the applicable initial date of organization, incorporation or formation of the Company and each Company Subsidiary.

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2.3               Capitalization.

(a)                The Company. The authorized capital stock of the Company consists of (i) 100,000 shares of Company Common Stock, $10.00 par value per share, of which 41,420.3 shares are issued and outstanding as of the date of this Agreement and 0 shares are held in treasury as of the date of this Agreement, and (ii) 30,000 shares of preferred stock, $0.01 par value per share, of which zero shares are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. None of the shares of Company Common Stock are subject to any preferences, qualifications, limitations, restrictions or special or relative rights under the Company’s articles of incorporation as in effect as of the date of this Agreement. Except pursuant to any exercise provisions of any Company Options, there are no options, warrants, agreements, contracts, or other rights in existence to purchase, acquire or receive from the Company any shares of capital stock of the Company, whether now or hereafter authorized or issued. Except for the Voting Agreement to be entered into concurrently with this Agreement, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in the Company. Schedule 2.3(a) sets forth a true, complete and correct list of the aggregate number of shares of Company Common Stock issuable upon the exercise of each stock option granted under the Company Stock Plans and the exercise price for each such stock option.

(b)                The Company Subsidiaries. The authorized, issued and outstanding equity interests of each Company Subsidiary is set forth on Schedule 2.3(b), and all of such issued and outstanding equity interests are owned by the Company or the Bank. The issued and outstanding equity interests of each Company Subsidiary have been duly and validly authorized and issued and are fully paid and non-assessable and owned by the Company or the Bank. There are no options, agreements, contracts, or other rights in existence to purchase or acquire from any Company Subsidiary any equity interest of any Company Subsidiary, whether now or hereafter authorized or issued. Other than any Investment Securities held by the Bank, and the membership interests of each subsidiary owned by the Bank, no Company Subsidiary owns, whether directly or indirectly, any voting stock, equity securities or membership, partnership, joint venture or similar ownership interest in any corporation, association, partnership, limited liability company or other entity.

2.4               Authorization; No Violation.

(a)                The Company has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the performance of the Company’s obligations hereunder have been duly and validly authorized unanimously by the Board of Directors of the Company (the “Company Board”), and do not violate or conflict with the Company’s articles of incorporation, by-laws, the GBCLM, or any Applicable Law, court order or decree to which the Company or a Company Subsidiary is a party or subject, or by which the Company or a Company Subsidiary, or any of their respective properties are bound, and no other action on the part of the Company or a Company Subsidiary is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, other than the requisite approval of this Agreement and the Merger by the shareholders of the Company (the “Company Shareholder Approval”). This Agreement, when executed and delivered, and subject to the consents and regulatory approvals described in Section 2.5, will be a valid, binding and enforceable obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity. The only votes of holders of any class or series of Company capital stock necessary to approve this Agreement and the Merger are the holders of at least two thirds of the outstanding shares of Company Common Stock providing such approval at a special meeting of the Company’s shareholders. No state takeover statute or similar statute or regulation applies to this Agreement, the Voting Agreement or any of the transactions contemplated thereby and hereby.

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(b)                Subject to receipt of the consents or approvals set forth in Schedule 2.5, the execution and delivery of this Agreement and the performance of the Company’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any Company Material Contract, except for such rights of termination, cancellation or acceleration that, either individually or in the aggregate, would not reasonably be expected to (i) materially interfere with the Ordinary Course of Business conducted by the Company, any Company Subsidiary or the Surviving Company or (ii) have a Material Adverse Effect on the Company.

2.5               Consents and Approvals. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Authority”) or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger, except for (a) those third-party consents, approvals, filings or registrations set forth on Schedule 2.5, (b) the Federal Reserve Application and the MO DOF Application, (c) the filing of the Articles of Merger with the MO SOS under the GBCLM, (d) the filing of the Certificate of Merger with the DE SOS under the DLLCA, (e) the Company Shareholder Approval, and (f) the filing by Parent with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 or other applicable form under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of Parent Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement (the “Registration Statement”).

2.6               Financial Statements. Schedule 2.6 sets forth true and complete copies of the following financial statements (collectively, the “Company Financial Statements”): (a) the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2018, 2019, and 2020, and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended; and (b) the consolidated interim balance sheet of the Company and the Company Subsidiaries as of June 30, 2021 (the “Interim Balance Sheet”) and the related statements of income and changes in shareholders’ equity for the six month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Company Financial Statements are complete and correct and have been prepared in conformance with GAAP applied on a consistent basis throughout the periods involved. Each balance sheet (including any related notes) included in the Company Financial Statements presents fairly the consolidated financial position of the Company and the Company Subsidiaries as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in the Company Financial Statements presents fairly the consolidated results of operations and cash flow, respectively, of the Company and the Company Subsidiaries for the period set forth therein; provided, however, that the Interim Financial Statements contain all adjustments necessary for a fair presentation, subject to normal, recurring year-end adjustments (which adjustments will not be, individually or in the aggregate, material), and lack footnotes. The books, records and accounts of the Company and each Company Subsidiary accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and the Company Subsidiaries, as applicable.

2.7               No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Company Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions, or circumstances identified in the Schedules provided for herein, excluding any liabilities for breaches thereunder by the Company or a Company Subsidiary, and (c) liabilities, not material in the aggregate and incurred in the Ordinary Course of Business, which, under GAAP, would not be required to be reflected on a balance sheet prepared as of the date hereof. An action taken in the “Ordinary Course of Business” shall mean an action taken in the ordinary course of business of the Company and each Company Subsidiary, as applicable, in conformity with past custom and practice (including with respect to quantity and frequency) and where for such action to be taken, no separate authorization by the Company Board, the board of directors of the Bank or managers of any subsidiary, as applicable, is required. Any liabilities incurred in connection with litigation or judicial, administrative or arbitration proceedings or claims against the Company or any Company Subsidiary shall not be deemed to be incurred in the Ordinary Course of Business.

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2.8               Loans; Loan Loss Reserves.

(a)                Each outstanding loan, loan agreement, note, lease or other borrowing agreement (including any overdraft protection extensions of credit), any participation therein and any guaranty, renewal or extension thereof (collectively, “Loans”) reflected on the books and records of the Bank is evidenced by appropriate and sufficient documentation and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. No obligor named in any Loan has provided notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) to the Company or any Company Subsidiary that such obligor intends to attempt to avoid the enforceability of any term of any Loan under any such laws or equitable remedies, and no Loan is subject to any valid defense, set-off, or counterclaim that has been threatened or asserted in writing (or, to the Knowledge of the Company or any Company Subsidiary, oral) with respect to such Loan. All Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens, except to the extent such validity or enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. Neither the Company nor any Company Subsidiary has entered into any loan repurchase agreements. There has been no default on, or forgiveness or waiver of, in whole or in part, any Loan made to an executive officer or director of the Company or any Company Subsidiary or an entity controlled by an executive officer or director during the three years immediately preceding the date hereof.

(b)                The reserves and allowances for loan and lease losses shown on each of the balance sheets contained in the Company Financial Statements are adequate in the judgment of management, and consistent with the Bank’s internal policies, applicable regulatory standards and under GAAP, to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (including accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of the Bank in excess of such reserves, in each case as shown on Company Financial Statements, are, to the Knowledge of the Company and any Company Subsidiary, collectible in accordance with their terms.

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2.9               Properties and Assets.

(a)                Real Property. Schedule 2.9(a) sets forth a complete and correct description of all real property owned or leased by the Company or a Company Subsidiary or in which the Company or a Company Subsidiary has an interest (other than as a mortgagee) (the “Real Property”). No real property or improvements are carried on the Bank’s or any subsidiary’s books and records as Other Real Estate Owned. The Company and the Company Subsidiaries own, or have a valid right to use or a leasehold interest in, all Real Property used by them in the conduct of their respective businesses as such businesses are presently conducted. The ownership or leasehold interest of the Company or the Company Subsidiaries in such Real Property is not subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claims or charges of any kind (collectively, “Encumbrances”), except for Permitted Encumbrances. As used in this Agreement, “Permitted Encumbrances” shall mean (i) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Company or a Company Subsidiary is not delinquent or in default, (ii) carriers’, workers’, repairers’, materialmen’s, warehousemen liens’ and similar Encumbrances incurred in the Ordinary Course of Business, (iii) Encumbrances for taxes not yet due and payable or that are being contested in good faith and for which proper reserves have been established and reflected on the Company Financial Statements, (iv) minor exceptions or defects in title to real property or recorded easements, rights of way, building or use restrictions, covenants or conditions that in each case do not materially impair the intended use thereof, (v) zoning and similar restrictions on the use of real property, and (vi) in the case of any leased assets, (A) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any such lessor and (B) any statutory lien for amounts not yet due and payable, or that are being contested in good faith and for which proper reserves have been established and reflected on the Company Financial Statements. All material Licenses required for the lawful use and occupancy of any real property by the Company and the Company Subsidiaries, as the case may be, have been obtained and are in full force and effect. Neither the Company nor a Company Subsidiary is the lessor or lessee of any real property.

(b)                Personal Property; Sufficiency of Assets. Schedule 2.9(b) sets forth a complete and correct description of all tangible personal property owned by the Company or a Company Subsidiary, or used by the Company or a Company Subsidiary and having book value reflected in the Company Financial Statements. The Company or a Company Subsidiary, as applicable, has good, valid and insurable title to, or a valid leasehold interest in, all tangible and intangible assets used, intended or required for use by the Company or a Company Subsidiary, as applicable, in the conduct of their businesses, free and clear of any Encumbrances, except for Permitted Encumbrances, and all such tangible personal property is in good working condition and repair, normal wear and tear excepted.

2.10           Material Contracts. Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Schedule 2.10 lists all Material Contracts, true and complete copies of which have been delivered to Parent. “Material Contracts” means the following under which the Company or a Company Subsidiary is obligated on the date hereof (whether written or oral):

(a)                all agreements for consulting, professional, advisory, and other professional services, including engagement letters, and including contracts pursuant to which the Company or a Company Subsidiary performs services for others, in each case exceeding $100,000;

(b)                any leases for real property for which the Company or a Company Subsidiary is a tenant, and any leases of personal property, in each case exceeding $100,000;

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(c)                any contracts, commitments and agreements for the acquisition, development or disposition of real or personal property, other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $100,000;

(d)                all contracts relating to the employment, engagement, compensation or termination of directors, officers, employees, consultants or agents of the Company or a Company Subsidiary, and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company or a Company Subsidiary, including all Benefit Plans as defined in Section 2.21;

(e)                all loans, loan commitments, promissory notes, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications, waivers or amendments thereof, extended to or for the benefit of the Company or a Company Subsidiary;

(f)                 all agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of the Company or a Company Subsidiary, any “affiliates” of the Company or a Company Subsidiary within the meaning of Section 23A of the Federal Reserve Act or any record or beneficial owner of 5% or more of Company Common Stock, or any member of the immediate family or a related interest (as such terms are defined in 12 C.F.R. §215.2(m)) of any such Person, excepting any ordinary and customary loans and deposits that comply with applicable banking regulations;

(g)                any contract involving total annual future payments by the Company or a Company Subsidiary of more than $100,000 or which requires performance by the Company or a Company Subsidiary beyond the first anniversary of the Closing Date, that by its terms does not terminate or is not terminable by the Company or a Company Subsidiary, as applicable, without penalty within 30 days after the date of this Agreement;

(h)                except for provisions of the articles of incorporation and by-laws of each of the Company, or the charter and by-laws of the Bank, all contracts under which the Company or a Company Subsidiary has any obligation, direct, indirect, contingent or otherwise, to assume or guarantee any liability or to indemnify any Person (other than in a fiduciary capacity);

(i)                 any contract granting an Encumbrance upon any assets or properties of the Company or a Company Subsidiary;

(j)                 any contracts, commitments and agreements containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or a Company Subsidiary or limit, in any material respect, the ability of the Company or a Company Subsidiary to engage in any line of business or to compete with any Person, but excluding any such contracts, commitments or agreements solely containing immaterial confidentiality covenants;

(k)                any agreement providing for indemnification of any Person (other than the Company or a Company Subsidiary) with respect to liabilities relating to any current or former business of the Company or a Company Subsidiary, or any predecessor thereof (other than contained in agreements entered into in the Ordinary Course of Business);

(l)                 any joint venture, partnership, marketing or similar agreements with any other Person; and

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2.11           No Defaults. The Company and each Company Subsidiary has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all Material Contracts to which it is a party. There are no breaches or defaults by the Company or a Company Subsidiary under any Material Contract that could give rise to a right of termination or claim for material damages under such Material Contract, and no event has occurred that, with the lapse of time or the election of any other party, will become such a breach or default by the Company or a Company Subsidiary. To the Knowledge of the Company, no breach or default by any other party under any Material Contract has occurred or is threatened that will or could impair the ability of the Company or a Company Subsidiary to enforce any of its rights under such Material Contract.

2.12           Transactions with Affiliates. Except for ordinary course deposit and borrowing relationships made in compliance with Applicable Law and except as set forth on Schedule 2.12, no executive officer or director of the Company or any Company Subsidiary, principal shareholder, immediate family member of any of the foregoing Persons as “immediate family member” is defined in Regulation O promulgated by the Federal Reserve, or entity that “controls” any of the foregoing Persons within the meaning of Regulation O promulgated by the Federal Reserve has any loan, deposit account or other agreement or arrangement with the Company or any Company Subsidiary, or any interest in any material property (whether real, personal or mixed or tangible or intangible) used in or pertaining to the business of the Company or any Company Subsidiary.

2.13           Investments.

(a)                Set forth on Schedule 2.13(a) is a complete and correct list and description as of July 27, 2021, of (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or a Company Subsidiary, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Investment Securities”) and (ii) all such Investment Securities pledged to secure obligations of the Company or a Company Subsidiary. With respect to each Investment Security, the Company or a Company Subsidiary has good and marketable title to all Investment Securities held by it, free and clear of all Encumbrances, except for Permitted Encumbrances. The Investment Securities are valued on the books of the Company or a Company Subsidiary, as the case may be, in accordance with GAAP. None of the Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or a Company Subsidiary to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or a Company Subsidiary is a party, the Company or the Company Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

(b)                None of the Company or a Company Subsidiary has sold or otherwise disposed of any Investment Securities in a transaction in which the acquirer of such Investment Securities or other Person has the right, either conditionally or absolutely, to require the Company or a Company Subsidiary to repurchase or otherwise reacquire any such Investment Securities.

(c)                   Except as set forth on Schedule 2.13(c), there are no interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which the Company or a Company Subsidiary is bound.

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2.14           Compliance with Laws; Legal Proceedings.

(a)                The Company and each Company Subsidiary is, and at all times since January 1, 2018, has been, in compliance with all Applicable Laws (i) that regulate or are concerned in any way with the ownership and operation of banks, their holding companies and their subsidiaries or the business of banking or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the maintenance and redemption of trust preferred securities, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of the Company or such Company Subsidiary, or the assets owned, used, occupied or managed by it, except for in each of (i) and (ii) above where the failure to comply would not have a Material Adverse Effect on the Company and the Company Subsidiaries as a whole.

(b)                Without limiting the generality of the foregoing:

(i)                 UDAAP. Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning unfair or deceptive acts or practices, including Section 5 of the Federal Trade Commission Act (15 U.S.C. §§ 45), Regulation AA issued by the Board of Governors of the Federal Reserve System Regulation (12 CFR 227), and the Missouri Merchandising Practice Act (Mo. Rev. Stat. §§ 407.010 through 407.307), (each such legal requirement and the rules promulgated thereunder, a “UDAAP Law”).  Neither the Company nor a Company Subsidiary has been cited, fined or otherwise notified of any failure by it to comply with a UDAAP Law which has not been cured or otherwise satisfied in full.

(ii)               BSA/AML. Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning bank secrecy and anti-money laundering laws or regulations, including the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986, the Annunzio-Wylie Anti-Money Laundering Act of 1992, the Money Laundering Suppression Act of 1994, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the USA PATRIOT Act) (each such legal requirement and the rules promulgated thereunder, a “BSA/AML Law”).  Neither the Company nor the Bank has been cited, fined or otherwise notified of any failure by it to comply with a BSA/AML Law which has not been cured or otherwise satisfied in full.

(iii)             Fair Lending.  Neither the Company nor a Company Subsidiary has received any notice or communication from any Governmental Authority alleging violation of, or noncompliance with, any legal requirement concerning any fair lending laws or regulations, including the Equal Credit Opportunity Act and the Fair Housing Act (each such legal requirement and the rules promulgated thereunder, a “Fair Lending Law”).  Neither the Company nor a Company Subsidiary has been cited, fined or otherwise notified of any failure by it to comply with a Fair Lending Law which has not been cured or otherwise satisfied in full.

(c)                Each of the Company and the Company Subsidiaries, and each of their respective employees, holds all licenses, certificates, permits, authorizations, franchises and rights from all appropriate federal, state or other Governmental Authorities necessary for the conduct of its business and the ownership of its assets (collectively, “Licenses”), all such Licenses are in full force and effect, and none of the Company or a Company Subsidiary, or any of their respective employees, has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) of any pending or threatened action by any Governmental Authority to suspend, revoke, cancel or limit any License.

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(d)                There are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company or any Company Subsidiary, threatened or contemplated against or affecting the Company or a Company Subsidiary, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining the Company or a Company Subsidiary from taking any action of any kind in connection with their respective businesses. Neither the Company nor any Company Subsidiary has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) of enforcement actions, or any allegations of violation of any law or regulation or demand or request from a Governmental Authority to modify Company policies or procedures due to an alleged violation, concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority, and neither the Company nor any Company Subsidiary has any reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated.

2.15           Insurance. Schedule 2.15 sets forth a complete and correct list of all policies of insurance in which the Company or a Company Subsidiary is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of the Company or a Company Subsidiary, or which is owned or carried by the Company or a Company Subsidiary. All such policies are legal, valid, binding, enforceable and in full force and effect as of the date hereof and, to the extent usual and customary in the context of the business and the operations in which the Company and the Company Subsidiaries are engaged, and will continue in effect until Closing (or if such policies are cancelled or lapse prior to Closing, renewals or replacements thereof will be entered into in the Ordinary Course of Business). No application for any such policies included a material misstatement or omission. All premiums and costs with respect to such policies are set forth on Schedule 2.15 and have been paid to the extent due. None of the Company or a Company Subsidiary is in breach or default under any such policy, and no event has occurred which, with notice or the lapse of time, would constitute a breach or default or permit termination, modification or acceleration, under such policy. Except as set forth on Schedule 2.15, no claim is currently pending under any such policy involving an amount in excess of $50,000. All material insurable risks in respect of the business and assets of the Company and the Company Subsidiaries are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the business and operations in which the Company and the Company Subsidiary are engaged. None of the Company or any Company Subsidiary has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) from any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying coverage thereof or canceling or threatening cancellation of any such insurance contracts.

2.16           Taxes.

(a)                Definitions. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, levies or other similar assessments of any kind whatsoever imposed, assessed, reassessed or collected by any Governmental Authority, including all interest, penalties, fines, installments, additions to tax or other additional amounts imposed, assessed, reassessed or collected by any Governmental Authority in respect thereof, and including those related to, or levied on, or measured by, or referred to as, net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits, gross receipts, royalty, capital, capital gain, sales, goods and services, harmonized sales, use, value added, ad valorem, transfer, land transfer, real property, capital stock, personal property, environmental, business, property development, occupancy, franchise, license, withholding, payroll, employment, employer health, health insurance, social services, education, all surtaxes, unemployment or employment insurance premiums, workers compensation payments, excise, severance, stamp, premium, escheat, or windfall profits, alternative or minimum taxes, customs duties, import and export taxes, countervail and anti-dumping, and registration fees, whether disputed or not and whether payable directly or by withholding and whether or not requiring the filing of a Tax Return; (ii) any liability of the Company or a Company Subsidiary for the Taxes described in clause (i) hereof arising as a result of being or ceasing to be a member of a consolidated, affiliated or combined group whether pursuant to Treasury Regulation §1.1502-6 (and any corresponding provision of state, local or foreign law) or otherwise; and (iii) any liability for Taxes referenced in clauses (i) and (ii) as a transferee, successor, guarantor, by contract or by operation of Applicable Law or otherwise.

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(b)                Tax Returns and Audits.

(i)                 Each of the Company and the Company Subsidiaries has prepared and timely filed (taking into account all applicable extensions) all material required U.S. federal, state, local and non-U.S. returns, elections, notices, filings, declarations, forms, claims for refund, estimates, information statements, reports and other documents, including any amendments, schedules, attachments, supplements, appendices and exhibits thereto (“Tax Returns”), with the appropriate Governmental Authority in all jurisdictions in which such Tax Returns are required to be filed relating to any and all Taxes concerning or attributable to the Company and the Company Subsidiaries, as applicable. Such Tax Returns have been prepared and completed in accordance with Applicable Law in all material respects. Schedule 2.16(b)(i) lists all of the jurisdictions in which the Company and each Company Subsidiary is required to file Tax Returns or pay Taxes.

(ii)               Each of the Company and the Company Subsidiaries has duly and timely paid, or caused to be duly and timely paid, all Taxes that are due and payable by them (whether or not shown or required to be shown on any Tax Return) or made adequate provision for the payment of all material Taxes due and payable by the Company and each of the Company Subsidiaries.

(iii)             Each of the Company and the Company Subsidiaries has duly and timely withheld or deducted all Taxes and other amounts required by Applicable Law to be withheld or deducted by it, including Taxes and other amounts required to be deducted or withheld by it in respect of any amount paid or credited, or deemed to be paid or credited, by it to or for the account or benefit of any Person, including any former or current Employees, officers or directors and any non-resident Person, and has duly and timely remitted, or will duly and timely remit, as applicable, to the appropriate Governmental Authority such Taxes and other amounts required by Applicable Law to be remitted by it, for all periods ending on or prior to the Closing Date.

(iv)              None of the Company or any Company Subsidiary has entered into any agreement or other arrangement, or executed any waiver, providing for any extension of time, including any statute of limitations on or outstanding extension of the period for the assessment or collection of any Tax, and none of the Company or Company Subsidiaries is a beneficiary of any such extension of time that will be outstanding and in effect on the Closing Date.

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(v)                No audit or other examination of any Tax Return of any of the Company and the Company Subsidiaries is in progress, nor has the Company or any Company Subsidiary been notified in writing of any request for such an audit or other examination.

(vi)              There are no liens on the assets of the Company or any Company Subsidiary relating to or attributable to Taxes, except for inchoate Tax liens that attach by operation of law.

(vii)            None of the Company or any Company Subsidiary is a party to any Tax allocation or sharing agreement (other than with respect to itself and any Company Subsidiaries). None of the Company or any Company Subsidiary is or has been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of a consolidated, unitary or combined Tax group filing, consolidated or combined Tax Returns (other than, in each case, an affiliated, consolidated, unitary or combined group of which the Company is the common parent) or otherwise has any liability for the Taxes of any Person (other than with respect to itself or any of the Company Subsidiaries).

(viii)          None of the Company or any Company Subsidiary has been at any time a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(ix)              No claim in writing has ever been made by any Governmental Authority in a jurisdiction in which any of the Company or a Company Subsidiary does not file Tax Returns that the Company or a Company Subsidiary, as applicable, is or may be subject to Taxes in such jurisdiction.

(x)                None of the Company or any Company Subsidiary has entered into, been a party to or otherwise participated (directly or indirectly) in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or any transaction requiring disclosure under similar provisions of state, local or foreign Tax laws.

(xi)              No Tax rulings have been entered into or issued by any Taxing authority with respect to the Company or any Company Subsidiary that would affect the computation of Tax liability of the Company or a Company Subsidiary, as applicable, for any periods (or portions thereto) beginning on or after the Closing Date, and no request for any such rulings currently is pending with any Governmental Authority.

(xii)            None of the Company or any Company Subsidiary has agreed to make, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(xiii)          There is no contract or Company Benefit Plan covering any current or former employee or current or former independent contractor of the Company or any Company Subsidiary that, individually or collectively, could give rise to a payment by the Company or any Company Subsidiary (or the provision by the Company or any Company Subsidiary of any other benefits such as accelerated vesting) that would not be deductible by the Company or such Company Subsidiary by reason of Code Section 280G or subject to an excise Tax under Code Section 4999. None of the Company or any Company Subsidiary has any indemnity obligations or any obligation to provide a “gross up” payment for any excise Taxes imposed under Code Section 4999 or for any Taxes of any employee, including Taxes under Code 409A.

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(xiv)          The Company and each Company Subsidiary has disclosed on their respective Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Taxes within the meaning of Code Section 6662.

(xv)            None of the Company or Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists prior to the Closing: (A) a “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (B) an installment sale or open transaction; (C) a prepaid amount or deferred revenue; or (D) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19.

(xvi)          The Company and each Company Subsidiary has been treated as a “C” corporation since its respective formation.

2.17           Environmental Laws and Regulations.

(a)                Each of the Company and the Company Subsidiaries (i) has had and now has all environmental approvals, consents, Licenses, permits and orders required to conduct the business in which it has been or is now engaged and (ii) has been and is in compliance in all material respects with all applicable Environmental Laws.

(b)                Except as set forth on Schedule 2.17(b):

(i)                 there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company or any Company Subsidiary, threatened or contemplated against, or involving, the Company or any of the Company Subsidiaries, or any assets of any of the Company or the Company Subsidiaries, under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise);

(ii)               no decree, judgment or order of any kind under any of the Environmental Laws has been entered against the Company or any of the Company Subsidiaries;

(iii)             the Company and the Company Subsidiaries are in material compliance with applicable Environmental Laws;

(iv)              there has been no Release of Hazardous Materials at or affecting the Real Property or any other property;

(v)                (A) there are no Hazardous Materials in the soils, groundwater or surface waters of the Real Property that exceed applicable clean-up levels under Environmental Laws and (B) no Real Property is currently listed on or proposed for listing on any listing on the United States Environmental Protection Agency’s National Priorities List or any other analogous state governmental list of properties or sites that require investigation, remediation or other response action under applicable Environmental Laws;

(vi)              none of the Company or the Company Subsidiaries is or has ever (A) transported or disposed, or arranged for the transportation or disposal, either directly or indirectly through a sub-contractor, of a Hazardous Material, at any facility from which there is a Release or threat of Release or that is currently undergoing investigation, remediation or other response action under applicable Environmental Laws, or (B) owned, operated, leased, subleased or, to the Knowledge of the Company or any Company Subsidiary, held a security interest in (1) any facility at which any Hazardous Materials were treated, stored in significant quantities, recycled, disposed or are or were installed or incorporated into the structure or (2) any real property on which such a facility is or was located.

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(c)                “Hazardous Materials” means (A) pollutants, contaminants, pesticides, petroleum or petroleum products, radioactive substances, solid wastes or hazardous or extremely hazardous, special, dangerous, or toxic wastes, substances, chemicals or materials which are considered to be hazardous or toxic under any Environmental Law, including any “hazardous substance” as defined in or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C., Sec. 9601, et seq., as amended and reauthorized, and any “hazardous waste” as defined in or under the Resource Conservation and Recovery Act, 42 U.S.C., Sec. 6902, et seq., and all amendments thereto and reauthorizations thereof, and (B) any other pollutants, contaminants, hazardous, dangerous or toxic chemicals, materials, wastes or other substances, including any industrial process or pollution control waste or asbestos, which pose a risk to the health and safety of any Person.

(d)                “Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material), either on the Real Property or migrating from the Real Property onto another property, whether or not notification or reporting to any governmental authority was or is required, including any Release which is subject to Environmental Laws.

(e)                “Environmental Laws” means all applicable federal, state and local statutes, regulations, ordinances, rules and policies, all court and administrative orders and decrees, all arbitration awards, and the common law, which pertain to Hazardous Materials or protection of human health and safety.

2.18           Community Reinvestment Act Compliance. The Bank’s most recent Community Reinvestment Act rating was “satisfactory” or better.

2.19           Company Regulatory Reports. Since January 1, 2018, the Company and the Company Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the Federal Deposit Insurance Corporation, the Missouri Division of Finance (the “MO DOF”), the MO SOS and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of the Company or a Company Subsidiary (the “Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed.

2.20           Employee Matters.

(a)                (i) Neither the Company nor any Company Subsidiary has entered into, nor is the Company or any Company Subsidiary otherwise bound by, any collective bargaining agreements that are now in effect with respect to their employees nor has the Company or any Company Subsidiary experienced any labor disturbance, slow-down, strike, lockout, material grievance, claim of unfair labor practices, or other dispute relating to any union or collective bargaining within the past three years; (ii) there is no labor strike, labor dispute, or work slow-down, stoppage or lockout pending or, to the Knowledge of the Company and the Company Subsidiaries, threatened against or affecting the Company or any Company Subsidiary; (iii) to the Knowledge of the Company and the Company Subsidiaries, no union organization campaign is threatened or in progress with respect to any of the employees of the Company or the Company Subsidiary, and no question concerning representation exists respecting such employees; (iv) there is no unfair labor practice charge or complaint threatened or pending against the Company or the Company Subsidiaries before the National Labor Relations Board; and (v) neither the Company nor any Company Subsidiary has agreed to recognize any union or other collective bargaining representative, and no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has committed any unfair labor practice. To the Knowledge of the Company and the Company Subsidiaries, (1) no event has occurred or circumstance exists that could provide the basis for any work slow-down or stoppage or other labor dispute and (2) there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or the Company Subsidiaries.

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(b)                Schedule 2.20(b) sets forth the name, job title and date of commencement of employment with respect to each employee of the Company and the Company Subsidiaries (collectively, the “Employees”).

(c)                The Company and the Company Subsidiaries have complied and are in compliance in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to (i) wages, hours, bonuses, commissions, termination pay, vacation pay, sick pay, fringe benefits, employee benefits, health insurance continuation (COBRA), and the payment and/or accrual of the same and all insurance and all other costs and expenses applicable thereto; (ii) unlawful, wrongful, retaliatory, harassing, or discriminatory employment or labor practices; (iii) occupational health and safety standards; (iv) employment taxes, deductions, reporting and licensure requirements, and (v) plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, driver regulations, and other employment laws, regulations and ordinances. The Company and each Company Subsidiary are in material compliance with the Immigration Reform and Control Act of 1986 and maintain a current Form I-9, as required by such Act, in separate files, for each employee hired after November 9, 1986 and the Company and the Company Subsidiaries have verified, to the extent required by the Act, that each and every employee who is currently working in the United States is eligible to work in the United States.

(d)                All employees of the Company and the Company Subsidiaries have been or will have been on or before the Closing, paid in full by the Company and the Company Subsidiaries, as applicable, for all earned wages, salaries, commissions, bonuses (including any bonuses or incentive compensation related to the transactions contemplated by this Agreement), vacation pay, sick pay, and other compensation for all services performed by such employees up to and including the Closing or any such unpaid amounts existing at the time of the Closing will be properly reflected in the Closing Balance Sheet. All independent contractors who have worked for the Company or any Company Subsidiary at any time are and have been properly classified as independent contractors pursuant to all applicable regulations. The Company and any Company Subsidiary have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to their respective employees and are not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Except as set forth on Schedule 2.20(d), to the Knowledge of the Company and the Company Subsidiaries, no officer of the Company or any Company Subsidiary intends to terminate employment with the Company or any Company Subsidiary prior to or following the Closing.

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(e)                There are no, and in the past three (3) years have been no, civil, criminal, or administrative actions, proceedings, suits, demands, claims, charges, disputes, audits, hearings, citations, inspections or investigations filed before any Governmental Authority, arbitral panel or mediator by any of the directors, officers, employees, consultants or other service providers of the Company and the Company Subsidiaries related to his or her employment or services with the Company or a Company Subsidiary, or with respect to an alleged violation of the Company’s or a Company Subsidiary’s employee handbook or code of ethics, including any provisions therein that relate to sexual harassment or discrimination, nor to the Knowledge of the Company or the Bank are any such charges, grievances or complaints currently threatened with respect to any employee of the Company or a Company Subsidiary.

2.21           Employee Benefit Plans.

(a)                Schedule 2.21(a) includes a complete and correct list of the following: (i) each employee welfare benefit plan and employee pension benefit plan within the meaning of ERISA Sections 3(1) and 3(2), respectively (the “ERISA Plans”), (ii) each compensation, consulting, employment or collective bargaining agreement, and (iii) each stock option, stock purchase, phantom stock, restricted stock, stock bonus, stock appreciation right, other stock based, life, health, dental, disability, paid time off (including sick leave, holiday pay and/or vacation time) or other insurance or benefit, excess benefit, bonus, deferred or incentive compensation, top hat, severance or separation, change in control, profit sharing, retirement, award agreement, service award, tuition reimbursement, moving expense reimbursement, form of award agreement, fringe benefit, or other employee benefit plan, contract, practice, policy or arrangement of any kind, oral or written, covering current or former employees, directors, or independent contractors (or spouses or dependents of any of the foregoing) of the Company or any Company Subsidiary which the Company or any Company Subsidiary sponsors, maintains or contributes to (or, with respect to any employee pension benefit plan has maintained or contributed to within the six year period ending on the Closing Date) or to which the Company or any Company Subsidiary is a party or by which it is otherwise bound or has or could be reasonably be expected to have liability with respect to (collectively, together with the ERISA Plans, the “Company Benefit Plans”). None of the Company or any Company Subsidiary has, or has had within the six year period ending on the Closing Date, an affiliate that would be treated as a single employer together with the Company or any Company Subsidiary (an “ERISA Affiliate”) under Section 414 of the Code, other than the Company and the Company Subsidiaries with respect to each other.

(b)                The Company previously has delivered to Parent true and complete copies of the following with respect to each Company Benefit Plan (to the extent applicable): (i) copies of each Company Benefit Plan and amendments thereto, funding vehicles, and all related summary plan descriptions and summaries of material modifications; (ii) the last three years’ Annual Returns on Form 5500, including all schedules and attachments thereto and the opinions of independent accountants; (iii) all Internal Revenue Service (“IRS”) determination (or opinion) letters; (iv) actuarial reports; (v) all contracts with third party administrators, actuaries, investment managers, trustee, consultants, insurers, and independent contractors that relate to any Company Benefit Plan; (vi) all notices and other communications that were given by the Company or any Company Benefit Plan to the IRS, the U.S. Department of Labor (the “DOL”), the Pension Benefit Guaranty Corporation (the “PBGC”), within the four years preceding the date of this Agreement; and (vii) all notices or other communications that were given by the IRS, the PBGC, or the DOL to the Company or any Company Benefit Plan within the four years preceding the date of this Agreement, forms, or instruments reasonably requested by Parent.

(c)                Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will cause an increase or acceleration of payment of benefits, compensation or benefit entitlements (or vesting thereof) employees or former employees of the Company or any Company Subsidiary under any Company Benefit Plan or any other increase in the liabilities of the Company or any Company Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement; provided, that, to the extent the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby results in any such item, Schedule 2.21(c) includes a true and complete (i) list of each individual receiving a right to any such benefit and (ii) a description of each such benefit.

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(d)                Neither the Company nor any Company Subsidiary maintains, participates in, or contributes to, has ever maintained, participated in or contributed to, or has any liability or could reasonably be expected have any liability with respect to: (i) a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”); (ii) a “multiple employer plan” within the meaning of Section 3(37) of ERISA; (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; or (iv) a pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code. Neither the Company nor any Company Subsidiary or, to their Knowledge, any director or employee of the Company or any Company Subsidiary, or any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 or 407 of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan and which would reasonably be expected to result in material liability to the Company or any Company Subsidiary. The Company and the Company Subsidiaries do not provide and have never provided medical benefits, life insurance or similar welfare benefits to former employees, owners, or directors (or the spouses and dependents of any of the foregoing), except as required by Section 601 of ERISA.

(e)                Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a current favorable determination letter from the IRS, to the effect that it is qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and the Company Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to the Company’s or the Company Subsidiaries’ Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any ERISA Plan or the tax-exempt status of any related trust, and such ERISA Plan has been timely amended to reflect applicable legislation and regulations for which the remedial amendment period has expired.

(f)                 Each Company Benefit Plan has been in compliance and currently complies in all material respects in form and administration with its terms and with all Applicable Law, rules and regulations, including ERISA and the Code. Neither the Company nor any Affiliate of the Company that is a fiduciary with respect to any Company Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA. No Company Benefit Plan is currently the subject of a submission under IRS Employee Plans Compliance Resolution System or any similar system, nor under any DOL amnesty program, and neither the Company nor any Company Subsidiary anticipates any such submission of any Company Benefit Plan.

(g)                Other than claims for benefits made in the Ordinary Course of Business, there is no litigation, claim, assessment, audit, inquiries or reviews pending or, to the Company’s or the Company Subsidiaries’ Knowledge, threatened by, on behalf of, or against any of the Company Benefit Plans or against the administrators or trustees or other fiduciaries of any of the Company Benefit Plans and, there is no reasonable basis to believe that any such litigation, claim or assessment could be expected to result in liability to the Company or a Company Subsidiary.

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(h)                No Company Benefit Plan fiduciary or any other Person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other Person under any provisions of ERISA or any other applicable law by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. Every Company Benefit Plan fiduciary and official is bonded to the extent required by Section 412 of ERISA.

(i)                 All accrued contributions and other payments to be made by the Company or the Company Subsidiaries to any Company Benefit Plan (i) through the date hereof have been timely made or reserves adequate for such purposes have been set aside therefor and reflected in the Company Financial Statements and (ii) through the Closing Date will have been timely made or reserves adequate for such purposes will have been set aside therefor and reflected in the Company Financial Statements. None of the Company or any Company Subsidiary is in default in performing any of its contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Company Benefit Plan other than liabilities for benefits to be paid to participants in such Company Benefit Plan and their beneficiaries in accordance with the terms of such Company Benefit Plan. Except to the extent reserved for and reflected in the Company Financial Statements in accordance with this subsection (i), none of the Company or any Company Subsidiary has committed to, or announced, a change to any Company Benefit Plan that increases the cost of the Company Benefit Plan to the Company or a Company Subsidiary. Each Company Benefit Plan may be amended, terminated, modified, or otherwise revised by the plan sponsor, on and after the Closing, without further liability to the plan sponsor or the Company or any Company Subsidiary.

(j)                 Since January 1, 2015, the Company has offered minimum essential coverage (as described in Section 4980H of the Code) to its common law employees who must be treated as “full-time employees” under Section 4980H of the Code and its implementing regulations, and such coverage has satisfied the affordability and minimum value standards under Section 4980H of the Code and its implementing regulations. To the Knowledge of the Company, the Company has not been and does not reasonably expect to be subject to any penalty under Section 4980H of the Code with respect to any period prior to the Closing. For each required plan year, the Company has timely filed Forms 1094-C and 1095-C with the IRS and timely distributed Form 1095-C to each applicable employee.

2.22           Technology and Intellectual Property.

(a)                Schedule 2.22(a) sets forth a complete and correct list of all (i) registered trademarks, service marks, domain names, copyrights and patents; (ii) applications for registration or grant of any of the foregoing; (iii) unregistered trademarks, service marks, trade names, logos and assumed names; and (iv) licenses for any of the foregoing, in each case, owned by or for the benefit of the Company or a Company Subsidiary, or used in or necessary to conduct the Company’s or a Company Subsidiary’s business as presently conducted. The items on Schedule 2.22(a), together with all other trademarks, service marks, trade names, logos, assumed names, patents, copyrights, trade secrets, computer software, licenses, formulae, customer lists or other databases, business application designs and inventions currently used in or necessary to conduct the businesses of the Company or of a Company Subsidiary, constitute the “Intellectual Property.”

(b)                The Company and each Company Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the Intellectual Property as is necessary to permit the use of the Intellectual Property in the conduct of its business as presently conducted. Neither the Company nor any Company Subsidiary has received any notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral) alleging that the Company or any Company Subsidiary has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, and to the Knowledge of the Company and the Company Subsidiaries, none of the Company or any Company Subsidiary has committed any such violation or infringement. To the Knowledge of the Company or any Company Subsidiary, there are no facts or circumstances that, upon consummation of the transactions contemplated hereby, would cause the Company or any Company Subsidiary to be in any way more restricted in its use of any of the Intellectual Property than it was on the date hereof under any contract to which the Company or a Company Subsidiary is a party or by which it is bound, or that use of such Intellectual Property by the Bank will, as a result of such consummation, violate or infringe the rights of any Person, or subject Parent, the Company a Company Subsidiary to liability of any kind, under any such contract.

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(c)                The Company or a Company Subsidiary has ownership of, or such other rights by license, lease or other agreement in and to, the IT Assets as is necessary to permit the Company and the Company Subsidiaries to use the IT Assets in the conduct of their respective businesses as presently conducted. The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and the Company Subsidiaries in connection with their respective businesses, and have not materially malfunctioned or failed within the past three years. “IT Assets” means the computers, computer software, firmware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation, owned or leased by the Company or the Company Subsidiaries. To the Knowledge of the Company and the Company Subsidiaries, the IT Assets do not contain any worms, viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, except as disclosed in its documentation. To the Knowledge of the Company and the Company Subsidiaries, no Person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable back-up and disaster recovery technology consistent with industry practices. To the Knowledge of the Company and the Company Subsidiaries, except for “off the shelf” software licensed by the Company or the Company Subsidiaries in the Ordinary Course of Business, none of the IT Assets contains any shareware, open source code, or other software the use of which by the Company to any Company Subsidiary requires disclosure or licensing of any intellectual property.

2.23           Absence of Certain Changes or Events. Other than as specifically disclosed in this Agreement, the Company Financial Statements, Schedule 2.23, or the other Schedules delivered pursuant to this Agreement, since December 31, 2020, the Company and the Company Subsidiaries have not suffered any change, development, occurrence or event that, in any case or in the aggregate, has caused or reasonably would be expected to cause a Material Adverse Effect to the Company and the Company Subsidiaries, taken as a whole. No fact or condition exists with respect to the business, operations or assets of the Company or the Company Subsidiaries which the Company has reason to believe may cause the Federal Reserve Application, the MO DOF Application or any of the other regulatory approvals referenced in Section 6.4 or Section 7.4 to be denied or unduly delayed.

2.24           Conduct of Business Since December 31, 2020. Since December 31, 2020 the business of the Company and each Company Subsidiary has been conducted only in the Ordinary Course of Business. Without limiting the generality of the foregoing, since December 31, 2020, except as set forth on Schedule 2.24, none of the Company or a Company Subsidiary has taken, or has caused, suffered or permitted to be taken any of the following actions:

(a)                sold, leased (as lessor), transferred or otherwise disposed of (including any transfers to any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the Company’s or any Company Subsidiary’s assets reflected on the Company Financial Statements or any assets acquired by the Company or a Company Subsidiary after December 31, 2019, except for (i) loans held for sale and Investment Securities sold or otherwise disposed of in the Ordinary Course of Business and (ii) Permitted Encumbrances;

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(b)                cancelled any debts owed to or claims held by the Company or a Company Subsidiary (including the settlement of any claims or litigation) other than in the Ordinary Course of Business;

(c)                created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money in respect of the Company or a Company Subsidiary, or entered into, as lessee, any capitalized lease obligations, in either case other than in the Ordinary Course of Business;

(d)                accelerated or delayed collection of notes, accounts or loans receivable generated by the Company or a Company Subsidiary in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business;

(e)                delayed or accelerated payment of any account payable or other liability of the Company or a Company Subsidiary beyond or in advance of its due date or the date when such liability would have been paid in the Ordinary Course of Business;

(f)                 declared or paid any dividend on shares of Company Common Stock or made any other distribution with respect thereto, except in the Ordinary Course of Business;

(g)                instituted any increase in any compensation payable to any employee of the Company or any Company Subsidiary other than routine increases in the Ordinary Course of Business, or instituted any increase in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to employees of the Company or any Company Subsidiary;

(h)                prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or

(i)                 made any change in the accounting principles and practices used by the Company or any Company Subsidiary from those applied in the preparation of the Company Financial Statements and the related statements of income and cash flow for the period then ended.

2.25           Change in Business Relationships. None of the Company or any Company Subsidiary has received notice (whether written or, to the Knowledge of the Company or any Company Subsidiary, oral), whether on account of the transactions contemplated by this Agreement or otherwise, (a) that any customer, agent, Representative, supplier, vendor or business referral source of the Company or any Company Subsidiary intends to discontinue, diminish or change its relationship with the Company or any Company Subsidiary, the effect of which would be material to the business, assets or operations of the Company or any Company Subsidiary, or (b) that any executive officer of the Company or any Company Subsidiary intends to terminate or substantially alter the terms of his or her employment. There have been no complaints or disputes (in each case set forth in writing) with any customer, employee, agent, Representative, supplier, vendor, business referral source or other parties that have not been resolved which are reasonably likely to be material to the business, assets or operations of the Company or any Company Subsidiary.

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2.26           Brokers’ and Finders’ Fees. Except for Piper Sandler & Co., none of the Company or any Company Subsidiary has any liability (whether incurred, potential, contingent or otherwise) for financial advisor fees, brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

2.27           Opinion of Financial Advisor. The Company has received the opinion of Piper Sandler & Co. to the effect that, as of the date thereof, the Merger Consideration to be received in the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

2.28           Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Registration Statement to be filed with the Commission by Parent in connection with the transactions contemplated by this Agreement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of Applicable Law, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent in writing for inclusion or incorporation by reference in the Proxy Statement.

2.29           No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE II, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, any of the Company Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of the Company Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this ARTICLE II, any oral or written information presented to Parent or any of its Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. The Company acknowledges and agrees that neither Parent or Merger Sub nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
CONCERNING PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently herewith (the “Parent Disclosure Schedule”) (provided, that any disclosures made with respect to a section of this ARTICLE III shall be deemed to qualify any other section of this ARTICLE III specifically referenced or cross-referenced), Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof as follows:

3.1               Organization.

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(a)                Parent is duly registered as a financial holding company under the BHCA, is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own its own properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign company in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Parent. Merger Sub is a wholly owned subsidiary of Parent and is treated as a disregarded entity for Federal income tax purposes.

(b)                First Mid Bank & Trust, N.A. is a nationally chartered bank, duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the United States of America (the “Parent Bank”), and has the requisite power and authority to own its properties and to carry on its business as presently conducted. Parent Bank is a wholly owned subsidiary of Parent.

3.2               Capitalization. The authorized capital stock of Parent consists of (i) 30,000,000 shares of common stock, $4.00 par value per share, of which 18,083,126 shares were issued and outstanding, and 620,691 shares were held in treasury, as of the date of this Agreement, and (ii) 1,000,000 shares of preferred stock, no par value per share, of which zero shares are issued and outstanding as of the date of this Agreement. The issued and outstanding shares of Parent Common Stock have been duly and validly authorized and issued and are fully paid and non-assessable. The Parent Common Stock is subject to certain preferences, qualifications, limitations, restrictions or special or relative rights under Parent’s certificate of incorporation, a true and complete copy of which has been previously provided to the Company. There are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from Parent any shares of capital stock of Parent, whether now or hereafter authorized or issued, other than shares issuable pursuant to employee benefit or compensation plans referred to in the Parent SEC Documents. There are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of any interests in Parent.

3.3               Authorization; No Violations.

(a)                The execution and delivery of this Agreement by Parent and the performance of Parent’s obligations hereunder have been duly and validly authorized by the board of directors of Parent (the “Parent Board”), do not violate or conflict with the certificate of incorporation or by-laws of Parent, the Delaware General Corporation Law, as amended, or any Applicable Law, court order or decree to which Parent is a party or subject, or by which Parent is bound, and require no further corporate or stockholder approval on the part of Parent. Subject to receipt of the consents or approvals set forth in Schedule 3.4, the execution and delivery of this Agreement by Parent and the performance of Parent’s obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Parent is bound. This Agreement, when executed and delivered, and subject to the matters described in Section 3.4, will be a valid, binding and enforceable obligation of Parent, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

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(b)                The execution and delivery of this Agreement by Merger Sub and the performance of Merger Sub’s obligations hereunder have been duly and validly authorized by the sole member of Merger Sub, do not violate or conflict with the certificate of formation or operating agreement of Merger Sub, any Applicable Law, court order or decree to which Merger Sub is a party or subject, or by which Merger Sub is bound, and require no further limited liability company or member approval on the part of Merger Sub. Parent, in its capacity as sole member of Merger Sub, has approved this Agreement and the Merger. Subject to receipt of the consents or approvals set forth in Schedule 3.4, the execution and delivery of this Agreement by Merger Sub and the performance of Merger Sub's obligations hereunder do not and will not result in any default or give rise to any right of termination, cancellation or acceleration under any material note, bond, mortgage, indenture or other agreement by which Merger Sub is bound. This Agreement, when executed and delivered, and subject to the matters described in Section 3.4, will be a valid, binding and enforceable obligation of Merger Sub, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

3.4               Consents and Approvals. No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Parent of this Agreement and the consummation by Parent, as of the Effective Date, of the transactions contemplated by this Agreement, except for (a) the consents and approvals set forth on Schedule 3.4, (b) the filing by Parent of an application with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the BHCA (the “Federal Reserve Application”) and the filing of an application with the MO DOF (the “MO DOF Application”), (c) the filing by Parent of the Registration Statement, (d) the Company Shareholder Approval, (e) the filing of the Articles of Merger with the MO SOS under the GBCLM and (f) the filing of the Certificate of Merger with the DE SOS under the DLLCA.

3.5               Parent SEC Filings and Financial Statements.

(a)                The financial statements presented (or incorporated by reference) in the Parent SEC Reports (including the related notes and any schedules thereto, where applicable) have been prepared in conformity with GAAP, applied on a consistent basis throughout the periods involved except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Parent SEC Reports (collectively, the “Parent Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities, results of operations, changes in stockholders’ equity and cash flows of Parent and its subsidiaries at the respective dates of and for the periods referred to in the Parent Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Parent Financial Statements. The Parent Financial Statements do not include any assets or omit to state any liabilities, absolute or contingent, or other facts, which inclusion or omission would render the Parent Financial Statements misleading in any material respect as of the respective dates thereof and for the periods referred to therein. As of the date hereof, BKD LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent registered public accountants of Parent.

(b)                Since December 31, 2018, Parent has timely furnished or filed all registration statements, prospectuses, reports, schedules, statements, forms, documents and reports (including exhibits and all other information incorporated by reference) required to be furnished or filed with the Commission under the Securities Act or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (collectively with any amendments thereto, but excluding the Proxy Statement and the Registration Statement, the “Parent SEC Reports”), except to the extent that the failure to file any such Parent SEC Report would not have a Material Adverse Effect on Parent. Each of the Parent SEC Reports, in each case as of its filing date, or, if amended, as finally amended prior to the date of this Agreement (with respect to those Parent SEC Reports filed prior to the date of this Agreement), has complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes Oxley Act of 2002 and the rules and regulations of the SEC thereunder, and none of the Parent SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference, when filed or furnished or, if amended, as finally amended prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent that the failure to file any such Parent SEC Report would not have a Material Adverse Effect on Parent. None of Parent’s subsidiaries are or ever have been required to file or furnish any forms, reports or other documents with the Commission. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the Commission with respect to any of the Parent SEC Reports.

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(c)                Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act, and Parent has established and maintains internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) as required by Rule 13a-15(a) under the Exchange Act. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Parent Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since December 31, 2018, neither Parent nor any of its subsidiaries has Knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its subsidiaries or their respective internal accounting controls, including any written complaint, allegation, assertion or claim that Parent or any of its subsidiaries has engaged in questionable accounting or auditing practices, which, if true, would constitute a significant deficiency or a material weakness. Since January 1, 2018, subject to any applicable grace periods, (i) Parent has been and is in compliance in all material respects with the applicable provisions of the Sarbanes Oxley Act of 2002, and (ii) Parent has been and is in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

3.6               Compliance with Laws; Legal Proceedings.

(a)                Parent and its subsidiaries are each in compliance with all applicable federal, state, county and municipal laws and regulations (i) that regulate or are concerned in any way with the ownership and operation of banks or the business of banking, their holding companies and their subsidiaries or of acting as a fiduciary, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (ii) that otherwise relate to or affect the business or assets of Parent or any of its subsidiaries or the assets owned, used, occupied or managed by Parent or any of its subsidiaries, except for such noncompliance which individually or in the aggregate would not have a Material Adverse Effect on Parent. Parent and its subsidiaries hold all material Licenses from all appropriate federal, state or other Governmental Authorities necessary for the conduct of their respective businesses and the ownership of their respective assets. None of Parent or its subsidiaries has received from any federal, state or other Governmental Authority any notice or communication indicating that Governmental Authority would, and Parent has no reason to believe any such Governmental Authority would, object to, or withhold any approval or consent necessary for, the consummation by Parent of the Merger and the transactions contemplated by this Agreement.

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(b)                Except as may be disclosed in the Parent SEC Documents, there are no material claims, actions, suits or proceedings pending or, to the Knowledge of Parent, threatened or contemplated against or affecting Parent or its subsidiaries, at law or in equity, or before any federal, state or other Governmental Authority or any arbitrator or arbitration panel, whether by contract or otherwise, including any claims, actions, suits or proceedings that might seek to challenge the validity or propriety of the Merger or that would affect Parent’s ability to obtain the Requisite Regulatory Approvals, and there is no decree, judgment or order or supervisory agreement of any kind in existence against or restraining Parent or its subsidiaries from taking any action of any kind in connection with their respective businesses. Except as may be disclosed in the Parent SEC Documents, none of Parent or its subsidiaries has received from any federal, state or other Governmental Authority any notice or threat (whether written or, to the Knowledge of Parent, oral) of any enforcement action, criticism or recommendation concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practices that has not been resolved to the reasonable satisfaction of such Governmental Authority and that would be materially adverse to Parent and its subsidiaries taken as a whole, and Parent has no reasonable basis to believe that any such enforcement action, criticism or recommendation not otherwise disclosed herein is contemplated.

3.7               Parent Regulatory Reports. Since December 31, 2018, Parent and its subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve, the OCC, the Delaware Secretary of State and any other Governmental Authority or self-regulatory organization with jurisdiction over any of the activities of Parent or its subsidiaries (the “Parent Regulatory Reports”), and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, the Parent Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable Governmental Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.8               No Adverse Change. Except as disclosed in the Parent SEC Documents or this Agreement, there has not occurred (a) since December 31, 2019, any Material Adverse Effect on Parent, or (b) any change, condition, event, circumstance, fact or other occurrence, whether occurring before or since December 31, 2019 that may reasonably be expected to have or result in a Material Adverse Effect on Parent. No fact or condition exists with respect to the business, operations or assets of Parent or its subsidiaries which Parent has reason to believe may cause the Federal Reserve Application, the MO DOF Application or any of the other regulatory approvals referenced in Section 6.4 or Section 7.4 to be denied or unduly delayed.

3.9               Taxation of the Merger. Neither Parent nor any of its subsidiaries has taken any action or agreed to take any action that would preclude the Merger from qualifying as a reorganization in accordance with Section 368(a) of the Code and, to the Knowledge of Parent, there are no agreements or arrangements to which Parent or any of its subsidiaries is a party that would prevent the Merger from so qualifying.

3.10           Brokers’ and Finders’ Fees. Neither Parent nor any of its subsidiaries has any liability (whether incurred, potential, contingent or otherwise) for brokerage commissions, finders’ fees, or like compensation with respect to the transactions contemplated by this Agreement.

3.11           Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the Commission, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

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3.12           Loans; Loan Loss Reserves.

(a)                Each outstanding loan, loan agreement, note, lease or other borrowing agreement (including any overdraft protection extensions of credit), any participation therein and any guaranty, renewal or extension thereof (collectively, “Parent Loans”) reflected on the books and records of Parent Bank is evidenced by appropriate and sufficient documentation and, to the Knowledge of Parent, constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and remedies generally from time to time in effect and by Applicable Law which may affect the availability of equitable remedies. No obligor named in any Parent Loan has provided notice (whether written or, to the Knowledge of Parent or Parent Bank, oral) to Parent or Parent Bank that such obligor intends to attempt to avoid the enforceability of any term of any Parent Loan under any such laws or equitable remedies, and no Parent Loan is subject to any valid defense, set-off, or counterclaim that has been threatened or asserted with respect to such Parent Loan. All Parent Loans that are secured, as evidenced by the appropriate and sufficient ancillary security documents, are so secured by valid and enforceable liens. Neither Parent nor Parent Bank has entered into any loan repurchase agreements.

(b)                The reserves for loan and lease losses shown on each of the balance sheets contained in the Parent Financial Statements are adequate in the judgment of management and consistent with applicable regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding (excluding accrued interest receivable) as of the applicable date of such balance sheet. The aggregate loan balances of Parent Bank in excess of such reserves, in each case as shown on Parent Financial Statements, are, to the Knowledge of Parent and Parent Bank, collectible in accordance with their terms.

3.13           Financial Capability. Parent has a sufficient number of non-outstanding shares of Parent Common Stock to complete the Merger as contemplated by this Agreement. Parent will have prior to the Effective Time sufficient funds to pay the aggregate Cash Consideration and the Option Consideration.

3.14           Community Reinvestment Act Compliance. Parent Bank’s most recent Community Reinvestment Act rating was “satisfactory” or better.

3.15           No Other Representations or Warranties. Except for the representations and warranties made by Parent in this ARTICLE III, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent, any of its subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to: (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Parent acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in ARTICLE II.

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ARTICLE IV
AGREEMENTS AND COVENANTS

4.1               Conduct of the Company’s Business. Except as may be (w) required by Applicable Law or any Governmental Authority, (x) consented to by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (y) required or explicitly permitted by the terms of this Agreement, or (z) set forth on Schedule 4.1, the Company shall (i) conduct its business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (iii) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Merger. Without limiting the generality of the foregoing, except as may be required by Applicable Law or any Governmental Authority, required or explicitly permitted by the terms of this Agreement, or set forth on Schedule 4.1, the Company will not, and will not permit any Company Subsidiary to, without the prior written consent (including by electronic mail) of Parent:

(a)                change the articles or certificate of incorporation or by-laws of the Company, the charter or by-laws of the Bank, or the certificate of organization or operating agreement or by-laws of any other Company Subsidiary, or any other governing document; provided, however, the Company shall use commercially reasonable efforts to cause Pine Valley to dissolve or merge into the Company prior to the Closing;

(b)                issue, sell, pledge, transfer, dispose of, redeem or encumber any equity securities, effect any split, combination, subdivision, reclassification or redemption of any outstanding equity securities, or otherwise change its capitalization as it exists on the date of this Agreement, or issue, grant, or sell any options, equity appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue, sell or register any equity securities, or any securities or obligations convertible into, or exercisable or exchangeable for, any equity securities;

(c)                increase the compensation of officers or key employees, pay any bonuses except in the Ordinary Course of Business, or hire any employee with an annual salary in excess of $100,000;

(d)                become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any Company Benefit Plan for the benefit of any Employee (or newly hired employees), director or shareholder; accelerate the vesting of or lapsing of restrictions with respect to any long-term incentive compensation under any Company Benefit Plans; cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by Applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any Applicable Law;

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(e)                (i) enter into any new credit or new lending relationships greater than $1,000,000 that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in strict compliance with the provisions of such loan policy; or (ii) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any Company Subsidiary which constitutes a nonperforming loan or against any part of such indebtedness the Company or any Company Subsidiary has established loss reserves or any part of which has been charged-off by the Company or any Company Subsidiary;

(f)                 declare or pay any dividends or other distributions on any equity securities; provided, however, subject to Section 4.19, that the Company may pay customary, ordinary course dividends on shares of Company Common Stock following January 1, 2022 if the Closing shall not have occurred prior to the customary, ordinary course payment date for such dividends;

(g)                fail to use commercially reasonable efforts to maintain present insurance coverage in respect of their properties and businesses;

(h)                incur or guarantee any indebtedness for borrowed money, except with respect to indebtedness to the Federal Home Loan Bank, trade payables and similar liabilities and obligations incurred in the Ordinary Course of Business;

(i)                 maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Loans previously charged off, on Loans and leases outstanding (excluding accrued interest receivable);

(j)                 enter into any employment, consulting or similar agreements that are not terminable by the Company or such Company Subsidiary, as applicable, on 30 days’ or fewer notice without penalty or obligation, or terminate the employment of any officer or other key employee of the Company or a Company Subsidiary thereof without first notifying Parent;

(k)                take any action that would result in a termination, partial termination, curtailment, discontinuance of a Benefit Plan or merger of any Benefit Plan into another plan or trust;

(l)                 fail to file all Tax Returns in a timely manner, make any application for or consent to any extension of time for filing any Tax Return or any extension of the period of limitations applicable thereto, change any of its accounting methods for federal and state income tax purposes or make or change any material Tax elections;

(m)              implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(n)                make any expenditure for fixed assets in excess of $100,000 for any single item, or $250,000 in the aggregate, or enter into leases of fixed assets having an annual rental in excess of $100,000 in the aggregate;

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(o)                incur any liabilities or obligations, make any commitments or disbursements, acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business) or dispose of any property or asset, make any contract or agreement, or engage in any transaction except in the Ordinary Course of Business consistent with prudent banking practices and the current policies of the Company and the Company Subsidiaries;

(p)                amend or waive the material terms of, fail to do anything that will cause a breach by the Company or such Company Subsidiary of, or default by the Company or such Company Subsidiary under, or enter into, any Material Contract, any material restriction on the ability of the Company or such Company Subsidiary to conduct its business as it is presently being conducted, or any Contract or other binding obligation relating to any class of Company Capital Stock or rights associated therewith or any outstanding instrument of indebtedness;

(q)                engage or agree to engage in any “covered transaction” within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to the applicability of any exemptions contained in Section 23A), unless the Bank has complied with Sections 23A and 23B of the Federal Reserve Act;

(r)                 enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by Applicable Law or requested by any Governmental Authority;

(s)                 settle any action, suit, claim or proceeding against it, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $100,000 and that would not (i) impose any material restriction on the business of the Company or such Company Subsidiary or (ii) create precedent for claims that is reasonably likely to be material to it;

(t)                 make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility; or

(u)                agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 4.1.

4.2               Conduct of Parent’s Business . Except as may be (w) required by Applicable Law or any Governmental Authority, (x) consented to by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (y) required or explicitly permitted by the terms of this Agreement, or (z) set forth on Schedule 4.2, Parent shall (i) conduct its business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and (iii) take no action that is intended to or would reasonably be expected to materially adversely affect or materially delay the ability of the Company or Parent to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Merger. Without limiting the generality of the foregoing, except as may be required by Applicable Law or any Governmental Authority, required or explicitly permitted by the terms of this Agreement, or set forth on Schedule 4.2, without the prior written consent of the Company which shall not be unreasonably withheld, conditioned or delayed:

(a)                Parent shall not amend its certificate of incorporation or by-laws or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the shareholders of the Company;

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(b)                Parent shall not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements; and

(c)                Parent shall not agree to take, make any commitment to take, or adopt any resolutions of the Parent Board in support of, any of the actions prohibited by this Section 4.2.

4.3               Access to Information and Premises.

(a)                The Company shall provide Parent and its Representatives full access, during normal business hours and on reasonable advance notice to the Company, to further information (to the extent permissible under Applicable Law) and the Company’s and Company Subsidiaries’ premises for purposes of (i) observing the Company’s and the Company Subsidiaries’ business activities and operations and to consult with their officers and employees regarding the same on an ongoing basis to verify compliance by the Company and the Company Subsidiary with all terms of this Agreement, and (ii) making all necessary preparations for conversion of the Bank’s IT Assets; provided, however, that the foregoing actions shall not (x) unduly interfere with the business operations of the Company or the Company Subsidiaries, (y) require the disclosure of any matter that is subject to attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege) or (z) require the disclosure of any matter that would violate Applicable Law or any duty. From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly provide to Parent a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, and a copy of each report filed by it or any Company Subsidiaries with any Governmental Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any Applicable Law. The Company shall also provide, and shall cause each Company Subsidiary to provide, to Parent all information provided to the board of directors of such Persons, or to the members of such board’s committees, in connection with all meetings of such board of directors or committees thereof, or otherwise provided to such directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or any Company Subsidiary; in each case other than portions of such documents: (1) relating to confidential supervisory or examination materials, (2) the disclosure of which would violate any Applicable Law, or (3) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege.

(b)                Parent will use such information as is provided to it by the Company or the Company Subsidiaries, or Representatives thereof, solely for the purpose of conducting business, legal and financial reviews of the Company and the Company Subsidiaries and for such other purposes as may be related to this Agreement, and Parent will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of the letter agreement regarding confidentiality entered into by and between the Company and Parent dated December 6, 2020 (the “Confidentiality Agreement”).

4.4               Regulatory Filings of Parent. Within 45 days following execution and delivery of this Agreement, or as soon as is practical thereafter, Parent will file the Federal Reserve Application and the Parent will file the MO DOF Application, and each such Party shall take all other appropriate actions necessary to obtain the regulatory approvals referred to in Section 6.4 or Section 7.4 hereof, (other than those to be obtained by the Commission, which are subject of Section 4.5), and the Company and the Company Subsidiaries will use all reasonable and diligent efforts to assist in obtaining all such approvals. The obligation of Parent to take all appropriate actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any Governmental Authority or other party that are not acceptable to Parent, in its sole reasonable discretion, or to change the business practices of Parent or any of its subsidiaries in a manner not acceptable to Parent, in its sole reasonable discretion. In advance of filing any application for such regulatory approval, Parent shall provide the Company and its counsel with a copy of such application (but excluding any information contained therein regarding Parent and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise the Company and its counsel of any material communication received by Parent or its counsel from any Governmental Authority with respect to such application.

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4.5               SEC Filings. As soon as practicable following the date of this Agreement, Parent, at its own expense, shall prepare and file with the Commission the Registration Statement, which shall include a proxy statement prepared by Parent and the Company for use in connection with the Company Shareholders Meeting, all in accordance with the rules and regulations of the Commission and Applicable Law (the “Proxy Statement”), and the Company and the Company Subsidiaries, at their own expense, will assist Parent in preparing the Registration Statement. Parent shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated thereunder. The Company, at its own expense, shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall advise the Company promptly after it receives notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Capital Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the Commission to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and the Company will advise Parent promptly after it receives notice of any request by the Commission to amend the Proxy Statement or comments thereon and responses thereto or requests by the Commission for additional information. The Parties shall use reasonable and diligent efforts to respond (with the assistance of the other Party) as promptly as practicable to any comments of the Commission with respect thereto. If prior to the Effective Time any event occurs with respect to Parent or its subsidiaries, or the Company or any Company Subsidiary, respectively, or any change occurs with respect to information supplied by or on behalf of Parent or the Company, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, Parent or the Company, as applicable, shall promptly notify the other of such event, and Parent or the Company, as applicable, shall cooperate in the prompt filing with the Commission of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by Applicable Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders and the Company’s shareholders.

4.6               Meeting. As soon as practicable following the date the Registration Statement is declared effective by the Commission, the Company shall duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving the Merger and the transactions contemplated hereby, in accordance with the Company’s articles of incorporation, its by-laws and the GBCLM (the “Company Shareholders Meeting”). Subject to Section 4.8, the Company and the Company Board will use their reasonable best efforts to obtain from its shareholders the Company Shareholder Approval, including by the Company Board recommending that its shareholders approve the Merger (the “Company Recommendation”), and the Company and the Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Recommendation (a “Company Adverse Recommendation”)). Notwithstanding any other provision hereof, the Company shall have the right to postpone or adjourn the Company Shareholders Meeting: (i) by no more than 30 days if on a date for which the Company Shareholders Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Company Shareholder Approval; or (ii) to the extent additional time is reasonably necessary for the filing and distribution of any supplemental or amended disclosure that the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Law and, to the extent required by Applicable Law, for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting.

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4.7               Publicity. Parent and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by Applicable Law or the rules of NASDAQ, or with respect to employee meetings, no Party shall issue any press release, publicity statement or other public notice or communication, whether written or oral, relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall obtain the prior consent (which shall not be unreasonably withheld, conditioned or delayed) of Parent to the content of any communication to the Company’s shareholders.

4.8               No Conduct Inconsistent with this Agreement.

(a)                The Company shall not, and shall cause the Company Subsidiaries to not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any Person (other than Parent and its subsidiaries) concerning, any proposal, indication or offer, including any proposal, indication or offer from or to the Company’s shareholders, made by any Person or group (as defined under Rule 13(d) of the Exchange Act) other than Parent or its subsidiaries and/or affiliates relating to, whether in a single transaction or series of related transactions, and whether directly or indirectly, any transaction or series of transactions (including any merger, reorganization, share exchange, consolidation, business combination, tender offer, joint venture, partnership, recapitalization, dissolution, liquidation or similar direct or indirect transaction involving the (i) acquisition, license or purchase of assets of the Company and/or the Company Subsidiaries equal to fifteen percent or more of the consolidated assets of the Company and the Company Subsidiaries or to which fifteen percent or more of the Company’s revenues or earnings on a consolidated basis are attributable or (ii) acquisition of beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of equity interests representing a fifteen percent or greater economic or voting interest in the Company or tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person or group (as defined under Rule 13(d) of the Exchange Act) beneficially owning equity interests representing a fifteen percent (in number or voting power) or greater economic or voting interest in the Company (each, an “Acquisition Proposal”), or furnish any information to any Person proposing or seeking an Acquisition Proposal.

(b)                Notwithstanding the foregoing, prior to obtaining the Company Shareholder Approval, in the event that the Company Board determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, the Company Board may, in response to an Acquisition Proposal that did not result from a breach of Section 4.8(a) and that constitutes or is reasonably expected to result in a Superior Acquisition Proposal, subject to its compliance with Section 4.8(b), (i) furnish information with respect to the Company or any Company Subsidiary to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement (subject to the requirement that any such information not previously provided to Parent shall be promptly furnished to Parent) and (ii) participate in discussions or negotiations regarding such Acquisition Proposal and/or (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that (A) prior to terminating this Agreement pursuant to this Section 4.8, the Company shall give Parent at least five days’ notice thereof, attaching any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (an “Alternative Acquisition Agreement”) relating to such Superior Acquisition Proposal (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Acquisition Proposal, unless such Superior Acquisition Proposal is modified in any material respect, in which case the three day period referred to herein shall be 48 hours, and (B) if, within such five day period (or where applicable, 48 hour period), Parent makes an offer that the Company Board determines in good faith is more favorable to the shareholders of the Company, from a financial point of view, than such Superior Acquisition Proposal (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company Board deems relevant), and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Acquisition Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Company Subsidiary has entered into a Superior Proposal Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any Alternative Acquisition Agreement entered into prior to the expiration of such five day period (or where applicable 48 hour period) to include a provision permitting such termination). A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which the Company Board determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the Company’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

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(c)                In addition to the obligations of the Company set forth in Section 4.8(a) and Section 4.8(b), the Company shall immediately advise Parent orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. The Company shall keep Parent informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.

(d)                The Company shall, and shall cause each of its officers, directors, employees, consultants, accountants, brokers, financial advisors, legal counsel, agents, advisors and other representatives (the “Representatives”) of the Company and the Company Subsidiaries to, cease immediately and cause to be immediately terminated all soliciting activities, discussions and negotiations and access to nonpublic information with, to or by any Person (other than Parent) regarding any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Except as expressly permitted pursuant to Section 4.8(b), the Company shall not, and shall cause its Representatives not to, at any time after the execution hereof, continue or resume any such soliciting activities, discussions, negotiations or access to nonpublic information with, by or to any Person (other than Parent) with which the Company entered into a confidentiality, standstill or similar agreement before the execution and delivery hereof or had discussions or negotiations before the execution and delivery hereof regarding any proposal that constituted, or could reasonably have been expected to lead to, any Acquisition Proposal (any such Persons and their affiliates and Representatives being referred to as “Prior Company Bidders”). The Company shall promptly request that each Prior Company Bidder in possession of nonpublic information that was furnished by or on behalf of the Company or any Company Subsidiary in connection with its consideration of any potential Acquisition Proposal return or destroy all such nonpublic information heretofore furnished to such Prior Company Bidder and immediately terminate all physical and electronic data room access previously granted to any such Prior Company Bidder.

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4.9               Loan Charge-Off; Pre-Closing Loan Review.

(a)                The Company shall cause the Bank, prior to the Closing Date, (i) to write off all Loans of the Bank that are required to be written off by the Bank’s regulators or that, in conformity with past practices and policies of the Bank and GAAP, should be written off as Loan losses and (ii) to write down potential Loan losses in conformity with past practices and policies of the Bank and GAAP. Any such write down shall not have any effect on, or be deemed to result in a breach of, the representations and warranties under Section 2.8 made by the Company as of the date of this Agreement and shall not be deemed to result in a Material Adverse Effect on the Company, but shall be taken into account in determining the Consolidated Shareholders’ Equity for purposes of Section 1.4(d); and nothing in this Section 4.9(a) shall require the Company to make any additional provision to the Bank’s reserve for loan losses.

(b)                The Company shall cause the Bank to make available to Parent the files maintained by the Bank with respect to, and information regarding the status of, each Loan contained in the Loan portfolio of the Bank, as of a date not more than 15 days prior to the Closing Date.

4.10           Director and Officer Insurance Coverage. Parent agrees to provide each of the directors, officers, members or trustees of the Company and the Company Subsidiaries who continue to hold such positions after the Effective Time substantially the same insurance coverage against personal liability for actions and omissions prior to the Effective Time no less favorable than that which is provided to current directors and officers of Parent and its subsidiary bank. Without limiting the generality of the preceding sentence, on or prior to the Closing Date, Parent shall procure and maintain (so long as the premium or premiums do not exceed 250% of the amount of the aggregate premiums paid by the Company for the current policy term for such purpose) for the benefit of the Company and the Company Subsidiaries (including their respective successors) and individuals who were officers, directors, members or trustees of the Company or Company Subsidiaries (but only in their capacity as such) immediately prior to Closing, a tail policy or policies covering a period of six years following the Effective Time and providing coverages equivalent to the level and scope of directors’ and officers’ liability and other professional insurance coverages as set forth in the Company’s and the Company Subsidiaries’ current directors’ and officers’ liability and other professional insurance policies in effect as of the Closing. Notwithstanding anything to the contrary herein, and regardless of the purchase of insurance coverage under this Section 4.10, Parent acknowledges and agrees that, after Closing, individuals who were officers, directors, members or trustees of the Company and the Company Subsidiaries prior to Closing shall be held harmless and continue to be entitled to exculpation, indemnification and advancement of expenses for acts and omissions occurring prior to Closing, to the extent of any exculpation, indemnification or advancement of expenses provided to such individuals on the date hereof under the Applicable Law where the Company or the Company Subsidiaries are chartered or organized, and under the organization documents of the Company or the Company Subsidiaries, as applicable.

4.11           Interim Financial Statements. Prior to the Closing Date, the Company shall deliver to Parent a monthly balance sheet, income statement and statement of shareholder’s equity of the Company and each Company Subsidiary as of the end of each month as promptly as practicable after they become available. Such monthly financial statements shall be prepared consistent with past practice and in conformity in all material respects with GAAP (excluding footnote disclosure) applied on a basis consistent with the Financial Statements.

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4.12           Dissent Process. The Company will give Parent prompt notice of any demands for appraisal for any shares of Company Common Stock, any attempted withdrawals of such demands and any other notice given or instrument served relating to the exercise of dissenters’ rights granted under the GBCLM. Parent will have the right to participate in all negotiations and proceedings relating thereto, except as otherwise required by law. The Company will not make any payment with respect to, or settle or offer to settle, any appraisal demands without Parent’s prior written consent.

4.13           Section 368(a) Reorganization. Both prior to and after the Closing, none of the Parties shall take or cause to be taken any action, or omit to take any action or cause any omission, that would cause the Merger not to qualify as a reorganization in accordance with Section 368(a) of the Code. The Parties agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby if such steps are necessary or advisable to qualify the transaction contemplated hereby as a reorganization in accordance with Section 368(a) of the Code; provided, however, that nothing in this Section 4.13 shall be deemed to require the Parties to take any steps that will increase the Merger Consideration.

4.14           Notice of Certain Events. During the term of this Agreement, if any Party becomes aware of any facts, circumstances or of the occurrence or impending occurrence of any event that would reasonably be expected to result in any of the conditions set forth in ARTICLE VI or ARTICLE VII, as applicable, not being satisfied, then such Party shall promptly give detailed written notice thereof to the other Party.

4.15           Reasonable and Diligent Efforts. The Parties shall use their respective commercially reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. No Party will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement (including any action that would impair or impede the timely obtainment of the regulatory approvals referenced in Section 6.4 or Section 7.4) or that would cause any of the representations contained herein to be or become untrue.

4.16           Shareholder Litigation. Each of the Company and Parent shall give the other the reasonable opportunity to consult concerning the defense of any shareholder litigation against the Company or Parent, as applicable, or any of their respective directors or officers relating to the transactions contemplated by this Agreement.

4.17           Section 16 Matters. Before the Effective Time, Parent shall cause any acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.18           Stock Exchange Listing. To the extent required, Parent shall file with NASDAQ a notification form for the listing of all shares of Parent Common Stock included in the Parent Stock Consideration, and shall use its commercially reasonable efforts to cause such shares of Parent Common Stock included in the Parent Stock Consideration to be listed on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

4.19           Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock (in the event the Company is permitted to pay any such dividend pursuant to Section 4.1) and the record dates and payment dates relating thereto, it being the intention of the Parties hereto that holders of Company Common Stock shall not receive two dividends in any period with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

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4.20           Takeover Statutes. No Party shall take any action that would cause any anti-takeover statute to become applicable to this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby, and each party shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable anti-takeover statute now or hereafter in effect.  If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Applicable Law is or may become applicable to the Merger, the Parties shall use their respective commercially reasonable efforts to take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable pursuant to the terms of this Agreement, and otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Applicable Law on the Merger and the transactions contemplated hereby.

ARTICLE V
EMPLOYEE BENEFIT MATTERS

5.1               Benefit Plans.

(a)                Effective as of the Closing Date, and in the discretion of Parent, each full-time Employee shall either continue under the Company Benefit Plans or become eligible for and entitled to participate in Parent’s or Parent Bank’s benefit plans on the same terms and subject to the same conditions as all other similarly-situated employees of Parent and its subsidiaries. To the extent Employees participate in any Parent or Parent Bank benefit plans, Parent shall make, or cause Parent Bank to make, commercially reasonable efforts to ensure that Employees shall be given credit for amounts paid under a corresponding Company Benefit Plan during the plan year in which the Closing occurs for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of such Parent benefit plan for the plan year in which the Closing occurs. Parent shall use, and cause Parent Bank to use, its commercially reasonable efforts to cause any pre-existing condition limitations (as administered in accordance with Applicable Law) under Parent’s and Parent Bank’s medical benefit plans to be waived to the extent such conditions have been waived under the Company’s health insurance plans. For purposes of determining eligibility to participate in and, where applicable, vesting under Parent’s or Parent Bank’s applicable retirement savings plan and employee stock purchase plan, Parent’s or Parent Bank’s applicable short-term disability plans, and applicable vacation policy, each Employee shall receive past service credit for his or her prior employment with the Company or Company Subsidiary as if such Employee had then been employed by Parent or Parent Bank. Parent and Parent Bank reserve the right to change or terminate their employee benefit plans at any time.

(b)                The Company shall take (or cause to be taken), all actions necessary or appropriate to terminate, effective as of the day immediately preceding the Closing Date, and subject to the Closing occurring, the Company Benefit Plans set forth on Schedule 5.1(b). The Company shall deliver to Parent, at least five Business Days prior to the Closing Date, evidence that the Company Board has taken, or will take prior to the Closing Date, the necessary corporate action to terminate such Company Benefit Plans (the form and substance of which resolutions shall be subject to review and approval of Parent, which approval shall not be unreasonably withheld), effective no later than the date required by this Section 5.1(b), and where necessary such termination action shall provide for settlement and distribution of benefits in accordance with the provisions of Treasury regulation Section 1.409A-3(j)(4)(ix)(B).

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(c)                Following the Effective Time, Parent or the applicable subsidiary of Parent shall cause the Employees to be covered by a severance plan, pursuant to which plan any Employees who incur a qualifying involuntary termination of employment within twelve months after the Closing Date will receive severance pay in accordance with the severance pay schedule set forth on Schedule 5.1(c). Notwithstanding the foregoing, no Employee eligible to receive severance benefits under an employment or other agreement shall be entitled to participate in the severance policy described in this Section 5.1(c). In connection with the foregoing, the Employees eligible to participate in the severance policy described in this Section 5.1(c) shall receive service credit for years of continuous service with the Company or any Company Subsidiary for purposes of determining the amount of any severance pay under such policy.

(d)                No provision of this Agreement is intended to, or does: (i) limit the ability of Company or Company Subsidiary to amend, modify, terminate, or adopt any benefit or compensation plan, program, policy, contract, agreement or arrangement, (ii) confer on any Person any right to employment or service or continued employment or service or any term or condition of employment or service, or (iii) limit Company or Company Subsidiary right to terminate the employment or service of any Person, including any Employee, at any time and for any or no reason.

5.2               No Rights or Remedies. Nothing in this ARTICLE V shall confer upon any Employee or his or her legal Representative, any rights or remedies, including any right to employment, or continued employment, for any specified period, or any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT TO
OBLIGATIONS OF PARENT AND MERGER SUB

Unless waived by Parent and Merger Sub, Parent and Merger Sub’s obligation to consummate the Merger is subject to the fulfillment, on or before the Closing, of each of the following conditions:

6.1               Representations and Warranties. The representations and warranties of the Company set forth in this Agreement (other than Section 2.1(a), Section 2.3(a) and Section 2.4(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (ii) the representations and warranties the Company set forth in Section 2.1(a), Section 2.3(a) and Section 2.4(a) shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.

6.2               Performance of Agreements. The Company shall have performed in all material respects all agreements herein required to be performed by the Company on or before the Effective Time.

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6.3               Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Section 6.1 and Section 6.2 have been satisfied.

6.4               Regulatory and Other Approvals. Parent shall have obtained the approval of all appropriate Governmental Authorities of the transactions contemplated by this Agreement and the Merger (other than the Bank Merger) (the “Requisite Regulatory Approvals”), and all required regulatory waiting periods shall have expired.

6.5               Approval of Merger and Delivery of Articles of Merger. The Company Shareholder Approval shall have been obtained, and the proper officers of the Company shall have executed and delivered to Parent the Articles of Merger, in form suitable for filing with the MO SOS and DE SOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

6.6               No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

6.7               No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall have been no Material Adverse Effect with respect to the Company and the Company Subsidiaries, taken as a whole.

6.8               Tax Opinion. Parent shall have received a written opinion of Schiff Hardin LLP, tax counsel to Parent, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (b) each of the Company and Parent will be a party to such reorganization within the meaning of Section 368(b) of the Code.

6.9               Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of Parent Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

6.10           Closing Balance Sheet. Prior to the Closing Date, the Company shall deliver to Parent a consolidated balance sheet for the Company and the Company Subsidiaries as of the last day of the month preceding the Closing Date, or as of three Business Days prior to the Closing Date if the Closing Date is a day that is more than three Business days following the last day of the preceding month, prepared in conformity with past practices and policies of the Company and the Company Subsidiaries, and in accordance with GAAP applied on a basis consistent with the preparation of the Interim Financial Statements (the “Closing Balance Sheet”), together with a calculation of the Consolidated Shareholders’ Equity. Parent shall have an opportunity to review and comment on the Closing Balance Sheet prior to the Closing Date.

6.11           Consents. The Company shall have obtained or caused to be obtained (a) all written consents required under Section 2.5, and (b) all other written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement, in each case where failure to obtain such consents, permissions and approvals would have a Material Adverse Effect on the Company or Parent’s rights under this Agreement.

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ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS
OF THE COMPANY

Unless waived by the Company, the Company’s obligation to consummate the Merger is subject to the fulfillment, on or before the Closing, of each of the following conditions:

7.1               Representations and Warranties; Performance of Agreements. The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than Section 3.1(a), Section 3.2 and Section 3.3(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” contained therein) as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (ii) the representations and warranties of Parent and Merger Sub set forth in Section 3.1(a), Section 3.2 and Section 3.3(a) shall be true and correct as of the date of this Agreement and the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) in all material respects.

7.2               Performance of Agreements. Parent and Merger Sub, respectively, shall have performed in all material respects all agreements herein required to be performed by Parent or Merger Sub on or before the Effective Time.

7.3               Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent by its chief executive officer or chief financial officer certifying to the effect that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied.

7.4               Regulatory and Other Approvals. Parent shall have obtained all Requisite Regulatory Approvals, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the Merger or to obtain substantial damages in respect of such transaction.

7.5               Approval of Merger and Delivery of Articles of Merger. The Company Shareholder Approval shall have been obtained, and the proper officers of Parent shall have executed and delivered to the Company the Articles of Merger, in form suitable for filing with the MO SOS and DE SOS, and shall have executed and delivered all such other certificates, statements or instruments as may be necessary or appropriate to effect such a filing.

7.6               No Injunctions or Restraints; Illegality. No Injunction preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Merger.

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7.7               No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact or occurrence, other than as provided in this Agreement, that would have a Material Adverse Effect on Parent.

7.8               Tax Opinion . The Company shall have received a written opinion Armstrong Teasdale LLP, tax advisor to the Company, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (b) each of the Company and Parent will be a party to such reorganization within the meaning of Section 368(b) of the Code.

7.9               Effectiveness of the Registration Statement . The Registration Statement shall have become effective with respect to the shares of Parent Common Stock to be issued in the Merger, no stop orders suspending the effectiveness of such Registration Statement shall have been issued, and no proceeding for that purpose shall have been instituted or threatened in writing.

ARTICLE VIII
TERMINATION

8.1               Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Parent Board or the Company Board, notwithstanding obtaining the Company Shareholder Approval, as follows (the date of any such termination, the “Termination Date”):

(a)                by mutual consent of Parent and the Company in a written instrument;

(b)                by either Parent or the Company:

(i)                 if any Governmental Authority of competent jurisdiction shall have denied any Requisite Regulatory Approval or issued a final nonappealable order that has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, or if any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Governmental Authority, unless, in each case, the failure to obtain a Requisite Regulatory Approval shall be the result of the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(ii)               if the Effective Time shall not have occurred on or before April 28, 2022 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

(iii)             if the Company Shareholder Approval is not obtained at the Company Shareholders Meeting; or

(iv)              if any state or federal law, rule or regulation is adopted or issued that has become effective and that has the effect of prohibiting the Merger;

(c)                by the Company:

(i)                 if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of Parent herein are or become untrue or inaccurate such that the condition set forth in Section 7.1 would not be satisfied, or (B) there has been a breach on the part of Parent of any of its covenants or agreements herein such that the condition set forth in Section 7.2 would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of (I) two Business Days prior to the Outside Date and (II) the date thirty Business Days after notice to Parent; or

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(ii)               under the circumstances and to the extent permitted, and subject to the terms and conditions of, Section 4.8 and provided the Termination Fee referenced in Section 8.2(a) shall have been paid by the Company to Parent; or

(iii)             if, at any time during the five Business Day period commencing on the Determination Date, each of the following conditions is satisfied: (A) the Parent Market Value on the Determination Date is less than $31.42; and (B) (I) the number obtained by dividing (x) the Parent Market Value on the Determination Date, by (y) the Initial Parent Market Value, is less than (II) the number obtained by subtracting 0.20 from the Index Ratio; subject to the following four sentences. Any such termination shall be effective on the fifteenth Business Day following the Determination Date; subject to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 8.1(c)(iii), it shall give prompt written notice thereof to Parent. During the five Business Day period commencing with its receipt of such notice, Parent shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of Initial Parent Market Value, the Exchange Ratio, and the Index Ratio minus 0.20, and the denominator of which is equal to the Parent Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial Parent Market Value by the Parent Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio and 0.80. If within such five Business Day period, Parent delivers written notice to the Company that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies the Company of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(c)(iii), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified). For purposes of clarification, the adjustments to the Exchange Ratio contemplated by Section 1.4(d) of this Agreement shall be calculated and applied subsequent to any adjustment to the Exchange Ratio pursuant to this Section 8.1(c)(iii). If Parent or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(c)(iii).

For purposes of this Agreement, the following terms shall have the following meanings:

“Determination Date” means the fifteenth Business Day preceding the Closing Date.

“Final Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date, subject to adjustment pursuant to the last sentence of Section 8.1(c)(iii).

“Index” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the execution of this Agreement.

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“Initial Parent Market Value” means $39.28.

“Parent Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of Parent Common Stock as reported on the Nasdaq Global Select Market for the ten consecutive trading days immediately preceding such specified date

(d)                by Parent:

(i)                 if it is not in material breach of this Agreement, and if (A) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 6.1 would not be satisfied, or (B) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 6.2 would not be satisfied, and, in either such case, such breach has not been, or cannot be, cured prior to the earlier of (I) two Business Days prior to the Outside Date and (II) the date thirty Business Days after notice to the Company; or

(ii)               prior to the Company Shareholders Meeting, if (A) the Company Board shall have failed to include the Company Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation, (B) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, any Acquisition Proposal or any Superior Acquisition Proposal other than this Agreement, and/or permitted the Company to enter into an Alternative Acquisition Agreement, or (C) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or its affiliates) and the Company Board recommends that the shareholders of the Company tender their shares in such tender or exchange offer or within ten Business Days after the commencement of such tender or exchange offer, the Company Board fails to recommend rejection (or subsequently modifies a recommendation of rejection) of such offer; or if the Company shall have failed to call the Company Shareholders Meeting in accordance with Section 4.6(a) or shall have failed to deliver the Proxy Statement and the Registration Statement in accordance with Section 4.5 in material breach of such Sections and such failure shall not be due to any material breach by Parent of its obligations under Section 4.5.

8.2               Effect of Termination.

(a)                Notwithstanding any provision of this Agreement to the contrary, if:

(i)                 (A) this Agreement is validly terminated pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(d)(i) (following in any such case a breach of Section 4.8 by the Company), (B) following the execution and delivery of this Agreement and in the case of a termination pursuant to Section 8.1(b)(ii) or Section 8.1(d)(i), prior to such termination, and in the case of a termination pursuant to Section 8.1(b)(iii), prior to the Company Shareholders Meeting, any bona fide Acquisition Proposal (substituting fifty percent for the fifteen percent thresholds set forth in the definition of “Acquisition Proposal”) (a “Qualifying Transaction”) shall have been communicated to the Company or a member of the Company Board (whether or not publicly disclosed) and not withdrawn or otherwise abandoned (and, if publicly disclosed, not publicly withdrawn or otherwise abandoned) and (C) within twelve months following the termination of this Agreement pursuant to Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(d)(i), as applicable, such Qualifying Transaction is consummated; or

(ii)               this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii);

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then in any such event the Company shall pay to Parent (or a Person designated in writing by Parent) by wire transfer of same-day funds a fee equal to the Termination Fee. “Termination Fee” shall mean an amount equal to $3,090,000. Such payment shall be made, in the case of a termination referenced in clause (i) above, upon the consummation of any Qualifying Transaction, or in the case of a termination referenced in clause (ii) above, concurrently with the termination of this Agreement by the Company pursuant to Section 8.1(c)(ii) or within two Business Days after termination of this Agreement by Parent pursuant to Section 8.1(d)(ii). For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b)                Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant Section 8.2(a), Parent’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 8.2(a), and upon payment in full of such amount, none of Parent or any of its affiliates nor any other Person shall have any rights or claims against the Company or any of its affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, if the Company fails promptly to pay Parent any amounts due under this Section 8.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of The Northern Trust Company in effect from time to time from the date such fee or obligation was required to be paid.

(c)                The Parties acknowledge that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement.

(d)                There shall be deducted from any payments made pursuant to this Section 8.2 such amounts as may be required to be withheld therefrom under the Code or under any provision of U.S. state or local tax law.

The Party seeking to terminate this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination, including a description in reasonable detail of the reasons for such termination, to the other Party in accordance with Section 9.3, specifying the provision or provisions hereof pursuant to which such termination is effected. Except as otherwise provided in this ARTICLE VIII, any valid termination of this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall be effective immediately upon the delivery of notice of the terminating Party to the other Parties hereto. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided, however, that (i) Section 4.3(b), Section 8.2, and ARTICLE IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent or the Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

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ARTICLE IX
GENERAL

9.1               Confidential Information. The Parties each covenant that, in the event the transactions contemplated by this Agreement are not consummated, each Party will keep in strict confidence and either return or destroy (and certify in writing as to such destruction) all documents containing any information concerning the properties, business, and assets of the other Parties that may have been obtained in the course of negotiations or examination of the affairs of the other Parties either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources), except to the extent that disclosure is required by judicial process or Governmental Authorities or to the extent that retention of such documents is required by Applicable Law, rules or regulations governing record retention.

9.2               Non-Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties under this Agreement shall be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties. Notwithstanding the foregoing, Parent may assign its rights hereunder to another wholly owned subsidiary of Parent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties.

9.3               Notices. All notices, requests, demands, and other communications provided for in this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in Person, (b) the third (3rd) Business Day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first Business Day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by electronic mail, upon receipt, in each case addressed as follows or at such other address as provided by a Party to the other Parties in accordance with these procedures:

(i)	If to the Company or the Bank, addressed to:

Delta Bancshares Company

2301 Market Street

Saint Louis, Missouri 63103

Email:	John.Dulle@jbt-stl.com
Attention:	John L. Dulle, Executive Vice President

with a copy to:

Armstrong Teasdale LLP

7700 Forsyth Blvd., Suite. 1800

St. Louis, Missouri 63105

Email: pcambridge@atllp.com

Attention: Paul J. Cambridge, Esq.

(ii)	If to Parent or Merger Sub, addressed to:

First Mid Bancshares, Inc.

1421 Charleston Avenue

Mattoon, Illinois 61938

Email:	JCrowder@firstmid.com
Attention:	Jason Crowder, Esq., General Counsel

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with a copy to:

Schiff Hardin LLP

233 S. Wacker Drive, Suite 7100

Chicago, Illinois 60606-6473

Email:	jzgliniec@schiffhardin.com
Attention:	Jason Zgliniec, Esq.

9.4               Knowledge. References in this Agreement to the “Knowledge” of a party shall mean: (a) with respect to a natural Person, the actual knowledge of such Person after his or her reasonable investigation into the subject matter at issue; (b) with respect to the Company and the Company Subsidiaries, the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Credit Officer of the Company after their reasonable investigation into the subject matter at issue, and (c) with respect to Parent, the actual knowledge of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Parent after their reasonable investigation into the subject matter at issue.

9.5               Interpretation and Definitions. The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes,” “including” or similar expressions are used in this Agreement, they will be understood to be followed by the words “without limitation.” The words describing the singular shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other entities and vice versa. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means (a) the ownership of more than 10% of the voting securities or other voting interest of any Person (including attribution from related parties) or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto.  For purposes of the foregoing, for all periods prior to the Closing, neither Parent, on the one hand, nor the Company or the Company Subsidiaries, on the other hand, will be treated as an Affiliate of the other. “Business Day” means a day, other than a Saturday or a Sunday, on which banking institutions in the City of Mattoon, Illinois are required to be open.

9.6               Entire Agreement. This Agreement, including the Schedules and agreements delivered pursuant hereto, and the Confidentiality Agreement, set forth the entire understanding of the Parties and supersedes all prior agreements, arrangements, and communications, whether oral or written. This Agreement shall not be modified or amended other than by written agreement of the Parties. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit, or amplify the provisions hereof.

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9.7               Extension; Waiver. At any time before the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. For any matter under this Agreement requiring the consent or approval of any Party, such consent or approval shall be valid and binding on a Party hereto only if such consent or approval is delivered in an instrument in writing signed on behalf of such Party.

9.8               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without giving effect to the conflicts of laws principles thereof. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of any Missouri state court located in St. Louis County, Missouri or, in connection with any matter requiring Federal court jurisdiction, any Federal court located in the Eastern District of Missouri (or any court with appellate jurisdiction therefrom) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any Missouri state court located in Coles County, Illinois or any Federal located in the Eastern District of Missouri and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the transactions contemplated hereby.

9.9               Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts (including by electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

9.10           Severability. In the event that a court of competent jurisdiction shall finally determine that any provision of this Agreement or any portion thereof is unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision and portion thereof that is not invalidated by such determination shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the state whose laws are deemed to govern enforceability.

** Signature Page Follows **

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have each executed this Agreement and Plan of Merger as of the day and year first written above.

FIRST MID BANCSHARES, INC.

By:	/s/ Joseph R. Dively
Name:	Joseph R. Dively
Title:	Chairman, President and Chief Executive Officer

BROCK SUB LLC

By: First Mid Bancshares, Inc., its sole member

By:	/s/ Joseph R. Dively
Name:	Joseph R. Dively
Title:	Chairman, President and Chief Executive Officer

DELTA BANCSHARES COMPANY

By:	/s/ Michael J. Ross
Name:	Michael J. Ross
Title:	Chairman and President

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Appendix B – GBCLM Dissenters’ Rights

Missouri Revised Statutes § 351.455

Title XXIII. Corporations, Associations and Partnerships

Chapter 351. General and Business Corporations

Section 455. Shareholder entitled to appraisal and payment of fair value, when--remedy exclusive, when. -

1. Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

(1) Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

(2) Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

(3) Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

(4) Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.

2. The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:

(1) Fails to file a written objection prior to or at such meeting;

(2) Fails to make demand within the twenty-day period; or

(3) In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation; shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3. Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

4. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

5. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

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6. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

7. When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

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Appendix C – Form of Voting Agreement

Execution Copy

Voting Agreement

This Agreement (“Agreement”) is made and entered into as of the 28th day of July, 2021, by and between the undersigned shareholders (each, a “Shareholder,” and collectively, the “Shareholders”) of Delta Bancshares Company, a Missouri corporation (the “Company”), and First Mid Bancshares, Inc., a Delaware corporation (“Parent”).

Witnesseth:

Whereas, the Company and Parent, together with Parent’s wholly-owned subsidiary Brock Sub LLC, have entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) (capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Merger Agreement);

Whereas, it is a condition precedent to Parent entering into the Merger Agreement that each of the Shareholders have executed and delivered this Agreement, solely in their capacities as shareholders of the Company; and

Whereas, each Shareholder owns and is entitled to vote the number of issued and outstanding shares of common stock of the Company (the “Company Common Shares”) set forth opposite such Shareholder’s name on Schedule 1 attached hereto and has agreed to vote such Shareholder’s Company Common Shares pursuant to the terms set forth in this Agreement.

Now, Therefore, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth herein, the Shareholders and Parent hereby agree as follows:

Section 1. Voting of Shares. Each Shareholder hereby agrees that at any meeting of the shareholders of the Company and in any action by written consent of the shareholders of the Company, such Shareholder shall vote the Company Common Shares which such Shareholder owns and is entitled to vote (a) in favor of the transactions contemplated by the Merger Agreement, (b) against any action or agreement which would result in a breach of any term of, or any other obligation of the Company under, the Merger Agreement, and (c) against any action or agreement which would impede, interfere with or attempt to discourage the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall prevent a Shareholder who may also serve as a director of the Company from discharging his or her fiduciary duties to the Company. Each Shareholder agrees that the Company shall be authorized to include in any proxy or material transmitted to shareholders of the Company or of Parent, a statement to the effect that the Shareholder is a party to this Agreement and has committed to vote in favor of the transactions as set forth in this Section 1.

Section 2. Term of Agreement. This Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the Effective Time (as defined in the Merger Agreement), (b) the termination of the Merger Agreement in accordance with its terms, which includes termination in the event the Company Board determines that its fiduciary duties require it to accept an unsolicited Acquisition Proposal from a third party pursuant to Section 4.8 of the Merger Agreement, or (c) April 28, 2022.

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Section 3. Covenants of Shareholders. Each Shareholder agrees not to: except to the extent contained in this Agreement, grant any proxies, deposit any Company Common Shares into a voting trust or enter into a voting agreement with respect to any Company Common Shares; or without the prior written approval of Parent, solicit, initiate or encourage any inquiries or proposals for a merger or other business combination involving the Company.

Section 4. Representations and Warranties of Shareholders. Each Shareholder represents and warrants to Parent as follows: (a) such Shareholder has beneficial ownership of, and is entitled to vote in accordance with such Shareholder’s commitments under this Agreement, the number of Company Common Shares set forth opposite his or her name on Schedule 1 hereto, and does not own or have any right to acquire any Company Common Shares not listed on Schedule 1; (b) such Shareholder has the right, power and authority to execute, deliver and perform under this Agreement; such execution, delivery and performance will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which such Shareholder is a party or is subject; and this Agreement has been duly executed and delivered by such Shareholder and constitutes a legal, valid and binding agreement of such Shareholder, enforceable in accordance with its terms; (c) such Shareholder’s Company Common Shares listed as owned on Schedule 1 hereto are now and, until the termination of this Agreement, will remain owned by such Shareholder, free and clear of all voting trusts, voting agreements, proxies, liens, claims, liabilities, security interests, marital property rights or any other encumbrances whatsoever (other than (i) pledges for loans entered into in the ordinary course and (ii) rights of Parent and encumbrances respecting such Company Common Shares created pursuant to this Agreement or the Merger Agreement); and (d) other than this Agreement and the Merger Agreement, there are no outstanding options, warrants or rights to purchase or acquire, or agreements related to, such Shareholder’s Company Common Shares. Notwithstanding this representation, no Shareholder shall be prevented by this Agreement from the following transfers of Company Common Shares: (w) transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (x) transfers for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (y) with the prior written consent of Parent (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (z)  as Parent may otherwise agree in writing.

Section 5. Representations and Warranties of Parent. Parent has the right, power and authority to execute and deliver this Agreement; such execution and delivery will not violate, or require any consent, approval, or notice under any provision of law or result in the breach of any outstanding agreements or instruments to which Parent is a party or is subject; and this Agreement has been duly executed and delivered by Parent and constitutes a legal, valid and binding agreement of Parent, enforceable in accordance with its terms.

Section 6. Transferability. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement to a direct or indirect wholly-owned subsidiary or affiliate of Parent, provided that no such assignment shall relieve Parent of its obligations hereunder.

Section 7. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed by any of the Shareholders in accordance with its specific terms or was otherwise breached. It is accordingly agreed that Parent shall be entitled to injunctive relief to prevent breaches of this Agreement by the Shareholders and to enforce specifically the terms and provisions hereof in addition to any other remedy to which Parent is entitled at law or in equity.

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Section 8. Further Assurances. Each Shareholder agrees to execute and deliver all such further documents and instruments and take all such further action as may be necessary or appropriate in order to consummate the transactions contemplated hereby.

Section 9. Entire Agreement and Amendment. (a) Except for the Merger Agreement and its ancillary agreements and instruments, this Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect hereto.

(b) This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 10. Notices. Each notice, demand or other communication which may be or is required to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered in person, (b) the third (3rd) Business Day after being deposited in the United States mail, registered or certified mail (return receipt requested), (c) the first Business Day after being deposited with Federal Express or any other recognized national overnight courier service, or (d) if delivered by electronic mail, upon receipt, in each case addressed to the applicable address set forth herein for Parent or on Schedule 1 for each of the Shareholders.

Section 11. General Provisions. This Agreement shall be governed by the laws of the State of Missouri. This Agreement may be executed in counterparts, each of which shall be deemed to be an original. Headings are for convenience only and shall not affect the meaning of this Agreement. Any term of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms of this Agreement.

[Signature Page Follows]

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In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.

First Mid Bancshares, Inc., a Delaware corporation:

By:
Its:	Chairman, President and Chief Executive Officer

Address for Notices:

First Mid Bancshares, Inc.

1421 Charleston Avenue

Mattoon, Illinois 61938

Email:	JCrowder@firstmid.com
Attention:	Jason Crowder, Esq., General Counsel

with a copy to:

Schiff Hardin LLP

233 S. Wacker Drive, Suite 7100

Chicago, Illinois 60606

E-mail:	jzgliniec@schiffhardin.com
Attention:	Jason Zgliniec, Esq.

[Signature Page to Voting Agreement]

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Shareholders:

Signature:	Printed Name:

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Schedule 1

Name, Address and E-mail Address of Shareholder	Number of Company Common Shares Owned by Shareholder

TOTAL

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Appendix D – Opinion of Piper Sandler

1251 AVENUE OF THE AMERICAS, 6TH FLOOR
NEW YORK, NY 10020

P 212 466-7800 | TF 800 635-6851

Piper Sandler & Co. Since 1895.
Member SIPC and NYSE.

July 28, 2021

Board of Directors

Delta Bancshares Company

2301 Market Street

Saint Louis, MO 63103

Ladies and Gentlemen:

Delta Bancshares Company (“Company”), First Mid Bancshares, Inc. (“Parent”) and Brock Sub LLC, a wholly-owned subsidiary of Parent (“Merger Sub”), are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Company shall merge with and into Merger Sub with Merger Sub as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for certain shares of the Company Common Stock as specified in the Agreement, shall be converted into and become the right to receive (i) 55.1061 shares of Parent Common Stock (the “Stock Consideration”), and (ii) $352.26 in cash (the “Cash Consideration”, and together with the Stock Consideration, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal financial projections for Company for the year ending December 31, 2021 with estimated annual long-term balance sheet and net income growth rates and estimated dividends per share for Company for the years ending December 31, 2022 through December 31, 2025, as provided by the senior management of Company; (v) publicly available median analyst earnings per share estimates for Parent for the six months ending December 31, 2021 and the year ending December 31, 2022, as well as estimated annual long-term balance sheet and net income growth rates for Parent for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Parent for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Parent; (vi) the pro forma financial impact of the Merger on Parent based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as estimated net income for Company for the years ending December 31, 2022 through December 31, 2023 with estimated annual long-term net income growth rates for Company for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Parent; (vii) the publicly reported historical price and trading activity for Parent Common Stock, including a comparison of certain stock trading information for Parent Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Company and Parent with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the bank and thrift industry (on a regional basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Company and its representatives the business, financial condition, results of operations and prospects of Company and held similar discussions with certain members of the senior management of Parent and its representatives regarding the business, financial condition, results of operations and prospects of Parent.

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In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Company, Parent or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Company or Parent, nor were we furnished with any such evaluations or appraisals. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Company or Parent. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Company or Parent, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Company or Parent. We have assumed, with your consent, that the respective allowances for loan losses for both Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Piper Sandler used certain internal financial projections for Company for the year ending December 31, 2021 with estimated annual long-term balance sheet and net income growth rates and estimated dividends per share for Company for the years ending December 31, 2022 through December 31, 2025, as provided by the senior management of Company. In addition, Piper Sandler used publicly available median analyst earnings per share estimates for Parent for the six months ending December 31, 2021 and the year ending December 31, 2022, as well as estimated annual long-term balance sheet and net income growth rates for Parent for the years ending December 31, 2023 through December 31, 2025 and estimated dividends per share for Parent for the years ending December 31, 2021 through December 31, 2025, as provided by the senior management of Parent. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as estimated net income for Company for the years ending December 31, 2022 through December 31, 2023 with estimated annual long-term net income growth rates for Company for the years ending December 31, 2023 through December 31, 2025, as provided by the senior management of Parent. With respect to the foregoing information, the respective senior managements of Company and Parent confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Company and Parent, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Company’s or Parent’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Company and Parent will remain as going concerns for all periods relevant to our analyses.

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We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Company, Parent, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Company has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.

Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Parent Common Stock at any time or what the value of Parent Common Stock will be once it is actually received by the holders of Company Common Stock.

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We have acted as Company’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. Piper Sandler has not provided any other investment banking services to Company in the two years preceding the date hereof. As you are aware, Piper Sandler provided certain investment banking services to Parent in the two years preceding the date hereof. In summary, Piper Sandler acted as (i) financial advisor to Parent in connection with Parent’s acquisition of LINCO Bancshares, Inc., which transaction closed in February 2021 and for which Piper Sandler received a fee of approximately $1.1 million, and (ii) book manager in connection with Parent’s offer and sale of subordinated debt, which transaction closed in October 2020 and for which Piper Sandler received a fee of approximately $1 million. In addition, in the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Company, Parent and their respective affiliates. We may also actively trade the equity and debt securities of Parent and its affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Company in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Company as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock and does not address the underlying business decision of Company to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Company or the effect of any other transaction in which Company might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Company officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings, including the Proxy Statement and the S-4, to be filed with the SEC and mailed to shareholders in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Very truly yours,

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PART II
Information Not Required in Prospectus

Item 20.    Indemnification of Directors and Officers.

The following summaries are qualified in their entirety by reference to the complete text of the statutes referenced therein.

Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware (the “Chancery Court”) or the court in which such action or suit was brought, shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for the expenses that the Chancery Court or such other court deems proper.

Section 145 further provides that (i) to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith, (ii) the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and (iii) the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a present or former director or officer of the corporation (among certain other persons) against any liability asserted against or incurred by the person in any such capacity or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145, including liabilities under the Securities Act. A corporation may also indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of this paragraph means only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to Title 10 of the Delaware Code.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchases and redemptions) or (iv) for any transaction from which the director derived an improper personal benefit.

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The registrant’s restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL and except as otherwise provided in the registrant’s amended and restated bylaws, none of the registrant’s directors will be liable to the registrant or its stockholders for monetary damages for a breach of fiduciary duty. The registrant’s amended and restated bylaws do not limit this provision. In addition, the registrant’s restated certificate of incorporation permits indemnification of any person whom it may indemnify to the fullest extent permitted by Section 145. The registrant has purchased director and officer liability insurance. The registrant has also purchased director and officer liability insurance.

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Item 21.    Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number		Description of Exhibit
2.1		Agreement and Plan of Merger by and among First Mid Bancshares, Inc., Brock Sub LLC and Delta Bancshares Company, dated as of July 28, 2021 (included as Appendix A to this proxy statement/prospectus).

3.1		Restated Certificate of Incorporation of First Mid Bancshares, Inc. (Incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on April 26, 2019).

3.2		Amended and Restated Bylaws of First Mid Bancshares, Inc. (Incorporated by reference to Exhibit 3.3 to First Mid-Illinois Bancshares, Inc.’s Current Report on Form 8-K filed with the SEC on April 26, 2019).

5.1	*	Opinion of Schiff Hardin LLP.

8.1	*	Tax Opinion of Schiff Hardin LLP.

8.2	*	Tax Opinion of Armstrong Teasdale LLP.

21.1	*	List of Subsidiaries of First Mid Bancshares, Inc.

23.1	**	Consent of BKD LLP.

23.2	*	Consent of Schiff Hardin LLP (included in Exhibit 5.1).

23.3	*	Consent of Schiff Hardin LLP (included in Exhibit 8.1).

23.4	*	Consent of Armstrong Teasdale LLP (included in Exhibit 8.2).

24.1	*	Powers of Attorney (contained in signature page to this Registration Statement).

99.1	**	Form of Proxy Form of Delta Bancshares Company

99.2	*	Form of Letter of Transmittal to be mailed to stockholders of Delta Bancshares Company

99.3	**	Consent of Piper Sandler & Co.

__________________________

* Previously filed with the registrant’s Registration Statement on Form S-4 (No. 333-259634), which was filed with the SEC on September 17, 2021.

** Filed herewith.

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Item 22:   Undertakings.

(a)                 The undersigned registrant hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                        To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                 (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer/registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)       The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(d)                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mattoon, State of Illinois, on this 1st day of October, 2021.

FIRST Mid Bancshares, Inc.

By:	/s/ Joseph R. Dively
Joseph R. Dively
Chairman, President and Chief Executive Officer

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POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Joseph R. Dively and Matthew K. Smith, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Joseph R. Dively	Chairman, President, Chief Executive	October 1, 2021
Joseph R. Dively	Officer and Director (Principal Executive Officer)

*	Executive Vice President & Chief	October 1, 2021
Matthew K. Smith	Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

*	Director	October 1, 2021
Holly B. Adams

*	Director	October 1, 2021
Robert Cook

*	Director	October 1, 2021
Steven L. Grissom

*	Director	October 1, 2021
J. Kyle McCurry

*	Director	October 1, 2021
Zachary I. Horn

*	Director	October 1, 2021
Ray A. Sparks

S-2

Name	Title	Date

*	Director	October 1, 2021
Mary Westerhold

*	Director	October 1, 2021
James Zimmer

* By /s/ Joseph R. Dively

               Joseph R. Dively

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